Exhibit 10.1
Execution Version

SENIOR SECURED CREDIT FACILITIES
CREDIT AGREEMENT
dated as of July 16, 2024,
among
HEALTH CATALYST, INC.,
as the Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
SILVER POINT FINANCE, LLC
as Administrative Agent,
as Sole Lead Arranger and Bookrunner
SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE OF A TYPE THAT HEALTH CATALYST, INC. TREATS AS CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Page
1.1    Defined Terms    1
1.2    Other Definitional Provisions    48
1.3    Rounding    49
1.4    Currency    49
1.5    Limited Condition Acquisitions    50
1.6    Rates    50
1.7    Agreed Security Principles    51
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS    51
2.1    Commitments    51
2.2    Procedure for Borrowing    52
2.3    Repayment of Loans    54
2.4    [Reserved]    55
2.5    [Reserved]    55
2.6    [Reserved]    55
2.7    [Reserved]    55
2.8    [Reserved]    55
2.9    Fees; Prepayment Premium    55
2.10    Termination or Reduction of Commitments    56
2.11    Optional Loan Prepayments     57
2.12    Mandatory Prepayments    57
2.13    Conversion and Continuation Options    59
2.14    Limitations on SOFR Tranches    60
2.15    Interest Rates and Payment Dates    60
2.16    Computation of Interest and Fees    60
2.17    Inability to Determine Interest Rate    61
2.18    Pro Rata Treatment and Payments    63
2.19    Illegality; Requirements of Law    65
2.20    Taxes    67
2.21    [Reserved]    70
2.22    Change of Lending Office    71
2.23    Substitution of Lenders    71
2.24    Defaulting Lenders    72
2.25    [Reserved]    73

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(continued)
Page

2.26    Notes    73
2.27    Incremental Facility    73
2.28    Credit Agreement Refinancing Indebtedness    76
2.29    Discounted Prepayments    77
SECTION 3 [RESERVED]    79
SECTION 4 REPRESENTATIONS AND WARRANTIES    79
4.1    Financial Condition    79
4.2    No Change    80
4.3    Existence; Compliance with Law    80
4.4    Power, Authorization; Enforceable Obligations    80
4.5    No Legal Bar    80
4.6    Litigation    81
4.7    [Reserved]    81
4.8    Ownership of Property; Liens; Investments    81
4.9    Intellectual Property    81
4.10    Taxes    81
4.11    Federal Regulations    81
4.12    Labor Matters    82
4.13    ERISA    82
4.14    Investment Company Act    82
4.15    Subsidiaries    83
4.16    Use of Proceeds    83
4.17    Environmental Matters    83
4.18    Accuracy of Information, etc    84
4.19    Security Documents    85
4.20    Solvency; Voidable Transaction    85
4.21    [Reserved]    85
4.22    Compliance with Health Care Laws    86
4.23    [Reserved]    89
4.24    Insurance    89
4.25    [Reserved]    89
4.26    [Reserved]    89
4.27    [Reserved].    89

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(continued)
Page

4.28    Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws    89
SECTION 5 CONDITIONS PRECEDENT    90
5.1    Conditions to Initial Extension of Credit    90
5.2    Conditions to Each Extension of Credit    93
5.3    Post-Closing Conditions Subsequent    94
5.4    Conditions to Each Delayed Draw Loans    94
SECTION 6 AFFIRMATIVE COVENANTS    94
6.1    Financial Statements    95
6.2    Certificates; Reports; Other Information    96
6.3    Payment of Taxes    97
6.4    [Reserved]    97
6.5    Maintenance of Existence; Compliance    97
6.6    Maintenance of Property; Insurance    98
6.7    Inspection of Property; Books and Records; Discussions    99
6.8    Notices    99
6.9    Environmental Laws    101
6.10    Quarterly Lender Calls    101
6.11    [Reserved]    101
6.12    Additional Guarantors; Collateral, Etc    101
6.13    Use of Proceeds    103
6.14    [Reserved]    103
6.15    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions    104
6.16    Further Assurances    104
6.17    Cash Management    104
SECTION 7 NEGATIVE COVENANTS    104
7.1    Financial Condition Covenants    104
7.2    Indebtedness    106
7.3    Liens    108
7.4    Fundamental Changes    111
7.5    Disposition of Property    111
7.6    Restricted Payments    113
7.7    [Reserved]    115
7.8    Investments    115

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(continued)
Page

7.9    [Reserved]    119
7.10    [Reserved]    119
7.11    Transactions with Affiliates    119
7.12    Sale Leaseback Transactions    119
7.13    Swap Agreements    119
7.14    Accounting Changes    119
7.15    Negative Pledge Clauses    119
7.16    Clauses Restricting Subsidiary Distributions    120
7.17    Lines of Business    120
7.18    Amendments to Organizational Agreements and Junior Debt Documents    120
7.19    Use of Proceeds    120
7.20    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions    121
SECTION 8 EVENTS OF DEFAULT    121
8.1    Events of Default    121
8.2    Remedies Upon Event of Default    123
8.3    Application of Funds    124
SECTION 9 THE ADMINISTRATIVE AGENT    124
9.1    Appointment and Authority    124
9.2    Delegation of Duties    125
9.3    Exculpatory Provisions    125
9.4    Reliance by Administrative Agent    126
9.5    Notice of Default    127
9.6    Non-Reliance on Administrative Agent and Other Lenders    127
9.7    Indemnification    127
9.8    Agent in Its Individual Capacity    128
9.9    Successor Administrative Agent    128
9.10    Collateral and Guaranty Matters    129
9.11    Administrative Agent May File Proofs of Claim    131
9.12    No Other Duties, etc.    131
9.13    [Reserved]    131
9.14    Survival    131
9.15    Certain ERISA Matters    131
SECTION 10 MISCELLANEOUS    132

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Page

10.1    Amendments and Waivers    132
10.2    Notices    136
10.3    No Waiver; Cumulative Remedies    138
10.4    Survival of Representations and Warranties    138
10.5    Expenses; Indemnity; Damage Waiver    138
10.6    Successors and Assigns; Participations and Assignments    139
10.7    Adjustments; Set-off    144
10.8    Payments Set Aside    144
10.9    Interest Rate Limitation    145
10.10    Counterparts; Electronic Execution of Assignments    145
10.11    Severability    145
10.12    Integration    145
10.13    GOVERNING LAW    146
10.14    Submission to Jurisdiction; Waivers    146
10.15    Acknowledgements    147
10.16    Releases of Guarantees and Liens    147
10.17    Treatment of Certain Information; Confidentiality    147
10.18    Credit Bidding    148
10.19    Judgment Currency; Exchange Rates    149
10.20    Patriot Act    150
10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    150
10.22    Acknowledgment Regarding any Supported QFCs    151
10.23    Certification    151

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(continued)

SCHEDULES
Schedule 1.1A:        Commitments
Schedule 1.1B:        Closing Date Subsidiary Guarantors
=
Schedule 4.8:        Material Real Property
Schedule 4.9:        Intellectual Property
Schedule 4.15:        Subsidiaries
Schedule 5.3:        Post-Closing Conditions Subsequent
Schedule 7.2(d):        Existing Indebtedness
Schedule 7.2(m):        [Reserved]
Schedule 7.3(f):        Existing Liens
Schedule 7.8:        Investments
Schedule 7.11:        Transactions with Affiliates
Schedule 7.15(f):         Existing Negative Pledge Clauses
Schedule 7.16(vii):    Existing Clauses Restricting Subsidiary Distributions
EXHIBITS
Exhibit A:        Agreed Security Principles
Exhibit B:        Form of Compliance Certificate
Exhibit C:        [Reserved]
Exhibit D:        Form of Solvency Certificate
Exhibit E:        Form of Assignment and Assumption
Exhibits F-1 – F-4:    Forms of U.S. Tax Compliance Certificate
Exhibit G:        Form of Delayed Draw Certificate
Exhibit H-1:        [Reserved]
Exhibit H-2:        [Reserved]
Exhibit H-3:        Form of Note
Exhibit I:        Intercompany Loan Subordination Agreement
Exhibit J:        [Reserved]
Exhibit K:        Form of Notice of Borrowing
Exhibit L:        Form of Notice of Conversion/Continuation

Schedules and Exhibits have been omitted pursuant to Regulation S-K Item 601(a)(5)

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), dated as of July 16, 2024, is entered into by and among HEALTH CATALYST, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”) and SILVER POINT FINANCE, LLC (“Silver Point”), as the Administrative Agent.
RECITALS:
WHEREAS, capitalized terms used in these recitals will have the respective meanings set forth for such terms in Section 1.1;
WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, consisting of (i) a closing date term loan facility in the aggregate principal amount of $125,000,000 and (ii) a delayed draw term loan facility in an aggregate principal amount of $100,000,000 (and consisting of Delayed Draw A Commitments in the aggregate principal amount of $40,000,000 and Delayed Draw B Commitments in the aggregate principal amount of $60,000,000);
WHEREAS, the proceeds of the term loans borrowed on the Closing Date will be used on or about the Closing Date (or, with respect to the Existing Convertible Notes Redemption, on or prior to the scheduled maturity date for the applicable Existing Convertible Notes) (A) to consummate the Existing Convertible Notes Redemption (and to pay fees, costs and expenses in connection therewith), (B) to consummate the Closing Date Transactions, (C) to pay the Closing Date Transaction Costs, (D) for working capital and (E) for other general corporate purposes and other purposes not prohibited hereunder;
WHEREAS, each Guarantor has agreed to guarantee the Obligations of the Borrower; and
WHEREAS, each Loan Party has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) on its personal property and assets as and to the extent described in the Security Documents.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1
DEFINITIONS
1.1    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect for such day plus 0.50% per annum and (c) the Daily SOFR Rate on such day plus 1.00% per annum, provided that the ABR shall at no time be less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Daily SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds

Effective Rate, the ABR shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Daily SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Daily SOFR Rate, as applicable, respectively.
“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.
“Acceptable Discount Price”: as defined in Section 2.29(b).
“Accounting Change”: is defined in the definition of “GAAP.”
“Accounts”: all “accounts” (as defined in the UCC) of a Person, including accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Group Members.
“Acquired Entity or Business”: for any period, any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary during such period.
“Acquired Recurring Revenues”: with respect to any Acquired Entity or Business for any period, the amount for such period of Recurring Revenues of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.
“Administrative Agent”: Silver Point, in its capacity as the administrative agent for the Lenders and the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender”: is defined in Section 2.23.
“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and solely for the purposes of Section 7.11, with respect to a specified Person, Affiliate shall also include another Person that directly, or indirectly through one or more intermediaries owns 10% or more of the outstanding Capital Stock of such Person; provided that neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties solely as a result of the exercise of their rights and remedies under, and in accordance with, the Loan Documents.
“Agent Parties”: is defined in Section 10.2(c)(ii).
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) without duplication of clause (b), the aggregate then unpaid principal amount of such Lender’s Loans,

and (b) without duplication of clause (a), the aggregate amount of such Lender’s Commitments then in effect.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreed Security Principles”: the Agreed Security Principles as set forth on Exhibit A hereto.
“Agreement”: is defined in the preamble hereto.
“Agreement Currency”: is defined in Section 10.19(a).
“All-In Yield”: is defined in Section 2.27(b)(ix).
“Anti-Corruption Laws”: any and all laws, rules and regulations of any jurisdiction concerning or related to the prevention or prohibition of bribery or corruption, including but not limited to: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; and (b) the UK Bribery Act 2010, as amended.
“Anti-Money Laundering Laws”: any and all laws, rules and regulations of any jurisdiction concerning or related to the prevention or prohibition of money laundering or terrorism financing, including but not limited to the U.S. Bank Secrecy Act, as amended by the Patriot Act, and the rules and regulations promulgated thereunder.
“Applicable Additional Convertible Debt Purchase Agreement Date”: with respect to any Permitted Convertible Indebtedness, the date of the signing of the purchase agreement for such Permitted Convertible Indebtedness by the Borrower and the purchasers thereof.
“Applicable Discount Price”: is defined in Section 2.29(b).
“Applicable Make-Whole Amount”: with respect to any applicable repayment, prepayment or acceleration of the Term Loans, an amount equal to the present value at the date of such repayment, prepayment or acceleration of the amount of interest that would have been paid on the principal amount of the Term Loans being so repaid, prepaid or accelerated for the period from and including the date of such repayment, prepayment or acceleration to but excluding the date that is the one (1) year anniversary of the Closing Date (in each case, calculated on the basis of the interest rate with respect to the Term Loans that is in effect on the date of such repayment, prepayment or acceleration, computed using a discount rate equal to the Treasury Rate plus 50 basis points and on the basis of actual days elapsed over a year of three hundred sixty (360) days).
“Applicable Margin”: for the Initial Loans and the Delayed Draw Loans, (i) with respect to SOFR Loans, 6.50% per annum, and (ii) with respect to ABR Loans, 5.50% per annum.
With respect to Incremental Loans, Extended Loans, and any Credit Agreement Refinancing Indebtedness, the “Applicable Margin” shall be as set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment, as applicable.
“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARR Leverage Covenant”: the covenant set forth in Section 7.1(a).
“ARR Net Leverage Ratio”: as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date minus (ii) Unrestricted Cash on such date to (b) LQA Recurring Revenues of the Borrower and its consolidated Subsidiaries for the Test Period ending on or most recently ending prior to such date.
“ARR Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) LQA Recurring Revenues of the Borrower and its consolidated Subsidiaries for the Test Period ending on or most recently ending prior to such date.
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Available Amount”: as at any date of determination, a cumulative amount equal to, without duplication, (a) commencing after the end of the fiscal year ending December 31, 2025, the amount of Excess Cash Flow for each full fiscal year after the Closing Date not applied to make a prepayment pursuant to Section 2.12(d) (excluding the amount of any reduction in Excess Cash Flow pursuant to Section 2.12(d) resulting from a voluntary prepayment), plus (b) the aggregate amount of capital contributions to the capital of the Borrower made after the Closing Date and prior to such date of determination in cash or Cash Equivalents (other than with respect to Disqualified Stock or pursuant to a Specified Equity Contribution), plus (c) the net cash proceeds received by the Borrower after the Closing Date (and prior to such date of determination) from issuances or sales of its Capital Stock (that is not Disqualified Stock), other than with respect to Specified Equity Contributions, plus (d) cash returns, profits, cash distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Subsidiaries after the Closing Date and prior to such date of determination on Investments made using the Available Amount not in excess of such Investments made with the Available Amount, plus (e) any Declined Amounts after the Closing Date and prior to such date of determination, plus (f) amounts received by the Borrower or any of its Subsidiaries after the Closing Date and prior to such date of determination in cash from the sale of the Capital Stock of any joint venture or any dividends or other distributions by any joint venture, in each case with respect to this clause (f), to the extent such equity interests or dividend are from an Investment made with the Available Amount not in excess of such Investments made pursuant to Section 7.8(s), in each case with respect to the preceding clauses (a) through (f) to the extent not otherwise applied to a purpose permitted under this Agreement or relied upon under any other section or definition of this Agreement, minus (g) the aggregate amount of any Restricted Payments actually made pursuant to Section 7.6(l) after the Closing Date and prior to such date of determination, minus (h) the aggregate amount of any Investments actually made pursuant to Section 7.8(s) after the Closing Date and prior to such date of determination.
“Available Incremental Amount”: as of any date of determination, an amount equal to (a) $75,000,000 minus (b) the aggregate principal amount of Incremental Facilities previously incurred pursuant to Section 2.27.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark

(or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(c)(iv).
“Average Market Capitalization”: with respect to the Borrower, as of any date of determination, its market capitalization determined based on the arithmetic average of the closing price per share of the Borrower’s common stock listed or quoted for trading on The NASDAQ Global Select Market (or any other applicable national securities exchange (including any successor thereto)) measured over a thirty (30) consecutive trading days period (on which shares of common stock of the Borrower are traded) immediately preceding such date of determination.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-in Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”
“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(c)(i). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and any adjustment applicable thereto, as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;
provided that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, then, solely with respect to the Initial Loans and the Delayed Draw Loans, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c), even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the

Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(c)(i) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17(c)(i).
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: is defined in Section 10.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: is defined in the preamble hereto.
“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Business”: is defined in Section 4.17(b).
“Business Day”: any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that any obligations that are or would be characterized as operating lease obligations in accordance with GAAP on December 1, 2018 (without giving effect to Accounting Standards Codification 842), whether or not such operating lease obligations were in effect on such date, shall, unless the Borrower elects otherwise, continue to be accounted for as operating lease obligations (and not as Capital Lease Obligations) for purposes of the Loan Documents regardless of any change in GAAP following such date that would otherwise require such obligations to be re-characterized (on a prospective or retroactive basis or otherwise) as Capital Lease Obligations.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Captive Insurance Subsidiary”: any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Carevive Acquisition”: the acquisition by Borrower of Carevive Systems, LLC (successor by merger to Carevive Systems, Inc.), a Delaware limited liability company, pursuant to that certain Agreement and Plan of Merger dated as of May 23, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrower, Greylock Merger Sub II, LLC, a Delaware limited liability company, Carevive Systems, Inc., a Delaware corporation, and certain other parties party thereto.
“Carevive Earnout”: any Deferred Payment Obligations in connection with the Carevive Acquisition (it being understood that the aggregate amount of the Carevive Earnout, assuming all contingent events are satisfied, shall not exceed $10,000,000).
“Cash Equivalents”: (a) Dollars or money in foreign currencies received in the ordinary course of business that are readily convertible into Dollars; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (d) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (j) in the case of any Group Member organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Group Member is organized or has its principal place of business which are similar and of comparable credit quality to the items specified in clauses (b) through (i) above; or (k) until the Disposition or the respective maturities thereof, the Existing Investments; provided that with respect to any items above with a ratings requirement (a “Ratings Based Investment”), any such Ratings Based Investment which fails to meet the applicable ratings requirement above after the date of purchase or investment shall continue to be deemed “Cash Equivalents” so long as within ten (10) Business Days after such failure, the applicable Loan Party transfers or converts such Rating Based Investment into an item satisfying one or more of clauses (a) through (j) above (it being understood that if the applicable Loan Party fails to transfer or convert such Ratings Based Investment within such 10 Business Day period such Rating Based Investment will no longer constitute a Cash Equivalent).
“Cash Management Services”: cash management and other customary treasury financial services provided to one or more of the Group Members, which may include treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), merchant services, direct deposit of payroll, business credit card (including so-called “purchase cards”, “procurement cards” or “p-cards”), credit card processing services, debit cards, stored value cards, check cashing services, or other similar agreements.
“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Group Members.
“Certificated Securities”: is defined in Section 4.19(a).
“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding any employee benefit plan of such person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of 40% or more of the voting power for the appointment of directors of the Borrower (determined on a fully diluted basis) or (b) during any period of twelve (12) consecutive months commencing on the Closing Date, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (disregarding individuals who cease to serve due to death or disability) (i) who were members of that board on the first day of such period, (ii) whose appointment to that board was approved by individuals referred to in clause (i) above constituting at the time of such appointment at least a majority of that board or (iii) whose appointment to that board was approved by individuals referred to in clauses (i) or (ii) above or this clause (iii) constituting at the time of such appointment at least a majority of that board (in each case, such approval either by a specific vote or by approval of the Borrower’s proxy or information statement in which such member was named as a nominee for election as a director).
“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders. For the avoidance of doubt, the Closing Date occurred on July 16, 2024.

“Closing Date Facilities”: means the Initial Term Commitments (and the Initial Loans made thereunder), the Delayed Draw A Commitments (and the Delayed Draw A Loans made thereunder), and the Delayed Draw B Commitments (and the Delayed Draw B Loans made thereunder).
“Closing Date Transaction Costs”: the fees, costs and expenses paid or payable by the Borrower or the Subsidiaries in connection with the Closing Date Transactions.
“Closing Date Transactions”: the negotiation and execution of the Loan Documents, the Initial Credit Extension, the payment of the Closing Date Transaction Costs, and the other transactions consummated (or to be consummated) on or about the Closing Date.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset shall constitute “Collateral.”
“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reimbursement in accordance with Section 10.5 hereof or as set forth in the applicable Security Document for costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent in accordance with the Security Documents for the account of any Loan Party.
“Commitment”: as to any Lender, its Initial Commitment, its Delayed Draw A Commitment, its Delayed Draw B Commitment and/or its Incremental Commitment, as the context may require.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.
“Communications”: is defined in Section 10.2(c)(ii).
“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit B.
“Conforming Changes”: with respect to either the use or administration of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA”: with respect to the Borrower and its consolidated Subsidiaries for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period:
(a)    increased (without duplication) by the following for such period (in each case (other than with respect to clause (xix)), solely to the extent decreasing Consolidated Net Income for such period):
(i)    Consolidated Interest Expense; plus
(ii)    provisions for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees), payroll tax credits and income tax credits; plus
(iii)    all depreciation and amortization charges and expenses, including (A) amortization or expense recorded for capitalized software expenses and (B) amortization of upfront payments related to any contract signing and signing bonus and incentive payments, in each case under this clause (B), that were capitalized in a prior period and are being expensed via amortization; plus
(iv)    the amount of any minority or non-controlling interest attribution consisting of income attributable to minority or non-controlling equity interests and non-controlling interests of third parties in any direct or indirect Subsidiary of the Borrower that is not a wholly-owned subsidiary, net of any cash distributions made to such third parties in such period; plus
(v)    all extraordinary, non-recurring, infrequent, exceptional or unusual losses, expenses and charges (including Casualty Events, and extraordinary losses from the Disposition of assets outside of the ordinary course of business); provided that, for any period, the sum of (A) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to this clause (v) for such period and (B) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to clauses (xi), (xiii), (xvii) and (xix) below for such period, shall not exceed the Shared Cap for such period; plus
(vi)    the amount of management, board of directors, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses (including travel expenses) to the extent permitted under the Facilities Documentation; plus
(vii)    other non-cash charges, expenses, write-downs, losses, or other non-cash items reducing Consolidated Net Income, including any write-offs or write-downs, impairment charges, the revaluation of inventory or other inventory adjustments or the impact of purchase accounting or recapitalization accounting (including deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period, but for the application of purchase accounting rules); provided that the Borrower may determine to exclude any such non cash item to the extent that it represents an accrual or reserve (“Accrual”) for potential cash items in any future period (“Future Cash Payments”), provided further that, to the extent at the time such Future Cash Payment is made in any future period, the amount actually paid in cash for such Future Cash Payment is less than the Accrual related thereto, an amount equal to such difference shall be added back to Consolidated Adjusted EBITDA for the period in which such Future Cash Payment is made; plus
(viii)    losses, charges and expenses that are covered by indemnification or other reimbursement provisions to the extent actually reimbursed (or the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)); plus
(ix)    adjustments in the amounts and time periods specified in any quality of earnings report prepared by independent accountants of nationally or regionally recognized standing or otherwise reasonably acceptable to the Administrative Agent in connection with a Permitted Acquisition; plus
(x)    any payments, charges, costs expenses, accruals or reserves in connection with any rollover, acceleration, vesting or payout of equity interests held by current, former or future officers, directors, employees, managers, consultants and independent contractors, and all losses, charges and expenses related to (A) payments made to holders of options or other equity interests, whether derivative or otherwise, of the Borrower and its Subsidiaries, including pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement and (B) grants or sales of stock, stock appreciation, stock options, restricted stock, preferred stock, or other similar rights; plus
(xi)    any expenses, costs, accruals, reserves, payments, fees and expenses, or loss of any kind (“Charges”) (including rationalization, legal, tax, structuring, and other Charges) (other than depreciation or amortization expenses) related to any litigation (including threatened litigation), settlements, investigations (including internal investigations) and proceedings (or any threatened investigations or proceedings), including by any regulatory, governmental, law enforcement body, or attorney general; provided that, for any period, the sum of (A) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to this clause (xi) for such period and (B) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to clause (v) above and clauses (xiii), (xvii) and (xix) below for such period, shall not exceed the Shared Cap for such period; plus
(xii)    earn-out and contingent consideration obligations paid or accrued during the applicable period, including any mark to market adjustments; plus
(xiii)    all costs and expenses in connection with pre-opening and opening and closure and/or consolidation of facilities; provided that, for any period, the sum of (A) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to this clause (xiii) for such period and (B) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to clauses (v) and (xi) above and clauses (xvii) and (xix) below for such period, shall not exceed the Shared Cap for such period; plus

(xiv)    [reserved]; plus
(xv)    [reserved]; plus
(xvi)    with respect to any joint venture or any other non-wholly owned entity that is not a Subsidiary, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture or other non-wholly owned entity corresponding to the Borrower and its Subsidiaries’ proportionate share of such joint venture’s or other non-wholly owned entity’s Consolidated Net Income (determined as if such joint venture were a Subsidiary) solely to the extent Consolidated Net Income was reduced thereby; plus
(xvii)    any Charges in connection with the following: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under GAAP), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives; business optimization initiatives (including costs and expenses relating to reporting systems and technology initiatives); strategic initiatives; cost savings initiatives; retention, severance, and similar items; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; signing, retention and completion bonuses and expenses; future lease commitments; curtailments or modifications to pension and post-retirement employee benefits plans; new systems design and implementation; consulting fees and expenses relating to enhancing accounting functions; tax projects/audits; any decommissioning or reconfiguration of fixed assets for alternative uses; and transaction services agreements or similar arrangements, (C) the start-up, pre-opening, opening, transition, consolidation, relocation, reconfiguration, shut-down, discontinuation or closing of any business, division, operations or facilities and (D) start-up costs, including entry into new market/channels, new service offerings, new platforms or new contracts, in each case of clauses (A) through (D), including in connection with any acquisition or other Investment; provided that, for any period, the sum of (A) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to this clause (xvii) for such period and (B) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to clauses (v), (xi) and (xiii) above and clause (xix) below for such period, shall not exceed the Shared Cap for such period; plus
(xviii)    any (A) fees and expenses related to the Transactions and the negotiation, preparation, execution and delivery of the Loan Documents, (B) transaction fees, costs and expenses incurred in connection with any contemplated equity issuances, investments, acquisitions, asset sales, dispositions, recapitalizations, mergers, amalgamations, option buyouts and the incurrence, modification, redemption, extinguishment, cancellation or repayment of Indebtedness permitted to be incurred under this Agreement (including the Existing Convertible Notes), including any refinancing in respect thereof, and (C) fees, costs and expenses incurred in connection with any amendments, waivers or other modifications to the agreements and arrangements described in clause (B) or the agreements relating to any Indebtedness (including the Loan Documents), in each case, whether or not consummated; plus
(xix)    the amount of “run rate” cost savings, operating expense reductions, operating improvements (including the entry into, amendment of or renegotiation of any material contract or arrangement) and synergies that are projected by the Borrower in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or committed to be taken by the Borrower or any Subsidiary no later than 12 months after the end of such period, net of the amount of actual benefits realized during such period from such actions; provided (A) that such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower) and are reasonably anticipated to result from actions taken or to be taken within 12 months after the consummation of any change that is expected to result in such cost savings, operating expense reductions, operating improvements or synergies; and (B) for any period, the sum of (1) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to this clause (xix) for such period and (2) the aggregate amount added to Consolidated Adjusted EBITDA pursuant to clauses (v), (xi), (xiii) and (xvii) below for such period, shall not exceed the Shared Cap for such period;
(b)    increased (with respect to losses) or decreased (with respect to gains) by, without duplication, (i) any net realized gains and losses relating to (x) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Agreements (entered into in the ordinary course of business or consistent with past practice)) or (y) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies and (ii) any gain or loss relating to Swap Agreements;
(c)    decreased (without duplication and to the extent increasing such Consolidated Net Income for such period):
(i)    by non-cash gains or income, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA for any prior period;
(ii)    Consolidated Interest Income;
(iii)    capitalized software development costs and sales commissions that are capitalized under GAAP; and
(iv)    extraordinary or unusual gains.
“Consolidated Capital Expenditures”: for any period, with respect to the Borrower and its consolidated Subsidiaries, the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Borrower) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease or finance lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower; provided that “Consolidated Capital Expenditures” shall not include expenditures (a) in respect of normal replacements and maintenance which are properly charged to current operations, (b) made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (c) made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period.

“Consolidated First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness (including the Loans) secured by a Lien on the Collateral on an equal priority basis with the Liens securing the Loans or otherwise constitutes a first priority Lien as of such date of determination minus (ii) Unrestricted Cash on such date in an aggregate amount for purposes of this clause (ii) not to exceed $25,000,000 to (b) Consolidated Adjusted EBITDA of the Borrower and its consolidated Subsidiaries for the Test Period ending on or most recently ending prior to such date.
“Consolidated Funded Indebtedness”: at any time, all Indebtedness of the Borrower and its Subsidiaries consisting of (A) Indebtedness in respect of borrowed money, (B) Indebtedness evidenced by bonds, notes, debentures or similar instruments, and drawn and unreimbursed letters of credit, bankers’ acceptances or similar instruments (in each case, other than surety bonds, performance bonds or other similar instruments), (C) Capital Lease Obligations in excess of $1,000,000 in the aggregate (solely to the extent of such excess), (D) earnouts and other similar contingent deferred purchase price obligations (excluding purchase price adjustments) solely to the extent due and remaining unpaid, (E) obligations in respect of any Disqualified Stock and (F) guarantees by the Borrower or its Subsidiaries of the foregoing types of Indebtedness; provided that Consolidated Funded Indebtedness shall not include Indebtedness under Existing Convertible Notes to the extent the Loan Parties are in compliance on a pro forma basis with the Liquidity Covenant.
“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
“Consolidated Interest Income”: for any period, the consolidated interest income of the Borrower and its consolidated Subsidiaries for such period.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of the Borrower in which the Borrower or one of its Subsidiaries has an ownership interest), except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings (or loss to the extent that the Borrower or any wholly-owned Subsidiary thereof is not required to directly or indirectly fund such loss) of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions (or loans constituting Junior Indebtedness in lieu of a distribution) by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), any applicable Operating Document or Requirement of Law applicable to such Subsidiary.
“Consolidated Net Leverage Ratio”: as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date of determination minus (ii) Unrestricted Cash on such date in an aggregate amount for purposes of this clause (ii) not to exceed $25,000,000 to (b) Consolidated Adjusted EBITDA of the Borrower and its consolidated Subsidiaries for the Test Period ending on or most recently ending prior to such date.

“Consolidated Secured Net Leverage Ratio”: as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness (including the Loans) secured by a Lien on any assets of the Borrower and its Subsidiaries as of such date of determination minus (ii) Unrestricted Cash on such date in an aggregate amount for purposes of this clause (ii) not to exceed $25,000,000 to (b) Consolidated Adjusted EBITDA of the Borrower and its consolidated Subsidiaries for the Test Period ending on or most recently ending prior to such date.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement”: an agreement, in form and substance reasonably satisfactory to the Administrative Agent, which provides for the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts, as applicable.
“Conversion Date”: July 1, 2026.
“Covered Entity”: any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Agreement Refinancing Indebtedness”: secured or unsecured Indebtedness (regardless of whether constituting Junior Indebtedness) of the Borrower in the form of (i) Refinancing Commitments or Refinancing Loans, or (ii) other unsecured or junior lien term loans or notes, in the case of this clause (ii), governed by definitive documentation other than this Agreement; provided that: (a) such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, any Loans (“Refinanced Indebtedness”); (b) such Indebtedness is in an original aggregate principal amount not greater than the Refinanced Indebtedness; (c) such Indebtedness will not mature prior to the final maturity date of the Refinanced Indebtedness, or have a shorter weighted average life to maturity than the Refinanced Indebtedness; (d) any mandatory prepayments of any Credit Agreement Refinancing Indebtedness may not be made except to the extent that such prepayments are, (A) permitted hereunder and (B) first made or offered on a pro rata (or less than pro rata) basis with the existing Loans; provided that no mandatory prepayments of Refinancing Loans may be made on a greater than pro rata basis with the then existing Loans; (e) such Indebtedness is not incurred or guaranteed by any Person other than a Loan Party; and (f) if such Indebtedness is secured: (1) such Indebtedness is not secured by any asset or property of the Borrower or any Subsidiary that does not constitute Collateral; (2) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents (as determined in good faith by the Borrower); and (3) if such Indebtedness is secured on a junior basis to the Loans, a representative, acting on behalf of the holders of such Indebtedness, has agreed to lien subordination terms reasonably acceptable to the Administrative Agent. The covenants and events of default applicable to such Credit Agreement Refinancing Indebtedness (for the avoidance of doubt, not including interest rate, fees, funding discounts and other pricing terms) shall be either (i) substantially identical to, or (taken as a whole as reasonably determined by the Borrower in good faith) no more favorable to the lenders or holders providing such Indebtedness than (as reasonably determined by the Administrative Agent), those applicable to such Refinanced Indebtedness or (ii) otherwise on customary market terms (taken as a whole as determined by the Borrower in good faith), including with respect to high yield debt securities to the extent applicable; provided that the foregoing restrictions set forth in this sentence will not apply to (1) terms addressed in clauses (a) through (f) of the first sentence of this paragraph, (2) interest rate, fees, funding discounts and other pricing terms, (3) redemption, prepayment or other premiums, (4) optional prepayment terms, (5) covenants and other terms that are (i) applied to the Loans existing at the time of incurrence of such Credit Agreement Refinancing Indebtedness (so that existing Lenders also receive the benefit of such provisions) and/or (ii) applicable only to periods after the final maturity date of the Loans not constituting Refinanced Indebtedness at the time of incurrence of such Indebtedness and (6) terms that are approved by the Administrative Agent.
“Data Privacy Laws”: means any applicable laws relating to the Processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information, including but not limited to, to the extent applicable, the 21st Century Cures Act, Section 4004, as implemented by 45 C.F.R. parts 171 (“Information Blocking Rules”); and the Federal Trade Commission Act to the extent it regulates PHI (as defined below) and Artificial Intelligence (“AI”). Data Privacy Laws do not include HIPAA.
“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the website of the SOFR Administrator; provided that if Daily Simple SOFR would be less than the Floor, then solely with respect to the Initial Loans and the Delayed Draw Loans, Daily Simple SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Daily SOFR Rate”: for any day, a rate per annum equal to Term SOFR in effect on such day for a one-month Interest Period (without giving effect to the Floor referred to in the definition of “Term SOFR”).
“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, rescue process, administration, insolvency, reorganization, court scheme of arrangement or similar debtor relief laws or laws affecting the rights of creditors of the United States or other applicable jurisdictions from time to time in effect.
“Declined Amount”: is defined in Section 2.12(g).
“Default”: any event that constitutes an Event of Default or that, with the giving of any notice, the lapse of time, or both, would constitute an Event of Default.

“Default Rate”: is defined in Section 2.15(c).
“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding set forth in Section 5.2 (or, with respect to the Initial Credit Extension, Section 3.1 (and not Section 3.2)) (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding set forth in Section 5.2 (or, with respect to the Initial Credit Extension, Section 3.1 (and not Section 3.2)) (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Deferred Payment Obligations”: is defined in Section 7.2(k).
“Delayed Draw A Commitment”: with respect to each Lender at any time, an amount equal to the commitment, if any, of such Lender to make or otherwise fund any Delayed Draw Loan pursuant to Section 2.1(b)(i) in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Delayed Draw A Commitment” or on the applicable Assignment and Assumption. The initial aggregate amount of the Delayed Draw A Commitments is $40,000,000.

“Delayed Draw A Commitment Fee”: as defined in 2.9(b)(i).
“Delayed Draw A Commitment Termination Date”: the earliest to occur of (a) January 16, 2025 and (b) the date on which the Delayed Draw A Commitments are reduced to zero in accordance with the terms hereof.
“Delayed Draw A Exposure”: with respect to any Delayed Draw Lender, as of any date of determination, the outstanding principal amount of the Delayed Draw A Loans and undrawn Delayed Draw A Commitments of such Delayed Draw Lender.
“Delayed Draw A Funding Date”: with respect to each borrowing of Delayed Draw A Loans, the date of funding with respect to such Delayed Draw A Loans.
“Delayed Draw A Loan”: as defined in Section 2.1(b)(i).
“Delayed Draw B Commitment”: with respect to each Lender at any time, an amount equal to the commitment, if any, of such Lender to make or otherwise fund any Delayed Draw Loan pursuant to Section 2.1(b)(ii) in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Delayed Draw B Commitment” or on the applicable Assignment and Assumption. The initial aggregate amount of the Delayed Draw B Commitments is $60,000,000.
“Delayed Draw B Commitment Fee”: as defined in 2.9(b)(ii).
“Delayed Draw B Commitment Termination Date”: the earliest to occur of (a) January 16, 2026 and (b) the date on which the Delayed Draw B Commitments are reduced to zero in accordance with the terms hereof.
“Delayed Draw B Exposure”: with respect to any Delayed Draw Lender, as of any date of determination, the outstanding principal amount of the Delayed Draw B Loans and undrawn Delayed Draw B Commitments of such Delayed Draw Lender.
“Delayed Draw B Funding Date”: with respect to each borrowing of Delayed Draw B Loans, the date of funding with respect to such Delayed Draw B Loans.
“Delayed Draw B Loan”: as defined in Section 2.1(b)(ii).
“Delayed Draw Commitment”: a Delayed Draw A Commitment and/or a Delayed Draw B Commitment; the “Delayed Draw Commitments”: the collective reference to the Delayed Draw A Commitments and the Delayed Draw B Commitments.
“Delayed Draw Commitment Fees”: the collective reference to the Delayed Draw A Commitment Fee and the Delayed Draw B Commitment Fee.
“Delayed Draw Funded Acquisition” a Permitted Acquisition funded by the proceeds of Delayed Draw Loans.
“Delayed Draw Lender”: at any time, any Lender that has a Delayed Draw Commitment or a Delayed Draw Loan at such time.

“Delayed Draw Loan”: a Delayed Draw A Loan and/or a Delayed Draw B Loan; the “Delayed Draw Loans”: the collective reference to the Delayed Draw A Loans and the Delayed Draw B Loans.
“Delayed Draw Pro Rata Share” (i) with respect to all payments, computations, and other matters relating to the Delayed Draw A Commitments or Delayed Draw A Loans of any Delayed Draw Lender, the percentage obtained by dividing (a) the Delayed Draw A Exposure of that Lender by (b) the aggregate Delayed Draw A Exposure of all Lenders; and (ii) with respect to all payments, computations, and other matters relating to the Delayed Draw B Commitments or Delayed Draw B Loans of any Delayed Draw Lender, the percentage obtained by dividing (a) the Delayed Draw B Exposure of that Lender by (b) the aggregate Delayed Draw B Exposure of all Lenders.
“Delayed Draw Termination Date”: the occurrence of both the Delayed Draw A Commitment Termination Date and the Delayed Draw B Commitment Termination Date.
“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.
“Determination Date”: is defined in the definition of “Pro Forma Basis”.
“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations (by the payment in full in cash of the principal of and interest on and other liabilities relating to each Loan, all fees and all other expenses and amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made) and the termination of all Commitments.
“Discount Price Range” as defined in Section 2.29(b).
“Discounted Prepayment” as defined in Section 2.29(a).
“Discounted Prepayment Amount” as defined in Section 2.29(b).
“Discounted Prepayment Notice” as defined in Section 2.29(b).
“Discounted Prepayment Offeror” as defined in Section 2.29(a).
“Discounted Prepayment Response Date” as defined in Section 2.29(b).
“Disposed Recurring Revenues”: with respect to any Sold Entity or Business for any period, the amount for such period of Recurring Revenues of such Sold Entity or Business, all as determined on a consolidated basis for such Sold Entity or Business.
“Disposition”: with respect to any property (including, without limitation, Capital Stock of any Subsidiary), any sale, lease, licensing, sub-licensing, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of any Subsidiary (other than to the Borrower or another Subsidiary). The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or Disposition; provided that any purchase requirement triggered thereby may not become operative until the Discharge of Obligations), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is ninety-one (91) days after the Maturity Date as in effect when such Disqualified Stock was issued; provided that (i) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Capital Stock of a Person that by its terms authorizes such Person to satisfy its obligations in full thereunder solely by delivery of Capital Stock of the Borrower that is not Disqualified Stock shall not be deemed to be Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Division”: in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act, or any analogous action taken pursuant to any other applicable Requirements of Law.
“Dollar Equivalent”: on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of the United States, any state thereof, or the District of Columbia.
“EBITDA Based Leverage Covenant”: the covenant set forth in Section 7.1(b).
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: any Person (other than an Excluded Lender) that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).
“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“ERISA Affiliate”: each business or entity which is, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.
“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a material non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) a material violation of the applicable requirements of Section 404 or 405 of ERISA of the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (p) receipt from the IRS of notice of a material failure of any Pension Plan to qualify under Section 401(a) of the Code, or the material failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.
“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Cash Flow”: for any fiscal year (or other period) of the Borrower and its consolidated Subsidiaries, the excess, if any, of:
(a)    the sum of:
(i)    Consolidated Adjusted EBITDA for such fiscal year, plus
(ii)    any decrease in Working Capital, plus
(iii)    Consolidated Interest Income, minus

(b)    the sum of (without duplication and, in each case, to the extent such payment is made in cash and not financed with the proceeds of Indebtedness for borrowed money or the proceeds of an equity issuance):
(i)    (A) any taxes paid in cash on a consolidated basis during such period by the Group Members and (B) any taxes that would be required to be paid in cash by a Group Member within 180 days after the end of such period, without duplication in future years and solely to the extent that such taxes relate or are attributable to such period, plus
(ii)    the aggregate amount actually paid by the Group Members in cash during such fiscal year (or committed to be paid in cash during or after such fiscal year but prior to the applicable Excess Cash Flow Application Date) on account of (x) Consolidated Capital Expenditures (excluding the principal amount of Loans incurred in connection with such expenditures) and (y) Permitted Acquisitions and other Investments permitted hereunder, in each case without duplication in future years (excluding (A) intercompany Investments and (B) investments consisting of cash or Cash Equivalents), plus
(iii)    the aggregate amount of all regularly scheduled payments under Section 2.3 and all mandatory principal payments under Section 2.12(c) (with respect to Specified Asset Sales otherwise increasing Consolidated Net Income) made in cash during such period, plus
(iv)    any increase in Working Capital, plus
(v)    Consolidated Interest Expense actually paid in cash, plus
(vi)    cash payments constituting the purchase price, net working capital or purchase price adjustments, earn-outs, deferred purchase price payments and similar obligations paid by the Group Members in respect of any Permitted Acquisitions and other Investments permitted hereunder, plus
(vii)    other items paid in cash during such period, in each case, to the extent included as an “add-back” in the calculation of Consolidated Adjusted EBITDA, plus
(viii)    permitted Restricted Payments paid in cash (excluding Restricted Payments made (A) in connection with Permitted Convertible Notes Payments or other Restricted Payments made pursuant to Section 7.6(m) or (B) to another Group Member).
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.
“Exchange Rate”: on any day with respect to any currency (each, an “Agreed Currency”), the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such Agreed Currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Administrative Agent based on current market spot rates determined by the Administrative Agent in its reasonable discretion; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Account”: is defined in the Guarantee and Collateral Agreement.
“Excluded Assets”: is defined in the Guarantee and Collateral Agreement (or any similar term used in a Foreign Security Document).
“Excluded Lender”: (a) each of those entities (x) identified by name in writing by or on behalf of the Borrower on the “DQ List” delivered to the Administrative Agent on June 26, 2024 or (y) identified by name in writing by or on behalf of the Borrower from time to time as competitors of the Borrower and its Subsidiaries and (b) any reasonably identifiable (on the basis of its name or as identified from time to time in writing by or on behalf of the Borrower or any of its Subsidiaries) Affiliate of the entities described in the preceding clause (a), other than bona fide debt funds. Notwithstanding the foregoing, the addition of any Person to the list of Excluded Lenders shall become effective two (2) Business Days after identification to the Administrative Agent by the Borrower (and for the avoidance of doubt, shall not apply retroactively to any assignments or participations made prior to such effective date). The list of Excluded Lenders shall be made available by the Administrative Agent (and the Borrower hereby authorizes the Administrative Agent to make the list of Excluded Lenders available) to the Lenders promptly after written request therefor. For the avoidance of doubt, no Person that is a Lender, Participant, party to an Assignment and Assumption or a participation agreement to become a Lender or Participant, as applicable, prior to the effectiveness of any update to the list of Excluded Lenders shall be an Excluded Lender hereunder with respect to the Loans and Commitments held by such Person prior to the effectiveness of such update. The Administrative Agent shall have no obligation to monitor any non-compliance by any Lender hereunder with respect to provisions relating to Excluded Lenders.
“Excluded Subsidiary”: (i) any Foreign Subsidiary that is not a Material Foreign Subsidiary or that cannot become a Guarantor and/or provide Liens to secure the Obligations due to the application of the Agreed Security Principles, (ii) any Subsidiary to the extent that the provision of a guarantee from such entity would result in material adverse tax consequences to the Borrower or any of the Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent in good faith), (iii) each Subsidiary to the extent that such Subsidiary is prohibited by any applicable Requirement of Law from guaranteeing the Obligations but only for so long as such prohibition remains in effect, (iv) any Immaterial Subsidiary, (v) each Subsidiary if, and for so long as, the guarantee of the Obligations by such Subsidiary would require the consent, approval, license or authorization of a Governmental Authority or under any binding Contractual Obligation with any Person other than the Borrower or any Subsidiary existing on the Closing Date (or, if later, the date such Subsidiary is acquired or the date such Contractual Obligation is entered into (so long as such Contractual Obligation is not incurred for the sole purpose of making such Subsidiary an Excluded Subsidiary), except to the extent such consent, approval, license or authorization has actually been obtained), (vi) each Subsidiary that is a not-for-profit organization, (vii) each Captive Insurance Subsidiary, (viii) any Subsidiary to the extent that the costs of a guarantee from such Subsidiary would be excessive relative to the expected benefits to be obtained by the Secured Parties from such guarantee (as reasonably determined by the Borrower and the Administrative Agent in good faith), and (ix) any Subsidiary formed or acquired after the Closing Date that is a bona fide joint venture with a non-affiliated third party.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S.

federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or becomes a Lender hereunder or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f), and (d) any Taxes imposed under FATCA.
“Existing Capped Call Transactions”: the capped call transactions outstanding as of the Closing Date and entered into in connection with the Existing Convertible Notes.
“Existing Convertible Notes”: the 2.50% Convertible Senior Notes due 2025 issued under that certain Indenture between the Borrower and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) dated as of April 14, 2020 that are outstanding immediately prior to the Closing Date.
“Existing Convertible Notes Redemption”: the repayment, prepayment, redemption (upon satisfaction of a condition related to the stock price of the Borrower’s common stock), repurchase or payment of cash due upon conversion, in each case by the Borrower, of any or all outstanding obligations owing under or in connection with the Existing Convertible Notes.
“Existing Convertible Notes Redemption Amount”: as of any date of determination, the sum of (i) the aggregate principal amount of the Existing Convertible Notes outstanding as of such date plus (ii) the aggregate amount of the interest and fees thereon that will accrue from such date of determination through the scheduled maturity date for the Existing Convertible Notes (assuming the outstanding Existing Convertible Notes on the Closing Date are redeemed at the scheduled maturity date therefor).
“Existing Investments”: all investments of the Borrower as of the Closing Date that meet the requirements of the Borrower’s investment policy, as identified to the Administrative Agent by the Borrower prior to the Closing Date in the xlsx. file entitled “Investment Portfolio Breakdown 7.11.24” delivered to the Administrative Agent’s counsel on July 12, 2024.
“Extended Lender”: as defined in Section 10.1(i)(3).
“Extended Loans”: as defined in Section 10.1(i)(3).
“Extension”: as defined in Section 10.1(i).
“Extension Amendment”: as defined in Section 10.1(i).
“Extension Offer”: as defined in Section 10.1(i).
“Extraordinary Receipts”: any cash received by a Loan Party or any Subsidiary thereof not in the ordinary course of business that is in excess of $[***] individually and consists of (i) judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action (other than with respect to any payments in connection with accounts receivable owed to such Loan Party or Subsidiary pursuant to bankruptcy settlements, discounting or similar of such accounts receivable), and (ii) indemnity payments (except to the extent used to pay related liabilities owing to third parties unaffiliated with the Loan Parties), in each case, net of taxes paid or the Borrower’s good faith estimation of income, franchise, sales and other applicable taxes required to be paid as a result of such Extraordinary Receipt and other bona fide costs, fees and expenses actually incurred in connection with such Extraordinary Receipt.
“Facilities”: the collective reference to the Commitments and the Loans made hereunder; and “Facility” is an individual facility in respect of a Tranche as the context may require.
“FASB ASC”: the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention implementing such sections of the Code.
“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter”: that certain Fee Letter, dated as of June 25, 2024, by and between the Borrower and Silver Point.
“Financial Leverage Covenants”: the collective references to the ARR Leverage Covenant and the EBITDA Based Leverage Covenant (in each case, to the extent then in effect).
“Floor”: 1.00% per annum.
“Foreign Lender”: a Lender that is not a U.S. Person (including a Lender that is disregarded for U.S. federal income tax purposes whose regarded tax owner is not a U.S. Person).
“Foreign Security Documents”: the collective reference to all Security Documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document that are, in each case, governed by the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.
“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Group Members’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC, or the adoption of IFRS.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, Health Care Permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, department, office, bureau, division, official, rate setting agency, board, commission or entity, or any self-regulated organization other non-governmental regulatory authority or entity or quasi-governmental authority or entity, regulatory body, court, central bank or other entity, in each case, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting accounting or regulatory capital rules or standards (including the Financial Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision and any successor or similar authority to any of the foregoing).
“Government Program”: (i) Medicare (including Medicare Advantage), Medicaid (including managed Medicaid), the Children’s Health Insurance Program, the Veterans Health Administration (including CHAMPVA), TRICARE and any other Federal health care program, as defined in 42 U.S.C. § 1320a-7b(f); and (ii) any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code; and (iii) any other health care program administered by a Governmental Authority.
“Grantor”: is defined in the Guarantee and Collateral Agreement.
“Group Members”: the collective reference to the Borrower and its Subsidiaries.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of the Closing Date by and among the Loan Parties and the Administrative Agent, as amended, supplemented or otherwise modified.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantors”: a collective reference to each Subsidiary of the Borrower, that is not an Excluded Subsidiary, in each case, to the extent any such Person is a Guarantor on the Closing Date or has become a Guarantor pursuant to the requirements of Section 6.12 hereof and/or the Guarantee and Collateral Agreement. For the avoidance of doubt, no Excluded Subsidiary shall be required to be a Guarantor under this Agreement or any other Loan Document (but the Borrower may, in its sole discretion, choose to cause an Excluded Subsidiary to be a Guarantor at any time; provided that if such Excluded Subsidiary is a Foreign Subsidiary the Borrower shall obtain the prior written consent of the Administrative Agent (in its reasonable discretion)). The Subsidiaries of the Borrower that are Guarantors as of the Closing Date are set forth on Schedule 1.1B.
“Health Care Laws”: (a) any and all health care laws enforced by a Governmental Authority governing the provision of, or ordering or arranging for, health care items, or services, the billing, coding or payment therefor, or the administration thereof, including Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a 7; all pricing laws, health care related billing, coding, submission and processing of cost reports, reimbursement, documentation and submission of claims, state laws regarding the corporate practice of medicine and other licensed professions and fee-splitting; and any regulations promulgated pursuant to any laws listed or referenced in subsection (a) above; and (b) any and all amendments or modifications made thereto to the items referenced in subsection (a) above.
“Health Care Permits”: any and all licenses, permits, certifications, authorizations, franchises, concessions, variances, exemptions, enrollments, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, approvals or clearances which are legally required pursuant to any applicable Health Care Laws for the operation of the business of the Borrower and each of its Subsidiaries as currently conducted.

“HIPAA”: the following, together with any and all rules or regulations promulgated from time to time thereunder: the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).
“IFRS”: international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Immaterial Subsidiary”: at any date of determination, any Subsidiary of the Borrower that has been designated as such by the Borrower in writing and which as of such date (a) holds assets representing 2.5% or less of the Borrower’s consolidated total assets (determined in accordance with GAAP) or (b) has generated 2.5% or less of the Borrower’s consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(c) (or, prior to the first date that financial statements have been delivered pursuant to Section 6.1(c), the period of four consecutive fiscal quarters ending on March 31, 2024); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 5% or more of the Borrower’s consolidated total assets as of such date or have generated 5% or more of the Borrower’s consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP. No Person may be a Loan Party and simultaneously an Immaterial Subsidiary. For the avoidance of doubt, any Subsidiary that is not a Guarantor or is not required to become a guarantor due to it being an Excluded Subsidiary (other than solely pursuant to clause (iv) of the definition thereof), shall not, in each case, be deemed to be an “Immaterial Subsidiary” when calculating the aggregate consolidated total assets or aggregate consolidated total revenue of “Immaterial Subsidiaries” for purposes of the proviso to the first sentence of this definition.
“Incremental Amendment”: as defined in Section 2.27(b)(ii).
“Incremental Facility”: as defined in Section 2.27(a).
“Incremental Joinder”: an instrument, in form and substance reasonably satisfactory to the Administrative Agent, by which a Lender becomes a party to this Agreement pursuant to Section 2.27.
“Incremental Lender”: at any time, any Lender that has an Incremental Commitment or an Incremental Loan at such time.
“Incremental Loan”: an incremental term loan under any Incremental Facility.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Deferred Payment Obligations and other obligations of such Person for the deferred purchase price of property or services, in each case to the extent due and remaining unpaid (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, whether or not matured, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other

Person (including Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the value of the property owned by such Person securing such obligation if such obligations is not otherwise recourse to such Person, and (j) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee”: is defined in Section 10.5(b).
“Initial Commitment”: with respect to each Lender at any time, an amount equal to the commitment, if any, of such Lender to make or otherwise fund any Initial Loan pursuant to Section 2.1(a) in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Initial Commitment” or on the applicable Assignment and Assumption. The initial aggregate amount of the Initial Commitments is $125,000,000.
“Initial Credit Extension”: is defined in Section 5.1.
“Initial DACA Deadline”: is defined in Section 6.17.
“Initial Lender”: at any time, any Lender that has an Initial Commitment or an Initial Loan at such time.
“Initial Loan”: as defined in Section 2.1(a).
“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority, relating to (i) bankruptcy, suspension of payments, a moratorium of any indebtedness, receivership, administration, examinership, rescue process, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (ii) any general compromise, arrangement, assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, or (iii) the appointment of a liquidator, receiver, examiner, process adviser, administrative receiver, administrator, compulsory manager or other similar officer in relation to any of the foregoing, in each case undertaken under U.S. federal, state or foreign law, including any Debtor Relief Law.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance reasonably satisfactory to the Administrative Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Intercompany Loan Subordination Agreement”: an intercompany subordination agreement substantially in the form of Exhibit I.
“Intercreditor Agreement”: a “junior lien” intercreditor agreement reasonably satisfactory to the Administrative Agent and acknowledged by the Borrower.
“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each fiscal quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any SOFR Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, (c) as to any SOFR Loan having an Interest Period longer than three (3) months, (x) each day that is three (3) months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and (y) the last Business Day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending one (1), three (3), or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the Interest Period then-applicable to such SOFR Loan and ending one (1), three (3), or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    no tenor that has been removed from this definition pursuant to Section 2.17(c)(iv) shall be available for specification in such Notice of Borrowing.
“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement,

each of which is (a) for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations, and (b) not for speculative purposes.
“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Investments”: is defined in Section 7.8.
“IRS”: the United States Internal Revenue Service, or any successor thereto.
“Judgment Currency”: is defined in Section 10.19(a).
“Junior Debt Document”: any agreement, document or instrument executed or delivered by the Borrower or any Subsidiary and evidencing Junior Indebtedness.
“Junior Indebtedness”: (i) Subordinated Indebtedness (ii) Indebtedness of a Loan Party subordinated in right of lien priority to the Liens securing the Obligations and (iii) unsecured Indebtedness of any Group Member for borrowed money in an aggregate principal amount, for purposes of this clause (iii) in excess of the greater of (A) $5,000,000 and (B) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period as of the date of determination.
“laws”: with respect to any Person, (i) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, regulations, ordinances, judgments, writs, orders, decrees, injunctions, permits, concessions, grants, franchises, of any Governmental Authority, in each case that are binding upon such Person or any of its property or to which such Person or any of its property is subject.
“LCA Election”: is defined in Section 1.5.
“LCA Test Date”: is defined in Section 1.5.
“Lead Arranger”: Silver Point.
“Legal Reservations”:
(1) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, judicial management, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;
(2) the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(3) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent in connection with any provision of any Loan Document;
(4) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(5) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be re-characterized as a charge;
(6) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(7) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;
(8) provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence; and
(9) similar principles, rights and defenses under the laws of any relevant jurisdiction.
“Lenders”: is defined in the preamble hereto.
“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease or finance lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” any Permitted Acquisition or Investment by the Borrower and/or one or more Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“Liquidity”: at any time, an amount equal to the sum of Unrestricted Cash held by the Loan Parties at such time in one or more Deposit Accounts or Securities Accounts which are subject to a Control Agreement in favor of the Administrative Agent (it being understood that for the period commencing on the Closing Date and ending on the date of the Initial DACA Deadline, all Unrestricted Cash of the Loan Parties shall be deemed to be included in “Liquidity” despite the lack of a Control Agreement over the applicable account in which the Unrestricted Cash is held).
“Liquidity Covenant”: the covenant set forth in Section 7.1(c).
“Loan”: any loan made or maintained by any Lender pursuant to this Agreement. “Loans” includes the Initial Loans, the Delayed Draw A Loans, the Delayed Draw B Loans, any Incremental Loan, any Refinancing Loan and any Extended Loan.

“Loan Documents”: this Agreement, each Security Document, each Note, the Fee Letter, each Incremental Joinder, each Incremental Amendment, any Extension Amendment, any Refinancing Amendment, and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: collectively, the Borrower and the Guarantors.
“LQA Recurring Revenues”: as of any date of determination, the product of (a) Recurring Revenues for the Test Period ending on or most recently ended prior to such date, multiplied by (b) four (4).
“Mandatory Prepayment Date”: is defined in Section 2.12(g).
“Material Adverse Effect”: (a) a material adverse change in the business, results of operations, or financial condition of the Group Members, taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole; or (c) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations (including their payment obligations) under the Loan Documents (taken as a whole).
    “Material Foreign Subsidiary”: at any date of determination, any Foreign Subsidiary of the Borrower (other than any Subsidiary organized under the laws of the People’s Republic of China or India) which as of such date (a) holds assets representing 5% or more of the Borrower’s consolidated total assets (determined in accordance with GAAP) or (b) has generated 5% or more of the Borrower’s consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(c) (or, prior to the first date that financial statements have been delivered pursuant to Section 6.1(c), the period of four consecutive fiscal quarters ending on March 31, 2024). As of the Closing Date, no Foreign Subsidiaries of the Borrower constitute Material Foreign Subsidiaries.
“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.
“Material Real Property”: any real property owned by a Loan Party in fee with an individual fair market value (together with improvements thereof) of at least $5,000,000 other than (i) any property that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”), or (ii) any property that is otherwise an Excluded Asset.
“Maturity Date”: July 16, 2029, as extended in accordance with any Extension Amendment, solely with respect to any Extended Loans governed thereby.
“Minimum Liquidity Threshold”: as of any date of determination, an amount equal to the sum of (a) $75,000,000 plus (b) the Existing Convertible Notes Redemption Amount as of such date.
“Minority Lender”: is defined in Section 10.1(b).
“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the Material Real Properties as to which, pursuant to Section 6.12(b), the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.
“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or, to make, contributions or has any liability.
“Net Cash Proceeds”:
(a)     in connection with any Specified Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Specified Asset Sale or Recovery Event (other (x) than any Lien pursuant to a Security Document and (y) any Liens securing Indebtedness that ranks junior to or pari passu with the Liens securing the Obligations), reserves and other bona fide costs, fees and expenses actually incurred in connection therewith and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by any Group Member in connection with such Specified Asset Sale or Recovery Event, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available net operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, provided that (i) subject to clause (ii) below, no net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds for purposes of this Agreement in any fiscal year of Borrower until the aggregate amount of all such net cash proceeds for such fiscal year shall exceed the greater of (x) $2,000,000 and (y) 5% of Consolidated Adjusted EBITDA as of the most recently ended Test Period (and only the amount in excess of such threshold shall constitute Net Cash Proceeds) and (ii) in no event shall the aggregate amount of net cash proceeds excluded from Net Cash Proceeds pursuant to the immediately preceding clause (i) during the term of this Agreement exceed the greater of (x) $4,000,000 and (y) 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period; and
(b)     in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide costs, fees and expenses actually incurred in connection therewith.
“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party”: any Group Member that is not a Loan Party.
“Non-Loan Party Dedicated Investments Basket”: as defined in Section 7.8(f)(iii).
“Non-Loan Party Investments Cap”: as of any date of determination, an amount equal to $10,000,000 minus the aggregate outstanding amount of Investments made pursuant to Section 7.8 as of such date in Non-Loan Parties.
“Non-Loan Party Permitted Acquisitions Cap”: as defined in Section 7.8(n)(xii).
“Note”: a promissory note in substantially the form of Exhibit H-3, as it may be amended, supplemented or otherwise modified from time to time.
“Notice of Borrowing”: a notice substantially in the form of Exhibit K.
“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit L.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, receivership, examinership, rescue process, administration or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities (including any fees, premiums (including the Prepayment Premium) or expenses that accrue after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) of the Loan Parties to the Administrative Agent or any other Lender, or of any Group Member, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, and expenses that are required to be paid by any Loan Party pursuant to any Loan Document or otherwise. For the avoidance of doubt, the Obligations shall not include any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender.
“OFAC”: the Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor thereto.
“Operating Documents”: for any Person as of any date, (A) such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), and, (B) (i) if such Person is a corporation or company, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (ii) if such Person is a limited liability company, its limited liability company agreement and each related plan of division and certificate of division (or similar agreements) and (iii) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).
“Participant”: is defined in Section 10.6(d).
“Participant Register”: is defined in Section 10.6(d).
“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan”: an employee pension plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof makes contributions or has any outstanding liability, and (ii) that is subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.
“Permits”: all registrations, listings, approvals, clearances, licenses, certificates, marks, labeling, authorizations, exemptions, accreditations, provider or supplier numbers, or permits, Health Care Permits, and supplements or amendments thereto issued or required by a Governmental Authority, or any foreign equivalents of the foregoing.
“Permitted Acquisition”: is defined in Section 7.8(n).
“Permitted Bond Hedge Transaction”: any customary call or capped call option (or substantively equivalent derivative transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower (i) shares of the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower), (ii) the cash value thereof or (iii) a combination thereof, in each case, from time to time upon the exercise of such option, which call or capped call option shall be entered into by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale or issuance of such Permitted Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness”: senior, unsecured Indebtedness of the Borrower that is either (i) convertible into shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares),cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (and cash in lieu of fractional shares), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that any such Indebtedness shall be subject to the following conditions: (a) such Permitted Convertible Indebtedness shall not be guaranteed or secured, (b) the Permitted Convertible Indebtedness shall not have scheduled maturity date earlier than 91 days after the Maturity Date (it being understood, that neither (x) any offer to purchase such Indebtedness as a result of a “change of control”, “fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Indebtedness, solely to the extent that prior to such purchase the Loans are paid in full in cash (unless otherwise permitted by Section 7.6(g), 7.6(l) and/or 7.6(o)), (y) any early conversion of such Indebtedness in accordance with the terms thereof into Capital Stock of the Borrower nor (z) the inclusion of any optional redemption by the Borrower of such Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, in each case, to the extent permitted by this Agreement, shall violate the restriction of this clause (b)) and (c) such Permitted Convertible Indebtedness shall not contain amortization payments.
“Permitted Convertible Indebtedness Debt Cap”: with respect to any issuance of Permitted Convertible Indebtedness pursuant to Section 7.2(n), determined as of any Applicable Additional Convertible Debt Purchase Agreement Date, (i) zero (0), if the Average Market Capitalization of the Borrower as of such Applicable Additional Convertible Debt Purchase Agreement Date does not exceed $650,000,000, (ii) $50,000,000, if the Applicable Average Market Capitalization of the Borrower as of such Applicable Additional Convertible Debt Purchase Agreement Date is equal to or greater than $650,000,000 but less than $1,000,000,000, and (iii) $100,000,000, if the Average Market Capitalization of the Borrower as of such Applicable Additional Convertible Debt Purchase Agreement Date is equal to or greater than $1,000,000,000.
“Permitted Convertible Note Payments”: a repayment, prepayment, redemption (upon satisfaction of a condition related to the stock price of the Borrower’s common stock) or repurchase of all or any portion of the principal amount of the Existing Convertible Notes, any cash payment due in respect of any conversion by the holders thereunder and/or any required payment of interest with respect thereto, in each case, so long as no Default or Event of Default exists at the time of such payment or would result therefrom.
“Permitted Ratio Debt”: Indebtedness of the Borrower incurred on an unsecured basis so long as (a) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing, (b) immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Consolidated Net Leverage Ratio shall not exceed 5.00 to 1.00 (in each case excluding cash proceeds of such Permitted Ratio Debt and assuming such Permitted Ratio Debt is fully drawn) calculated on a Pro Forma Basis as of the end of the most recent Test Period, and (c) such Permitted Ratio Debt shall not be guaranteed by a Person that is not a Loan Party; provided that (i) the Permitted Ratio Debt will not mature earlier than 180 days following the Maturity Date for, or have a shorter weighted average life to maturity than, the Initial Loans, and (ii) the covenants and events of default of such Permitted Ratio Debt (excluding, for the avoidance of doubt, pricing and optional prepayment or redemption terms) will be substantially identical to, or (as reasonably determined by the Borrower and the Administrative Agent in good faith) taken as a whole no more favorable to the lenders providing such Permitted Ratio Debt than, those applicable to the Initial Loans (except for covenants and events of default that are (x) approved by the Administrative Agent, (y) applied to the Facilities existing at the time of incurrence of such Permitted Ratio Debt (so that existing Lenders also receive the benefit of such provisions) and/or (z) applicable only to periods after the Maturity Date of the Facilities existing at the time of incurrence of such Permitted Ratio Debt).
“Permitted Refinancing”: with respect to any Person, any refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, replacement, refunding, renewal or extension, (b) such refinancing, refunding, renewal or extension has a final stated maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced, refunded, renewed or extended, (c) such refinanced, refunded, renewed or extended Indebtedness shall only be guaranteed by the Borrower and/or the Subsidiaries of the Borrower that are otherwise guarantors of the Indebtedness being refinanced, refunded, renewed or extended or that are otherwise guarantors of the Indebtedness under the Loan Documents, in each case, at the time of such refinancing, refund, renewal or extension of Indebtedness occurs, (d) (i) such refinanced, refunded, renewed or extended Indebtedness shall not be secured by any property or assets other than the property or assets that were or were required to be collateral (and then only with the same or lesser priority) for the Indebtedness being refinanced, refunded, renewed or extended at the time of such refinancing, refunding, renewal or extension unless in connection with an acquisition to the extent any additional property or assets constituting Collateral for the refinanced, refunded, renewed or extended Indebtedness also secure the Obligations in accordance with the terms herein and (ii) to the extent such Indebtedness being so refinanced, refunded, renewed or extended is unsecured, such refinancing, refunding, renewal or extension shall also be unsecured, and (e) (i) to the extent such Indebtedness being so refinanced, refunded, renewed or extended is contractually subordinated in right of payment or lien priority to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment or lien priority to the Obligations on terms (x) at least as favorable, taken as a whole (as determined by the Borrower), to the Lenders as those contained in the documentation governing the Indebtedness (including any Intercreditor Agreement with respect thereto) being so refinanced, refunded, renewed or extended or (y) otherwise approved by the Administrative Agent; and (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums, interest rate and optional prepayment and redemption) of any such refinanced, refunded, renewed or extended Indebtedness are substantially identical to, or (taken as a whole) no more favorable to the lenders or investors providing such refinanced, refunded, renewed or extended Indebtedness, as applicable, than those applicable to the Indebtedness being refinanced for periods ending on or prior to the Maturity Date.
“Permitted Reinvestment Assets”: replacement assets, fixed assets (including equipment, machinery, buildings, facilities and vehicles) useful in the business of the Borrower and its Subsidiaries, acquisitions and other Investments (but not intercompany Investments or Investments in cash and Cash Equivalents) and capital expenditures, but excluding working capital assets (including cash, Cash Equivalents, accounts receivable and Inventory).
“Permitted Warrant Transaction”: any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction.
“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personal Information”: has the same meaning as the term “personal data,” “personal information,” “PHI” (as defined below) or the equivalent under applicable Data Privacy Laws.
“PHI” has the meaning set forth in 45 C.F.R. § 160.103.
“Platform”: is any of Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Pledged Stock”: is defined in the Guarantee and Collateral Agreement.
“Prepayment Premium”: is defined in Section 2.9(d).
“Pre-Funding Letter”: that certain Project Snowcap: Pre-Funding Letter, dated as of July 15, 2024, by and among the Borrower, the Administrative Agent and the Lenders party thereto.

“Prime Rate”: the “U.S. Prime Lending Rate” as published in The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis”: with respect to any calculation or determination of Consolidated Adjusted EBITDA, the ARR Net Leverage Ratio, the ARR Total Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, the Consolidated Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”), pro forma effect will be given to:
(a)    (i) the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the Test Period by a Person that became a Subsidiary after the beginning of the applicable period; and (ii) the discontinuation of any discontinued operations; in each case of clauses (i) and (ii), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period; and
(b)    with respect to any incurrence, assumption, guarantee, redemption or permanent repayment of Indebtedness that has occurred since the beginning of the applicable period and before the Determination Date, as if such incurrence, assumption, guarantee, redemption or repayment of Indebtedness had occurred on the first day of such period.

“Processed” or “Processing”: with respect to Personal Information, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaptation, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal or combination of such Personal Information.
“Projections”: is defined in Section 6.2(c).
“Properties”: is defined in Section 4.17(a).
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualifying Loans” as defined in Section 2.29(c).
“Ratio Investments Basket”: as defined in Section 7.8(r).
“Recipient”: the (a) Administrative Agent, or (b) any Lender, as applicable.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
“Recurring Revenue”: with respect to any measurement period, all recurring revenues attributable to the “technology” business of the Borrower or any of its Subsidiaries (primarily consisting of the data platform, applications including developed and acquired applications, hosting and technology support services, and data licenses) in the ordinary course of business, which recurring revenues are earned during such period net of any discounts and calculated on a basis consistent with the excel file entitled Project Snowcap Revenue by Client delivered to the Administrative Agent on June 20, 2024; provided that Recurring Revenue shall exclude recurring services revenue earned from TEMS contracts or other similar sources of primarily services revenue. There shall be included in determining Recurring Revenues for any period, without duplication, the Acquired Recurring Revenues of any Acquired Entity or Business (but not the Acquired Recurring Revenues of any related Person, property, business or asset to the extent not acquired during such period) based on the actual Acquired Recurring Revenues of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or investment). For purposes of determining the ARR Net Leverage Ratio or the ARR Total Leverage Ratio, there shall be excluded in determining Recurring Revenues for any period the Disposed Recurring Revenues of any Sold Entity or Business, based on the actual Disposed Recurring Revenues of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
“Refinanced Indebtedness”: is defined in the definition of “Credit Agreement Refinancing Indebtedness”.
“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and/or prospective lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.28.

“Refinancing Commitments”: one or more tranches of Commitments that result from a Refinancing Amendment.
“Refinancing Loans”: one or more tranches of Loans that result from a Refinancing Amendment.
“Register”: is defined in Section 10.6(c).
“Regulation T”: Regulation T of the Board as in effect from time to time.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Regulation X”: Regulation X of the Board as in effect from time to time.
“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(c) as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event”: any Specified Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
“Reinvestment Notice”: a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Group Member intends and expects to use all or a specified portion of the Net Cash Proceeds of a Specified Asset Sale or Recovery Event to acquire or repair Permitted Reinvestment Assets.
“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair Permitted Reinvestment Assets.
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after the date the relevant Group Member received the Net Cash Proceeds from such Reinvestment Event; provided that such date shall be extended to 18 months if a Group Member has entered into a binding commitment to reinvest the Net Cash Proceeds subject to such Reinvestment Event within such initial 12-month period, and (b) the date that is three (3) Business Days after the Borrower (or its Subsidiaries) shall have determined not to acquire or repair Permitted Reinvestment Assets with all or any portion of the relevant Reinvestment Deferred Amount.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.
“Replacement Lender”: is defined in Section 2.23.
“Required Lenders”: at any time, Lenders holding more than 50% of the sum of the outstanding Loans and unfunded outstanding Delayed Draw Commitments at such time; provided that Defaulting

Lenders shall be disregarded for all purposes of determining Required Lenders under the Loan Documents.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation (including any rule, official directive, request or guideline) of any Governmental Authority or determination of an arbitrator or a court or other Governmental Authority (including the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case legally binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: with respect to any Person, the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller, chief accounting officer, general counsel, or other senior or executive officer of such Person.
“Restricted Payments”: is defined in Section 7.6 and do not include, for the avoidance of doubt, amounts paid in-kind with respect to preferred Capital Stock that is not Disqualified Stock (including amounts that when capitalized, become additional Capital Stock).
“S&P”: Standard & Poor’s Ratings Services.
“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Group Member sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.
“Sanctioned Jurisdiction”: any country or territory that is the target of comprehensive Sanctions broadly prohibiting dealings in, with or involving such country or territory (as of the date hereof, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea region of Ukraine).
“Sanctioned Person”: any Person that is: (a) identified on any Sanctions List; (b) organized, domiciled or ordinarily resident in a Sanctioned Jurisdiction; (c) the government or any governmental authority or instrumentality of a Sanctioned Jurisdiction; or (d) 50% or more owned, individually or in the aggregate, directly or indirectly, or controlled by any such Person or Persons described in the foregoing clauses (a) through (c).
“Sanctions”: any and all economic or financial sanctions or trade embargoes imposed, administered or enforced by any Sanctions Authority.
“Sanctions Authority”: (a) the U.S. government, including OFAC and the Department of State; (b) the United Kingdom, including His Majesty’s Treasury; (c) the United Nations Security Council; and (d) the European Union and its members states.
“Sanctions List”: any Sanctions-related list of designated or blocked Persons maintained by any Sanctions Authority, including but not limited to: (a) the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, each maintained by OFAC; (b) the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury of the United Kingdom; (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union; and (d) the United Nations Security Council Consolidated List.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties”: the collective reference to any holder of the Obligations, including the Administrative Agent and the Lenders.
“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.
“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.
“Security Documents”: the collective reference to, the Guarantee and Collateral Agreement, each Joinder Agreement (as defined in the Guarantee and Collateral Agreement), the Mortgages, each Intellectual Property Security Agreement, each Foreign Security Document, other security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or 6.12, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document.
“Silver Point”: is defined in the preamble hereto.
“Shared Cap”: with respect to any period, an amount equal to 25% of Consolidated Adjusted EBITDA for such period (calculated before giving effect to any such add-backs or adjustments set forth in clauses (v), (xi), (xiii), (xvii) and (xix) of clause (a) of the definition of Consolidated Adjusted EBITDA).
“SOFR”: a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).
“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan”: a Loan that bears interest at a rate based on Term SOFR.
“SOFR Tranche”: the collective reference to SOFR Loans under a particular Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Sold Entity or Business”: for any period, any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period.
“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(o), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, direct, subordinated, contingent or otherwise, on a consolidated basis; (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, direct, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured; (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this definition, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Acquisition”: the “Project Lighthouse” acquisition identified to the Administrative Agent by the Borrower prior to the Closing Date.
“Specified Acquisition Earnout”: any Deferred Payment Obligations in connection with the Specified Acquisition (it being understood that the aggregate amount of the Specified Acquisition Earnout, assuming all contingent events are satisfied, shall not exceed $[***]).
“Specified Asset Sale”: any Disposition of property or series of related Dispositions of property made pursuant to clause (r) of Section 7.5.
“Specified Representations” means the representations and warranties made by the Loan Parties in Section 4.3(a) (as to organizational existence), Section 4.4(a), Section 4.4(b), Section 4.4(d), Section 4.4(e), Section 4.5 (with respect to Operating Documents relating to due authorization of, execution of, delivery of and performance of the Loan Documents), Section 4.11, Section 4.14, Section 4.19(a) (subject to Liens permitted by Section 7.3), Section 4.20 (with respect to the Closing Date, immediately after giving effect to the Closing Date Transactions occurring on the Closing Date), and Section 4.28.
“Subordinated Indebtedness”: Indebtedness of a Loan Party subordinated to the Obligations (or secured by Liens subordinated to the Liens securing the Obligations) pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent.
“Subsidiary”: as to any Person, a corporation, company, partnership, limited liability company or other entity of which shares, shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Loan Party and its Subsidiaries shall be deemed to be a “Swap Agreement.”
“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date any such Swap Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.
“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan”: any loan made or maintained by any Lender pursuant to this Agreement in the form of an Initial Loan or Delayed Draw Loan.
“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitments and funded Loans then constitutes of the aggregate Commitments and funded Loans of all Lenders.
“Term SOFR”: rate per annum equal to the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period; provided that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term

SOFR would be less than the Floor, then solely with respect to the Initial Loans and the Delayed Draw Loans, Term SOFR will be deemed to be the Floor for purposes of this Agreement and the other Loan Documents.
“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CME) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).
“Test Period”: (a) with respect to Consolidated Adjusted EBITDA based metrics, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or 6.1(c) for the last quarter in such period; provided that prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.1(a) or (c), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2024 and (b) with respect to any Recurring Revenues based metrics, at any date of determination, the most recently completed fiscal quarter of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1(a) or (c); provided that prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.1(a) or (c), the Test Period in effect shall be the fiscal quarter of the Borrower ended March 31, 2024.
“Total Credit Exposure”: as to any Lender at any time, the unused Commitments and outstanding Loans of such Lender at such time.
“Trade Date”: is defined in Section 10.6(b)(i)(B).
“Tranche”: the respective facilities and commitments utilized in making Loans hereunder. Additional Tranches may be added after the Closing Date pursuant to the terms hereof, e.g., new Incremental Loans, Refinancing Loans and Extended Loans. As of the Closing Date, there are three Tranches (one consisting of Initial Term Loans, one consisting of Delayed Draw A Commitments and one consisting of Delayed Draw B Commitments).
“Treasury Rate”: (subject to a 0% floor) the weekly average yield to maturity on actually traded United States Treasury securities as of the date of the relevant notice of repayment, prepayment or acceleration of Loans adjusted to a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or is obtainable from the Federal Reserve System’s Data Download Program as of the date of such H.15) that has become publicly available at least two (2) Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).
“Type”: as to any Loan, its nature as an ABR Loan or a SOFR Loan.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation

Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.
“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.
“United States” and “U.S.”: the United States of America.
“Unrestricted Cash”: the sum of the aggregate amount of cash and Cash Equivalents held in accounts of the Borrower and its Subsidiaries reflected in the combined consolidated balance sheet of the Borrower and its Subsidiaries to the extent that it would not appear as “restricted” on the combined consolidated balance sheet of the Borrower and its Subsidiaries (unless such appearance is related to the Loan Documents (or the Liens created thereunder)).
“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate”: is defined in Section 2.20(f)(ii)(B)(3).
“Withholding Agent”: as applicable, any applicable Loan Party and the Administrative Agent.
“Working Capital”: with respect to the Group Members, consolidated current assets (which shall exclude any cash or Cash Equivalents) minus consolidated current liabilities (which shall exclude the current portion of any Indebtedness, in each case, to the extent included in “consolidated current liabilities”), in each case, determined in accordance with GAAP.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings given herein when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined herein, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to a given time of day shall, unless otherwise specified, be deemed to refer to New York City time, and (vi) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated, extended, or otherwise modified from time to time. Notwithstanding the foregoing clause (i), for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Group Member shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(e)    Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity) on the first date of its existence. In connection with any Division, if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset shall be deemed to have been transferred from the original Person to the subsequent Person.
    (f)    The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents; provided that this Section 1.2(f) shall not be deemed by itself to add exceptions to any negative covenant set forth in Section 7.
    (g)    Notwithstanding anything to the contrary herein or in any other Loan Documents, if any Default or Event of Default has occurred hereunder as a result of failure by a Loan Party or any Subsidiary to meet a deadline specified in a Loan Document, and the Administrative Agent subsequently grants an extension with respect to such deadline, such Default or Event of Default shall be deemed to automatically be cured.
1.3    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest place by which such ratio is expressed herein.
1.4    Currency. For purposes of all calculations and determinations hereunder, and all certifications and financial statements delivered hereunder, all amounts represented by such terms shall be expressed in Dollars or the Dollar Equivalent thereof. The Administrative Agent shall determine the Dollar Equivalent of any amount when required or permitted hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination by the Borrower. The Administrative Agent may determine or re-determine the Dollar Equivalent of any amount on any date in its reasonable discretion.
1.5    Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when, in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Disposition or Investment or the repayment of Indebtedness (a)(i) calculating any applicable ratio (other than for purposes of the Financial Leverage Covenants) or the use of any basket, (ii) determining the accuracy of the representations and warranties set forth in Section 4 hereof or (iii) determining satisfaction of any conditions precedent, or (b) determining compliance with any provision that requires that no Default or Event of Default has occurred is continuing or would result therefrom (other than a Default or Event of Default pursuant to Section 8.1(a) or (f)), in each case of (a) and (b) in connection with a Limited Condition Acquisition, the date of determination of such ratio and determination of such compliance will, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), which such election shall be made on or prior to the LCA Test Date, be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) calculated as if such Limited Condition Acquisition and other transactions had occurred at the beginning of the most recently ended period of four consecutive trailing fiscal quarters of the Borrower ending prior to the LCA Test Date for which financial statements have been delivered pursuant to Section 6.1, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable requirements, then such provisions (other than with respect to compliance with a provision that requires no continuing Event of Default pursuant to Section 8.1(a) or (f), which shall be tested at the time of consummation of the Limited Condition Acquisition and related transactions) will be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions (other than with respect to compliance with a provision that requires no continuing Event of Default pursuant to Section 8.1(a) or (f)) will not be tested at the time of consummation of such Limited Condition Acquisition or related transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket with respect to any other transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket will be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated or expires. Notwithstanding the foregoing, (i) in the event that any Limited Condition Acquisition shall not have occurred on or prior to the date that is 30 days following the execution of the definitive documents for such Limited Condition Acquisition, such transaction shall no longer constitute a Limited Condition Acquisition for purposes of the condition precedent to the borrowing of Delayed Draw Loans in connection with such Limited Condition Acquisition set forth in Section 5.4(a), (ii) in the event that any Limited Condition Acquisition shall not have occurred on or prior to the date that is 60 days following the execution of the definitive documents for such Limited Condition Acquisition, such transaction shall no longer constitute a Limited Condition Acquisition for purposes of the condition precedent to the borrowing of Delayed Draw Loans in connection with such Limited Condition Acquisition set forth in Section 5.4(b) and (iii) in the event that any Limited Condition Acquisition shall not have occurred on or prior to the date that is 120 days following the execution of the definitive documents for such Limited Condition Acquisition, such transaction shall no longer constitute a Limited Condition Acquisition for any other purpose.
1.6    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the ABR, the Benchmark, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (b) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof) or (c) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof). The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the ABR, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the ABR, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error with respect to calculation of any such rate (or component thereof) by any such information source or service.
1.7    Agreed Security Principles. With respect to any Foreign Subsidiary, each obligation to deliver a guarantee or Security Document, the determination of Collateral and assets that are excluded from the Collateral of such Foreign Subsidiary and each obligation to deliver or enter into any other guaranty and security document under this Agreement by such Foreign Subsidiary shall be subject in all respects to the Agreed Security Principles.
SECTION 2
AMOUNT AND TERMS OF COMMITMENTS
2.1    Commitments.
(a)    Initial Loans. Subject to the terms and conditions hereof, each Initial Lender severally agrees to make a term loan (an “Initial Loan”) in Dollars to the Borrower on the Closing Date in an amount equal to the amount of the Initial Commitment of such Initial Lender. The Initial Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Each Initial Lender’s Initial Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Initial Lender’s Initial Commitment on such date.
(b)    Delayed Draw Loans.
(i)    Subject to the terms and conditions hereof, each Delayed Draw Lender severally agrees to make a term loan (a “Delayed Draw A Loan”) in Dollars to the Borrower after the Closing Date from time to time upon written request of the Borrower on or prior to the Delayed Draw A Commitment Termination Date in an amount not to exceed the Delayed Draw A Commitment of such Delayed Draw Lender; provided that in no event shall such Delayed Draw Lender be required to make a Delayed Draw Loan in excess of its unused Delayed Draw A Commitment as in effect immediately prior to such Delayed Draw Loan. Each borrowing of Delayed Draw A Loans shall result in a corresponding reduction in the Delayed Draw A Commitments in accordance with each Delayed Draw Lender’s Delayed Draw Pro Rata Share of the Delayed Draw A Commitments. Each Delayed Draw Lender’s Delayed Draw A Commitment shall terminate and be permanently reduced immediately and without further action at 11:59 p.m. (New York City time) on the Delayed Draw A Commitment Termination Date.
(ii)    Subject to the terms and conditions hereof, each Delayed Draw Lender severally agrees to make a term loan (a “Delayed Draw B Loan”) in Dollars to the Borrower after the Closing Date from time to time upon written request of the Borrower on or prior to the Delayed Draw B Commitment Termination Date in an amount not to exceed the Delayed Draw B Commitment of such Delayed Draw Lender; provided that in no event shall such Delayed Draw Lender be required to make a Delayed Draw Loan in excess of its unused Delayed Draw B Commitment as in effect immediately prior to such Delayed Draw Loan. Each borrowing of Delayed Draw B Loans shall result in a corresponding reduction in the Delayed Draw B Commitments in accordance with each Delayed Draw Lender’s Delayed Draw Pro Rata Share of the Delayed Draw B Commitments. Each Delayed Draw Lender’s Delayed Draw B Commitment shall terminate and be permanently reduced immediately and without further action at 11:59 p.m. (New York City time) on the Delayed Draw B Commitment Termination Date.
The Delayed Draw Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed.
2.2    Procedure for Borrowing.
(a)Procedure for Borrowing Initial Loans. The Borrower shall give the Administrative Agent a Notice of Borrowing (which must be received by the Administrative Agent prior to 11:00 A.M. one (1) Business Day prior to the anticipated Closing Date (or such shorter period as the Administrative Agent may reasonably agree)), requesting that the Term Lenders make the Initial Loans, specifying the amount to be borrowed, the Type of Loan and, in the case of SOFR Loans, specifying the length of the initial Interest Period therefor. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof. Not later than 2:00 P.M. on the Closing Date, each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the amount specified in the Notice of Borrowing in immediately available funds or, if so specified in the Notice of Borrowing, the Administrative Agent shall wire transfer or otherwise credit all or a portion of such amount to the accounts specified in the Notice of Borrowing.
(b)Procedure for Borrowing of Delayed Draw Loans. The Borrower may borrow under the Delayed Draw Commitments after the Closing Date and on or prior to the Delayed Draw A Commitment Termination Date (in the case of Delayed Draw A Loans) or Delayed Draw B Commitment Termination Date (in the case of Delayed Draw B Loans), on any Business Day; provided that the Borrower shall give the Administrative Agent a Notice of Borrowing (which must be received by the Administrative Agent prior to 11:00 A.M. (a) three (3) U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of SOFR Loans, or (b) three (3) Business Days prior to the requested Borrowing Date, in the case of ABR Loans (or in each case, such shorter period as agreed by the Administrative Agent)), in each such case specifying (i) whether such Delayed Draw Loans are Delayed Draw A Loans or Delayed Draw B Loans, (ii) the amount and Type of Delayed Draw Loans to be borrowed, (iii) the requested Borrowing Date, (iv) in the case of SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (v) instructions for remittance of the proceeds of the Loans to be borrowed. Each borrowing under the Delayed Draw Commitments shall be in minimum amounts equal to (A) $1,000,000 with respect to ABR Loans and (B) $1,000,000 with respect to SOFR Loans, or, in each case, a whole multiple of $100,000 in excess thereof (or, if the then aggregate applicable unfunded Delayed Draw Commitments are less than such required minimum amount, such lesser amount). Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Delayed Draw Lender thereof. Each Delayed Draw Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 P.M. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the amount specified in the Notice of Borrowing in immediately available funds. Any Notice of Borrowing may be conditioned on the occurrence of a specified event (including a Permitted Acquisition) and may be revoked or extended by the Borrower if such specified event is not consummated (or the Borrower reasonably determines that it does not expect it to be consummated) on the expected date; provided that, if such Notice of Borrowing is revoked, extended or the specified event with respect to which the Notice of Borrowing is conditioned does not occur, the Borrower shall pay interest to the Administrative Agent, for the account of the applicable Delayed Draw Lenders, in accordance with the Notice of Borrowing and Section 2.15 of the Credit Agreement, as if the borrowing specified in the Notice of Borrowing had been made, for the period commencing on the Borrowing Date specified in the Notice of Borrowing through, and including, (x) in the case of revocation or the specified event with respect to which the Notice of Borrowing is conditioned does not occur, the second Business Day occurring thereafter, and (y) in the case of an extension, the extended date of borrowing.
2.3    Repayment of Loans.
(a)    The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders holding Initial Loans (i) on the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending on December 31, 2024, an aggregate principal amount equal to 0.25% of the aggregate original principal amount of the Initial Loans incurred on the Closing Date, and (ii) on the Maturity Date, the aggregate principal amount of all Initial Loans outstanding on such date.
(b)    The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders holding Delayed Draw A Loans (i) on the last day of each fiscal quarter of the Borrower following the applicable Delayed Draw A Funding Date, commencing with the last day of the first full fiscal quarter of the Borrower following the applicable Delayed Draw A Funding Date, an aggregate principal amount equal to 0.25% of the aggregate original principal amount of the Delayed Draw A Loans made on such Delayed Draw A Funding Date, and (ii) on the Maturity Date, the aggregate principal amount of all Delayed Draw A Loans outstanding on such date.
(c)    The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders holding Delayed Draw B Loans (i) on the last day of each fiscal quarter of the Borrower following the applicable Delayed Draw B Funding Date, commencing with the last day of the first full fiscal quarter of the Borrower following the applicable Delayed Draw B Funding Date, an aggregate principal amount equal to 0.25% of the aggregate original principal amount of the Delayed Draw B Loans made on such Delayed Draw B Funding Date, and (ii) on the Maturity Date, the aggregate principal amount of all Delayed Draw B Loans outstanding on such date.
(d)    In the event any Incremental Loans, Extended Loans, or Refinancing Loans are made, such Incremental Loans, Extended Loans or Refinancing Loans will be repaid in such installments as may be set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment, as applicable.
(e)    Notwithstanding the foregoing clauses (a), (b) and (c):
(i)    any installment payments contemplated by clause (a), (b) or (c)above will be reduced in the order set forth in Sections 2.11 or 2.12(g), as applicable, commencing with the next-occurring installment payment in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 2.11 and 2.12, as applicable, or any Discounted Prepayments of the

Loans in accordance with Section 2.29 or assignments to the Borrower or any Subsidiary made pursuant to Section 10.6(h);
(ii)    the rate of amortization (or the amount of any installment) with respect to any tranche of Loans may be increased (and the provisions of Section 2.3(a), (b) or (c) or the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment may be amended accordingly) at the option of the Borrower with the approval of the Administrative Agent without the consent of the Lenders, in connection with the incurrence of any subsequent Incremental Loans, Extended Loans or Refinancing Loans that also comprise part of such tranche of Loans; and
(iii)    to the extent not previously paid, all Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
2.4    [Reserved].
2.5    [Reserved].
2.6    [Reserved].
2.7    [Reserved].
2.8    [Reserved].
2.9    Fees; Prepayment Premium.
(a)    Fee Letter. The Borrower agrees to pay to the Administrative Agent and the Lenders the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.
(b)    Delayed Draw Commitment Fee.
(i)    The Borrower agrees to pay the Administrative Agent for the account of each Delayed Draw Lender, a commitment fee (the “Delayed Draw A Commitment Fee”) equal to 1.50% per annum on the actual daily unused outstanding amount of the Delayed Draw A Commitments of such Delayed Draw Lender beginning on the Closing Date until the Delayed Draw A Commitment Termination Date. The Delayed Draw A Commitment Fees shall accrue at all times from the Closing Date until the Delayed Draw A Commitment Termination Date, including at any time during which one or more of the conditions in Section 5.2 or Section 5.4 are not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing September 30, 2024.
(ii)    The Borrower agrees to pay the Administrative Agent for the account of each Delayed Draw Lender, a commitment fee (the “Delayed Draw B Commitment Fee”) equal to (i) from the Closing Date to and including the first year anniversary of the Closing Date, 1.50% per annum, and (ii) after the first year anniversary of the Closing Date, 2.50% per annum, in each case, on the actual daily unused outstanding amount of the Delayed Draw B Commitments of such Delayed Draw Lender beginning on the Closing Date until the Delayed Draw B Termination Date. The Delayed Draw B Commitment Fees shall accrue at all times from the Closing Date until the Delayed Draw B Commitment Termination Date, including at any time during which one or more of the conditions in Section 5.2 or

Section 5.4 are not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing September 30, 2024.
(c)    Fees Nonrefundable. All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.
(d)    Prepayment Premium. Notwithstanding anything to the contrary contained herein, in the event that (i) the Borrower makes any voluntary prepayment of the Term Loans, (ii) the Borrower makes any mandatory prepayment of Term Loans pursuant to Section 2.12(a), (iii) the Borrower makes any mandatory prepayment of Term Loans pursuant to Section 2.12(b), (iv) the Borrower makes any mandatory prepayment of Term Loans with respect to a Specified Asset Sale pursuant to Section 2.12(c) and the amount of such mandatory prepayment, when taken together with all other mandatory prepayments made pursuant to Section 2.12(c) in such fiscal year with respect to Specified Asset Sales, exceeds $10,000,000 (it being understood that notwithstanding anything herein to the contrary, only the amount of such mandatory prepayment in excess of such threshold shall be subject to the Prepayment Premium) or (v) the Term Loans are accelerated during the continuation of an Event of Default (clauses (i) through (iv), each, a “Prepayment Premium Event”), then in each case the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a premium of (such applicable premium, the “Prepayment Premium”):
    (w)    in the case of any Prepayment Premium Event occurring prior to July 16, 2025, 3.00% of the principal amount of such Term Loans subject to such prepayment, repayment or acceleration accompanied by the Applicable Make-Whole Amount,
    (x)     in the case of any Prepayment Premium Event occurring on or after July 16, 2025 but prior to July 16, 2026, 3.00% of the principal amount of such Term Loans subject to such prepayment, repayment or acceleration,
    (y)     in the case of any Prepayment Premium Event occurring on or after July 16, 2026 but prior to July 16, 2027, 2.00%, of the principal amount of such Term Loans subject to such prepayment, repayment or acceleration, and
     (z)     in the case of any Prepayment Premium Event occurring on or after July 16, 2027 but prior to July 16, 2028 1.00%, of the principal amount of such Term Loans subject to such prepayment, repayment or acceleration.
For the avoidance of doubt, there shall be no Prepayment Premium for any prepayment, repayment or acceleration occurring on or after July 16, 2028.
Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.
2.10    Termination or Reduction of Commitments.
(a)    The Borrower may, upon not less than three Business Days’ prior written notice to the Administrative Agent (which written notice the Administrative Agent will promptly transmit by telefacsimile or other electronic means to each applicable Delayed Lender holding Delayed Draw Commitments), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Delayed Draw Commitments; provided that any such partial reduction of the Delayed Draw Commitments shall be in integral multiples of $1,000,000.
(b)    The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Delayed Draw A Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Delayed Draw A Commitment of each Delayed Draw Lender proportionately to its Delayed Draw Pro Rata Share thereof.
(c)    The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Delayed Draw B Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Delayed Draw B Commitment of each Delayed Draw Lender proportionately to its Delayed Draw Pro Rata Share thereof.
2.11    Optional Loan Prepayments .
(a)    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (other than as specified in Section 2.9(d)), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M. three (3) Business Days prior thereto, in the case of SOFR Loans, and no later than 11:00 A.M. one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; and (ii) that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing or is otherwise conditioned on the occurrence of a specified event, such notice of prepayment may be revoked or extended if the financing or such specified event is not consummated (or the Borrower reasonably determines that it does not expect it to be consummated) on the expected date. Prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of installments due in respect of the Loans in direct order of maturity (unless otherwise directed by the Borrower), in accordance with Sections 2.3 and 2.18(b).
(b)    Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. The foregoing provisions set forth in this Section 2.11 will not apply with respect to any Discounted Prepayment governed by Section 2.29 or to any assignments to the Borrower or any Subsidiary made pursuant to Section 10.6(h).
2.12    Mandatory Prepayments.

(a)    If any Permitted Convertible Indebtedness shall be incurred, an amount equal to 50% of the Net Cash Proceeds thereof shall be applied toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g) on or prior to the date that is two (2) Business Days after the date of funding of such Permitted Convertible Indebtedness.
(b)    If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 (other than Credit Agreement Refinancing Indebtedness)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g).
(c)    If on any date any Group Member shall receive Net Cash Proceeds from any Specified Asset Sale or from any Recovery Event unless a Reinvestment Notice shall be delivered to the Administrative Agent on or prior to the fifth (5th) Business Day after receipt thereof, 100% of such Net Cash Proceeds shall be applied toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g) on or prior to the sixth (6th) Business Day after such Group Member’s receipt of such Net Cash Proceeds; provided that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g) and (ii) with respect to Net Cash Proceeds from any Specified Asset Sale, (A) no Reinvestment Notice shall be delivered prior to the Delayed Draw Termination Date and (B) to the extent that the Consolidated Net Leverage Ratio exceeds 4.50 to 1.00, calculated on a Pro Forma Basis as of the end of the most recent Test Period, then the aggregate amount of the Reinvestment Deferred Amount specified in such Reinvestment Notice (when taken together with all prior Net Cash Proceeds for which a Reinvestment Notice was delivered, minus all Reinvestment Prepayment Amounts previously paid to the Administrative Agent pursuant to clause (i) of this proviso) shall not exceed $10,000,000.
(d)    If, for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2025, there shall be positive Excess Cash Flow for such fiscal year, the Borrower shall, on or prior to the relevant Excess Cash Flow Application Date, apply the difference of (x) 50% of such Excess Cash Flow minus (y) the aggregate amount of any voluntary prepayments (including Discounted Prepayments made pursuant to Section 2.29 and assignments to the Borrower or any Subsidiary made pursuant to Section 10.6(h), with the amount of such prepayment being equal to the amount actually paid by the Borrower (or any Subsidiary, as applicable)) of the Term Loans made during such fiscal year (in each case, to the extent such payment is not financed with the proceeds of long-term Indebtedness for borrowed money (other than revolving facilities) or the proceeds of an equity issuance) (such difference, the “ECF Prepayment Amount”) toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g); provided that no prepayment shall be required with respect to such fiscal year under this Section 2.12(d) unless the ECF Prepayment Amount exceeds the greater of (i) $2,000,000 and (ii) 5% of Consolidated Adjusted EBITDA as of the most recently ended Test Period (and only the amount in excess of such threshold shall be required to be used to prepay the Term Loans under this Section 2.12(d). Each such prepayment shall be made on or prior to the date that is three (3) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is to be made are required to be delivered to the Lenders, and (ii) the date such financial statements are actually delivered (such date with respect to the applicable fiscal year, the “Excess Cash Flow Application Date”).
(e)    Upon the Borrower’s receipt of any Specified Equity Contribution, 100% of such Specified Equity Contribution shall be applied toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g) within two (2) Business Days after receipt thereof.

(f)    If on any date any Group Member shall receive any Extraordinary Receipts, 100% of the net cash proceeds of such Extraordinary Receipts shall be applied toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(g) within two (2) Business Days after receipt thereof.
(g)    Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied to the prepayment of scheduled installments due in respect of the Term Loans ratably for each upcoming scheduled installment payment of Term Loans required under Section 2.3 (excluding the final payment at the Maturity Date) until each such scheduled installment is paid in full and, thereafter, to the final payment due in respect of the Term Loans on the Maturity Date, and, in each case, to the extent accrued shall be paid together with accrued interest to the date of such prepayment on the amount prepaid;
provided that any Lender may decline any such prepayment made pursuant to this Section 2.12 (other than any prepayment made with the proceeds of Credit Agreement Refinancing Indebtedness) (the aggregate amount of all such prepayments declined in connection with any particular prepayment, collectively, the “Declined Amount”), in which case the Declined Amount shall be retained by the Borrower and may be used for any purpose not prohibited by this Agreement. The Borrower shall deliver to the Administrative Agent notice of each prepayment of Term Loans pursuant to this Section 2.12 to the Administrative Agent not less than three (3) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date and (ii) the aggregate amount of such prepayment.
(h)    The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment.
(i)    Mandatory prepayments made pursuant to Section 2.12(a), Section 2.12(b) and (solely with respect to Specified Asset Sales, and solely to the extent provided in Section 2.9(d)) Section 2.12(c) shall be subject to the Prepayment Premium set forth in Section 2.9(d).
(j)    Notwithstanding any provisions of this Section 2.12 to the contrary, to the extent the Borrower determines, acting in good faith, that any repatriation or distribution (or deemed repatriation or deemed distribution for tax purposes) to the Borrower of Net Cash Proceeds, Excess Cash Flow, and Extraordinary Receipts described in this Section 2.12 that are attributable to any Subsidiary would reasonably be expected to result in material adverse Tax consequences to any Group Member (as determined by the Borrower in good faith and in consultation with the Administrative Agent), or would be prohibited or restricted by applicable Requirements of Law, or applicable Operating Documents or material agreements of such Subsidiary, the applicable Net Cash Proceeds, Excess Cash Flow, or Extraordinary Receipts, as applicable, shall not be required to be so repatriated or distributed and the relevant amounts shall not be required to be prepaid in accordance with this Section 2.12. To the extent that the relevant material adverse Tax consequences, restrictions imposed by Requirements of Law or restrictions set forth in the applicable Operating Documents or material agreements, in each case, would no longer be applicable at any time in the twelve (12) month period following the day that the relevant amounts would otherwise be required to be prepaid pursuant to this Section 2.12, the Borrower shall cause such amounts to be prepaid as and to the extent otherwise required pursuant to this Section 2.12. The Borrower will use commercially reasonable efforts to avoid or mitigate any material adverse Tax consequences, restrictions imposed by Requirements of Law and restrictions set forth in the applicable

Operating Documents or material agreements, in each case, that would otherwise limit an obligation of the Borrower to make a mandatory prepayment in accordance with the terms of this Section 2.12.
2.13    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 11:00 A.M. on the Business Day preceding the proposed conversion date (or such later time as the Administrative Agent may agree). The Borrower may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 11:00 A.M. on the third U.S. Government Securities Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); and (ii) at the election of the Required Lenders prior to the applicable conversion date, no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any SOFR Loan may be continued as such upon the expiration of the then-current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 A.M. three (3) Business Days prior to the last day of the then-current Interest Period (or such later date or time as the Administrative Agent may agree); provided that (i) at the election of the Required Lenders prior to the applicable continuation date, no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing; and (ii) if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.14    Limitations on SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Tranche (if any) shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if less, the aggregate amount of Loans then-outstanding), and (b) no more than seven (7) SOFR Tranches shall be outstanding at any one time.
2.15    Interest Rates and Payment Dates.
(a)    Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) Term SOFR plus (ii) the Applicable Margin for SOFR Loans.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin for ABR Loans.
(c)    During the continuance of an Event of Default, at the request of the Required Lenders, all overdue payments of principal and interest on outstanding Loans shall bear interest at a rate equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2.00% per annum (the “Default Rate”); provided that the Default Rate shall apply to such overdue amounts automatically and without any Required Lender consent therefor upon the occurrence and during the continuance of any Event of Default arising under Section 8.1(a) or (f).
(d)    Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on written demand.
    (e)    Notwithstanding anything herein to the contrary, it is understood and agreed that interest on the Initial Loans shall commence accruing on July 16, 2024 pursuant to the Pre-Funding Letter.
2.16    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).
2.17    Inability to Determine Interest Rate. Subject to Section 2.17(c), if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)    the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Subject to Section 2.17(c), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.
2.18    Pro Rata Treatment and Payments.
(a)    Except as set forth in any Incremental Amendment, Extension Amendment or Refinancing Amendment, each borrowing by the Borrower from the Lenders hereunder with respect to a Tranche, each payment by the Borrower on account of any commitment fee with respect to a Tranche and any reduction of the Commitments of a Tranche shall be made pro rata according to the Term Percentages of the relevant Lenders with respect to the applicable Tranche.
(b)    Except as otherwise provided herein (including as set forth in any Incremental Amendment, Extension Amendment or Refinancing Amendment), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Amounts prepaid on account of the Loans may not be reborrowed.
(c)    [Reserved].
(d)    Subject to Section 2.20(a), all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 1:00 P.M. (New York City time) on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 1:00 P.M. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(f)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders their respective pro rata shares of the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against the Borrower.
(g)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(h)    The obligations of the Lenders hereunder to (i) make Loans and (ii) make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.
(i)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(j)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest, fees, and Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees, and Overadvances then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(k)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Loans, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Lenders following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) [reserved], or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its to any assignee or participant, other than an assignment to the Borrower or any of its Affiliates (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements with respect to an Obligation of the Borrower may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
2.19    Illegality; Requirements of Law.
(a)    Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make or maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any such Lender may not lawfully continue to maintain such Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the ABR without reference to clause (c) of the definition of “ABR” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any conversion, the Borrower shall also pay accrued interest on the amount so converted.
(b)    Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any rule, guideline or directive by any Governmental Authority made subsequent to the date hereof:

(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to Term SOFR or of maintaining its obligation to make such Loans, or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(c)    If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(d)    For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (i) and (ii) be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.
(e)    A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent), including in reasonable detail a description of the basis for such claim and an explanation of how such amounts were determined, shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.
2.20    Taxes.
For purposes of this Section 2.20, the term “applicable law” includes FATCA.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as reasonably determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Tax applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.
(b)    Payment of Other Taxes. The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20(d) (but without duplication of any amounts compensated for by another provision of this Agreement or any other Loan Document)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any interest, penalties, or similar liabilities imposed by the applicable Governmental Authority with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, including in reasonable detail a description of the basis for such payment or liability and an explanation of how the amount of such payment or liability was determined, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).
(f)    Status of Lenders.
(i)    Any Lender (including, solely for purposes of this Section 2.20(f), the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B), or (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of properly completed, valid and executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, copies of properly completed, valid and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, copies of properly completed, valid and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    copies of properly completed, valid and executed IRS Form W-8ECI (or any successor form);
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of properly completed, valid and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(4)    to the extent a Foreign Lender is not the beneficial owner, copies of properly completed, valid and executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), valid executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    [Reserved],
(iv)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    [Reserved].
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.
2.21    [Reserved].
2.22    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a) or Section 2.20(d) with respect to such Lender, it shall, if requested by the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this

Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(c) or Section 2.20(d). The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.
2.23    Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount, regardless of whether the Lender makes a request for such payment), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):
(a)    a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19(b) or Section 2.19(c);
(b)    a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or
(c)    notice from the Administrative Agent that a Lender is a Defaulting Lender or a Non-Consenting Lender;
then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”). The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights (other than existing rights to payments pursuant to Section 2.19 or Section 2.20) and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans, Commitment and all other Obligations owing to such Affected Lender upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other Obligations payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance); provided that if such Affected Lender does not comply with Section 10.6 within three Business Days after the Borrower’s request, compliance with Section 10.6 shall not be required to effect such assignment, and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a (i) Minority Lender referred to in clause (b) of this Section 2.23 or (ii) a Non-Consenting Lender referred to in clause (c) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent and the

Prepayment Premium, if any described in Section 2.9(d)(i) shall be due to such Minority Lender or Non-Consenting Lender. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
2.24    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of “Required Lenders”.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)    [Reserved].
(C)    [Reserved].
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Term Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
2.25    [Reserved].
2.26    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (as soon as reasonably practicable after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans (including Initial Loans, Delayed Draw Loans and Incremental Loans).
2.27    Incremental Facility.
(a)    The Borrower may request (but subject, in each case, to the conditions set forth in clause (b) below and the other terms set forth in this Section 2.27) the Lenders establish commitments (“Incremental Commitments”) to make an incremental term loan facility including term loan facilities in the form of commitments to make delayed draw term loans, in an aggregate principal amount not to exceed the Available Incremental Amount (each such facility, an “Incremental Facility”); provided that prior to the Delayed Draw Termination Date, the Borrower shall have first either (x) drawn the Delayed Draw Commitments in full or (y) terminated all unused Delayed Draw Commitments before requesting an Incremental Facility. No Lender shall be obligated to participate in an Incremental Facility. Any Incremental Facility shall be in an amount of at least $10,000,000 (or, if the Available Incremental Amount is less than $10,000,000, such remaining Available Incremental Amount) and integral multiples of $1,000,000 in excess thereof. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of Incremental Facilities exceed the Available Incremental Amount during the term of the Agreement.
(b)    Each of the following shall be conditions precedent to the effectiveness of any Incremental Facility:
(i)    the Borrower shall have delivered an irrevocable written request to the Administrative Agent for such Incremental Facility at least fifteen (15) Business Days prior to the requested effective date of such Incremental Facility (or such shorter period as agreed to by the Administrative Agent), and promptly after receipt thereof, the Administrative Agent shall invite each existing Lender to provide the Incremental Facility ratably in accordance with its Aggregate Exposure Percentage of each requested Incremental Facility (it being agreed that no Lender shall be obligated to provide an Incremental Facility unless it elects to do so in its sole discretion and that any Lender may elect to participate in such Incremental Facility in an amount that is less than its Aggregate Exposure Percentage of such requested Incremental Facility or more than its Aggregate Exposure Percentage of such requested Incremental Facility if other Lenders have elected not to participate in any applicable requested Incremental Facility in accordance with their Aggregate Exposure Percentages) and to the extent fifteen (15) Business Days after receipt of invitation, sufficient Lenders do not agree to provide the Incremental Facility on terms acceptable to the Borrower, then the Borrower may invite any additional bank, financial institution and other institutional lenders or investors, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), to become an Incremental Lender in connection with the proposed Incremental Facility under terms no more favorable (taken as a whole) to such other lenders and investors than those initially offered to each existing Lender;
(ii)    each Lender agreeing to participate in any such Incremental Facility, the Borrower and the Administrative Agent shall have signed an Incremental Joinder. In addition, with the consent of the Administrative Agent, the Borrower and the Lenders agreeing to such Incremental Facility, may amend this Agreement (without the consent of any other Person) in order to effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.27 (any such amendment, an “Incremental Amendment”) and the Borrower shall have executed any Notes requested by any Lender in connection with the incurrence of the Incremental Facility. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, an Incremental Amendment reasonably satisfactory to the Administrative Agent, and the amendments to this Agreement effected thereby, shall not require the consent of any Lender other than the Lender(s) agreeing to fund such Incremental Facility;
(iii)    subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to any Permitted Acquisition corresponding to the incurrence of such Incremental Facility, each of the conditions precedent set forth in Section 5.2(a) and (c) are satisfied; provided that to the extent agreed to by the Lenders providing any such Incremental Facility, the condition set forth in Section 5.2(a) may be satisfied with (x) the accuracy of customary “specified representations” and “acquisition agreement representations” and (y) such other limitations or exceptions to representations and warranties as may be agreed by the lenders providing such Incremental Facility; provided further that the condition set forth in Section 5.2(c) may be satisfied, if agreed by the lenders providing such Incremental Facility, so long as no Default or Event of Default pursuant to Section 8.1(a) or (f) has occurred or is continuing;
(iv)    after giving pro forma effect to such Incremental Facility and the use of proceeds thereof for such Incremental Facility, (A) the Consolidated First Lien Net Leverage Ratio shall not exceed 4.00 to 1.00 and (B) the ARR Total Leverage Ratio shall not exceed 0.665:1.00, in each case, calculated on a Pro Forma Basis as of the end of the most recent Test Period (assuming, in each case, that (x) in the case of any Incremental Facility being incurred at such time in the form of commitments to make delayed draw term loans, assuming such delayed draw term loans were fully drawn, and (y) the proceeds of any such Incremental Facility incurred at such time shall not be netted from the Consolidated First Lien Net Leverage Ratio);
(v)    the terms and conditions with respect to any such Incremental Loan shall be determined by the Borrower and the Lenders thereunder, but shall not be, except to the extent permitted by Section 2.27(b)(ix) below, materially more favorable (taken as a whole) to the Lenders of such Incremental Loans than the existing terms and conditions in this Agreement and the other Loan

Documents (taken as a whole) that apply to the Lenders of the then outstanding Loans (unless such existing terms and conditions contained in this Agreement and the other Loan Documents are amended so as to conform to the materially more favorable terms and conditions that apply to the Lenders of the Incremental Loans or are otherwise reasonably satisfactory to the Administrative Agent);
(vi)    (A) subject to Section 2.27(b)(ix) below, any pricing (including, for the avoidance of doubt, any call protection or prepayment premiums, interest rate margins, original issue discount or upfront fees (if any) and interest rate floors (if any)), (B) subject to Section 2.27(b)(vii) below, maturity, and (C) subject to Section 2.27(b)(vii) below, any amortization schedule applicable to any Incremental Facility shall, in each case of clauses (A) through (C), be determined by the Borrower and the Lenders thereunder;
(vii)    (A) any Incremental Facility providing for a separate tranche of Loans may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of the Loans, and, in any case, (B) no Incremental Loan shall have a final maturity date earlier (but may be later) than the Maturity Date, (C) the amortization schedule of any Incremental Loan shall not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Loans made on the Closing Date and (D) the Borrower at its election with the consent of the Administrative Agent, and without requiring the consent of any Lender, may effect such amendments to the Loan Documents with respect to Incremental Loans as may be reasonably necessary so that such Incremental Loans and the applicable existing Loans form the same class of Loans or so that such Incremental Loans are fungible with any other outstanding Loans, including by amending the schedule of amortization payments relating to any existing tranche of Loans; provided that any such amendments will not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender immediately prior to the effectiveness of such applicable amendments;
(viii)    any Incremental Loan shall rank pari passu (x) in right of payment of the Loans and (y) in right of security in respect of the Collateral. No Incremental Facility will be guaranteed by any Person other than a Guarantor hereunder or secured by any property or assets other than the Collateral;
(ix)    the all-in yield (based on the interest rate and original issue discount, closing and upfront fees, initial commitment fees and similar fees, if any, but excluding customary arrangement, structuring, underwriting and amendment fees (“All-In Yield”)) applicable to any Incremental Facility shall not be more than 0.50% per annum higher than the All-In Yield with respect to the then existing Loans under the Closing Date Facilities unless the Applicable Margin with respect to such existing Loans under the Closing Date Facilities is increased by an amount equal to the difference between the All-In Yield with respect to such Incremental Facility and the All-In Yield applicable to the then existing Loans under the Closing Date Facilities minus 0.50% per annum;
(x)     any “most favored nation” pricing provision with respect to the Incremental Loans shall be determined by the Borrower and the Incremental Lenders providing such Incremental Loans; provided that no such “most favored nation” pricing provision shall be more favorable to the applicable Incremental Lenders than that contained in clause (ix) of this Section 2.27(b);
(xi)    the Borrower shall have paid all fees and expenses in connection with the exercise of the applicable Incremental Facility;

(xii)    all Incremental Loans shall be denominated in Dollars; and
(xiii)    each Lender making the Incremental Loans shall have received the approval of such Lender’s investment committee approval (in such investment committee’s sole discretion) with respect thereto.
(c)    Upon the effectiveness of any Incremental Facility, all references in this Agreement and any other Loan Document to the Loans and/or Lenders shall be deemed, unless the context otherwise requires, to include the term loans incurred pursuant to such Incremental Facility and the lenders thereunder.
(d)    The Incremental Facilities established pursuant to this Section 2.27 shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. The Loan Parties shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted under the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Facility, which actions may include reaffirming Liens and entering into supplements, amendments, restatements or replacements of the Security Documents and executing and delivering all documents, instruments and legal opinions in connection therewith reasonably requested by the Administrative Agent.
This Section 2.27 supersedes any provisions in Section 10.1 to the contrary (other than amendments of provisions that are described in Section 10.1(a), which shall be governed by Section 10.1).
2.28    Credit Agreement Refinancing Indebtedness.
(a)    Refinancing Loans. At any time after the Closing Date, the Borrower may obtain (i) from any Lender or any prospective lender Credit Agreement Refinancing Indebtedness in the form of Refinancing Loans or Refinancing Commitments, in each case pursuant to a Refinancing Amendment or (ii) from any bank, other financial institution or institutional investor that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness in any other form, such other Credit Agreement Refinancing Indebtedness, in each case to refinance (and to reduce on a dollar-for-dollar or greater basis) all or any portion of the Loans then outstanding under this Agreement.
(b)    Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Sections 5.1 and 5.2 as may be requested by the providers of applicable Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Loans subject thereto as Refinancing Loans).
(c)    Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28. This Section 2.28 supersedes any provisions in Section 10.1 to the contrary (other than

Section 10.1(a)). Notwithstanding anything to the contrary contained herein, to the extent any Refinancing Loans are secured by Liens on a pari passu basis with the Liens securing the Obligations, such Refinancing Loans and Refinancing Amendment shall require the prior written consent of the Required Lenders.
(d)    Other Credit Agreement Refinancing Indebtedness. Credit Agreement Refinancing Indebtedness incurred pursuant to clause (ii) of the definition thereof will be subject to terms and conditions as agreed by the providers of the applicable loans.
(e)    Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to make all or any portion of any Refinancing Loan) or by other Persons on terms permitted by this Section 2.28; provided that the Administrative Agent will have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Refinancing Loans or Refinancing Commitments if such consent would be required under Section 10.6(b) for an assignment of Loans or Commitments to such Person.
2.29    Discounted Prepayments.
(a)    Generally. Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing on both the date a Discounted Prepayment Notice (as defined below) is delivered to the Administrative Agent and the Lenders and the date a Discounted Prepayment (as defined below) is made (both before and after giving effect thereto), the Borrower (in such capacity, the “Discounted Prepayment Offeror”) will be permitted to (x) offer to make voluntary prepayments of the Loans from internally generated funds (a “Discounted Prepayment”) on one or more occasions pursuant to the provisions of this Section 2.29, and (y) make such Discounted Prepayment on one or more occasions pursuant to the provisions of this Section 2.29 (it being understood that no Lender will have an obligation to accept a Discounted Prepayment).
(b)    Procedures. In connection with any Discounted Prepayment, the Discounted Prepayment Offeror will notify the Administrative Agent in writing (the “Discounted Prepayment Notice”) that the Discounted Prepayment Offeror desires to prepay the Loans on a Business Day, in a maximum aggregate amount (which amount will be not less than $1,000,000 and whole increments of $100,000 in excess thereof) (the “Discounted Prepayment Amount”) at a discount to par (which will be expressed as a range of percentages of par of the principal amount of the Loans) specified by the Discounted Prepayment Offeror with respect to each Discounted Prepayment (the “Discount Price Range”); provided that (i) such notice will be received by the Administrative Agent and Lenders no earlier than 15 Business Days and no later than 5 Business Days prior to the proposed date by which Lenders are required to respond to the Discounted Prepayment Notice if they desire to participate (the “Discounted Prepayment Response Date”) and (ii) the offer in any such notice will be made to all Lenders holding Loans (it being understood that different Discount Price Ranges may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.29). The Administrative Agent will promptly provide each Lender of the applicable tranche(s) a copy of such Discounted Prepayment Notice. In connection with a Discounted Prepayment, each Lender holding the Loans of the applicable tranche(s) will be entitled to specify to the Administrative Agent a discount to par (which will be expressed as a price equal to a percentage of par of the principal amount of the Loans held by such Lender, the “Acceptable Discount Price”) within the Discount Price Range for a principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans of the applicable tranche held by such Lender at which such Lender is willing to accept such Discounted Prepayment. Each response by a Lender to a Discounted Prepayment Notice (x) will be due no later than 5:00 p.m. on the Discounted Prepayment Response Date, (y) to the extent not timely received by the Administrative Agent will be disregarded and such Lender will be deemed to have declined the Discounted Prepayment offer and (z) to the extent timely received by the Administrative Agent will be irrevocable. The Administrative Agent will provide the Discounted Prepayment Offeror with a summary of all tenders by Lenders in response to the Discounted Prepayment Notice and, based on the Acceptable Discount Prices and principal amounts of the Loans of the applicable tranches specified by Lenders, the Administrative Agent, in consultation with the Discounted Prepayment Offeror, will determine the applicable discount price (the “Applicable Discount Price”) for the applicable Discounted Prepayment of all Loans to be prepaid in such Discounted Prepayment, which will be the lower of (i) the lowest Acceptable Discount Price at which the Discounted Prepayment Offeror can complete the Discounted Prepayment for 100% of the Discounted Prepayment Amount and (ii) if the Lenders’ response is such that the Discounted Prepayment could not be completed for 100% of the Discounted Prepayment Amount, the highest Acceptable Discount Price specified by the Lenders that is within the Discount Price Range specified by the Discounted Prepayment Offeror. The Discounted Prepayment Offeror will have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Prepayment and rescind any Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Discounted Prepayment Response Date (and if such offer is revoked or notice rescinded, any failure by the Discounted Prepayment Offeror to make a prepayment to a Lender, as applicable, pursuant to this Section will not constitute a Default or Event of Default under Section 8.1 or otherwise).
(c)    Prepayments; Application. The Discounted Prepayment Offeror will prepay the Loans of the applicable tranche(s) (or the respective portion thereof) accepted by Lenders at the Acceptable Discount Prices specified by each such Lender that are equal to or less than (expressed as a percentage of par of the principal amount of Loans) the Applicable Discount Price (“Qualifying Loans”) at the Applicable Discount Price; provided that if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable under this Section 2.29) would exceed the Discounted Prepayment Amount for such Discounted Prepayment, the Discounted Prepayment Offeror will prepay such Qualifying Loans at the Applicable Discount Price ratably based on the respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). The portion of the Loans prepaid by the Discounted Prepayment Offeror pursuant to this Section 2.29 will be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment. The par principal amount of the Loans prepaid pursuant to this Section 2.29 will be applied to reduce the remaining installments of Loans pro rata against all such scheduled installments (including, for the avoidance of doubt, the amount of scheduled installments owing to Lenders not prepaid pursuant to this Section 2.29). The Administrative Agent will notify the Discounted Prepayment Offeror and the Lenders that received the applicable Discounted Prepayment Notice of the results of the offer promptly after completion of the determinations referred to above, and the Discounted Prepayment Offeror will make the Discounted Prepayment no later than 3 Business Days after receipt of such notice. The par principal amount of the Loans prepaid pursuant to this Section 2.29 will be deemed immediately cancelled upon payment of the applicable Discounted Prepayment.
(d)    Lender Consent. The Lenders hereby consent to the transactions described in this Section 2.29 and waive (i) the requirements of Section 2.18 or any other requirement to the extent it would require that the Discounted Prepayment be made in respect of the Lenders’ pro rata share of the Loans or with respect to all tranches of Loans, and (ii) the requirements of any provision of this Agreement or any other Loan Document that might otherwise result in a Default or Event of Default as a result of a Discounted Prepayment.

(e)    Miscellaneous. Each Discounted Prepayment will be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, type and Interest Periods of accepted Loans, conditions for terminating a Discounted Prepayment or rescinding an acceptance of prepayment, forms of other notices (including notices of offer and acceptance) by the Discounted Prepayment Offeror and Lenders and determination of Applicable Discount Price) established by the Administrative Agent acting in its reasonable discretion in consultation with the Discounted Prepayment Offeror. The making of a Discounted Prepayment will be deemed to be a representation and warranty by the Borrower that all conditions precedent to such Discounted Prepayment set forth in this Section 2.29 were satisfied in all respects.
SECTION 3
[RESERVED]
SECTION 4
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, as to themselves and each of its Subsidiaries (and for the avoidance of doubt such representations and warranties shall be made on and as of the Closing Date, but, other than as set forth in Section 5.1(l), the accuracy of such representations and warranties shall not constitute a condition to the effectiveness of this Agreement and the obligation of each Lender to make the Initial Credit Extension), that:
4.1    Financial Condition.
(a)    [Reserved].
(b)    The audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2023 and the related consolidated statements of operations and of cash flows for the fiscal year ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2023 to and including the date hereof, there has been no Disposition by any Group Member of any material part of the business or property of the Group Members, taken as a whole.
4.2    No Change. Since the Closing Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) other than any Immaterial Subsidiary or Foreign Subsidiary that is not a Loan Party, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all applicable Requirements of Law, except in such instances in which such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest could not reasonably be expected to result in a Material Adverse Effect (except, in each case of clauses (a) (other than with respect to the Borrower), (b), (c) and (d), where the failure to be so, to have so, or to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.4    Power, Authorization; Enforceable Obligations. (a) Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder; (b) each Loan Party has taken all necessary organizational or corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement; (c) no material Governmental Approval or consent, or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and any other filings from time to time required under the Guarantee and Collateral Agreement, and (iii) routine Tax filings; (d) each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto; and (e) this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, examinership, rescue process, administration or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and, in the case of Loan Documents, to which a Foreign Subsidiary is a party, the other Legal Reservations.
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by any Loan Party, the borrowings hereunder and the use of the proceeds thereof do not violate any material Requirement of Law or the Operating Documents of such Loan Party, except in each case (other than with respect to the Borrower) to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.
4.6    Litigation. (a) No litigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues, and (b) to the knowledge of the Group Members, no investigation concerning any Group Member is pending or threatened in writing, in each case of (a) and (b), (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect.
4.7    [Reserved].
4.8    Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, in each case, except as could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by

Section 7.3. Schedule 4.8 sets forth a complete and accurate list of all Material Real Property owned by each Loan Party as of the Closing Date, if any.
4.9    Intellectual Property. Each Group Member owns, or is licensed to use, to the knowledge of such Group Member, all material Intellectual Property necessary for the conduct of its business as currently conducted. Except as listed on Schedule 4.9, no claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity of any Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim, in each case other than any claim that could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not, to the knowledge of the Borrower, infringe on or otherwise violate the rights of any Person, unless such infringement or violation could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge the Borrower, threatened in writing to such effect, unless such claim could not reasonably be expected to have a Material Adverse Effect.
4.10    Taxes. Each Group Member has filed or caused to be filed all Tax returns that are required to be filed by it and has paid or caused to be paid all material Taxes shown to be due and payable by it on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority that are due and payable (other than any Taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no material tax Lien has been filed on any property of a Loan Party that is still in effect (other than Liens permitted by Section 7.3(a)), and, to the knowledge of the Borrower, no claim is being asserted by any Governmental Authority, with respect to any such Tax, fee or other charge that is not being contested in good faith and by appropriate proceedings.
4.11    Federal Regulations. The Borrower is not engaged principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge the Borrower, threatened in writing; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
4.13    ERISA.
Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(a)    Each Loan Party and, to each Loan Party’s knowledge, each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations in all material respects under each Pension Plan;
(b)    no ERISA Event has occurred or is reasonably expected to occur;
(c)    each Loan Party and, to each Loan Party’s knowledge, each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan;
(d)    [reserved];
(e)    all liabilities under each Pension Plan are (i) funded to at least the minimum level required by law, (ii) insured with a reputable insurance company; (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and
(f)    (i) no Loan Party is a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by ERISA 3(42); (iii) no Loan Party is a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans.
4.14    Investment Company Act. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
4.15    Subsidiaries. As of the Closing Date (i) Schedule 4.15 sets forth the name and jurisdiction of organization or incorporation of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member, and (ii) except as set forth on Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as may be created by the Loan Documents (other than non-consensual Liens permitted by Section 7.3).
4.16    Use of Proceeds. The proceeds of the Initial Loans funded on the Closing Date shall be used on or after the Closing Date (or, with respect to the Existing Convertible Notes Redemption, on or prior to the scheduled maturity date therefor) to (i) consummate the Closing Date Transactions, (ii) pay the Closing Date Transaction Costs, (iii) consummate the Existing Convertible Notes Redemptions at or prior to the maturity date of the Existing Convertible Notes (and to pay fees, costs and expenses in connection therewith), and (iv) for working capital and general corporate purposes. The proceeds of the Delayed Draw Loans shall be used (i) to fund Permitted Acquisitions and to pay the related costs, fees and expenses in connection therewith, (ii) solely with respect to the Specified Acquisition and Carevive Acquisition, to fund deferred purchase price, earnouts or similar arrangements in connection with such acquisitions, and (3) upon prior written notice by Borrower to the Administrative Agent, to replenish cash on hand used by the Borrower to fund the purchase price of the Specified Acquisition, so long as the applicable Delayed Draw Loans are borrowed within 90 days after the consummation of the Specified Acquisition.

4.17    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    To the knowledge of the Borrower, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Borrower and the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;
(b)    no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which any Group Member is or, to the knowledge of the Borrower, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;
(f)    the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.
4.18    Accuracy of Information, etc. No written statement or other written information (other than projections, pro forma financial information and other forward looking information and information of a general economic or industry nature) contained in this Agreement, any other Loan Document or any other document or certificate furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein (taken as a whole) not misleading in any material respect in light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
4.19    Security Documents.
(a)    On the Closing Date, the Security Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), to the extent certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Documents, to the extent a lien thereon may be perfected by the filing of appropriate general “all asset” UCC-1 financing statements against each such Loan Party with the secretary of state of the state of incorporation or formation of each such Loan Party and appropriate filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, upon such filings, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (and with respect to Collateral consisting of Capital Stock, such Lien shall be prior and superior in right to any other Person (except Liens permitted by Section 7.3)).
(b)    Each of the Mortgages, if any, that have been delivered to the Administrative Agent and executed by the parties thereto, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage) (subject to Liens permitted by Section 7.3).
4.20    Solvency; Voidable Transaction. (a) The Borrower and its Subsidiaries, when taken as a whole, on a consolidated basis and immediately after giving effect to the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith, are Solvent; and (b) no transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.21    [Reserved].
4.22    Compliance with Health Care Laws.
(a)    The Borrower and each of its Subsidiaries is now in compliance with any applicable Health Care Laws, except for any instances of noncompliance or where any such liability could not reasonably be expected to have a Material Adverse Effect. The Borrower and any Subsidiary has not, during the past three (3) years, received any written notice of any violation, delinquency or liability with respect to any applicable Health Care Law that could reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower and each of its Subsidiaries, have obtained, maintain, and are in compliance in all material respects with all material Health Care Permits applicable to them or to the conduct or operation of the business. All such material Health Care Permits are in full force and effect. No revocation, termination, limitation, withdrawal or inability to renew any such material Health Care Permits is pending or, to the Borrower’s or any of its Subsidiaries’ knowledge, threatened in writing. All filings and registrations where necessary for the renewal or reissuance of any material Health Care Permits have been timely submitted to the appropriate Governmental Authority. To the Borrower’s or any of its Subsidiaries’ knowledge, no event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or could reasonably be expected to result in the suspension, revocation, termination or material restriction of any material Health Care Permit necessary to conduct business or operations as presently conducted.
(c)    [Reserved].
(d)    The Borrower and each of its Subsidiaries has not received written notice of, or been subject to, any finding of deficiency or non-compliance, penalty, fine or sanction, investigation, request for corrective or remedial action or other compliance or enforcement action, in respect of any of the products or services provided to its customers, in each case where any of the foregoing could reasonably be expected to have a Material Adverse Effect.
(e)    No Borrower, Subsidiary or, to the knowledge of any Loan Party or its Subsidiaries, any owner, officer, director, partner, agent, employee, independent contractor or Person who, in each case, is a “person with a direct or indirect ownership or control interest” or is a “managing employee” (as those terms are defined in 42 C.F.R. § 420.201) in any Loan Party, is or, during the past three years, has been (or, has been threatened in writing to be) (i) debarred, suspended or excluded from any Government Program pursuant to 42 U.S.C. §1320a-7 and related regulations; or (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4). None of the Loan Parties, their Subsidiaries, or, to the knowledge of any Loan Party or its Subsidiaries, any of their respective officers, directors, controlled agents or managing employees of the foregoing, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with applicable Health Care Laws, except where such agreement could not reasonably be expected to have a Material Adverse Effect.
(f)     There is no pending investigation, non-ordinary course audit, claim review, arbitration, action or other proceeding, against any Loan Party or its Subsidiaries or, relating to any actual or alleged material violation, in any material respect, of any such Loan Party or its Subsidiaries with any applicable Health Care Law.
    (g)    Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have, during the past three (3) years: (i) implemented commercially reasonable privacy and security policies and procedures that comply with HIPAA, (ii) conducted enterprise-wide security risk analyses, and implemented a risk management program to mitigate any material risks identified in such analyses, in accordance with the HIPAA Security Rule, (iii) entered into signed and HIPAA-compliant business associate agreements with each Person that is a “covered entity” (as defined in 45 C.F.R. § 160.103) and Subcontractor (as defined in HIPAA) business associate, (iv) trained its workforce with respect to the Borrower and its Subsidiary’s obligations under HIPAA, as applicable, (v) to the extent applicable, de-identified PHI in compliance with all business associate agreements and HIPAA requirements, and (vi) used and disclosed PHI in compliance with HIPAA. During the past three (3) years, (i) the Borrower and its Subsidiaries have complied in all material respects with HIPAA, (ii) neither the Borrower nor its Subsidiaries have received written notice of, and to the knowledge of the Group Members, there is no litigation, proceeding or inquiry or investigation pending or threatened in writing with respect to any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”) or any other violation of HIPAA by the Company or its Subsidiaries or their “workforce” (as defined under HIPAA), and (iii) to the knowledge of the Group Members, no Breach or “security incident” (as defined by HIPAA) has occurred with respect to PHI in the possession or under the control of the Borrower or its Subsidiaries that has required notice to any Person under HIPAA, in each case of clauses (i) through (ii), except as could not reasonably be expected to have a Material Adverse Effect.
    (h)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and its Subsidiaries are in compliance with all Data Privacy Laws applicable to the operations of the business, and (ii) to the knowledge of the group Members, none of the Borrower or Subsidiaries is being or during the past three (3) years has been audited and/or investigated by the U.S. Department of Health and Human Services’ Office for Civil Rights or any other Governmental Authority regarding compliance with applicable Data Privacy Laws.
4.23    [Reserved].
4.24    Insurance. Except as could reasonably be expected to have a Material Adverse Effect, all insurance maintained by the Loan Parties is in full force and effect, all premiums thereon have been duly paid (which, for the avoidance of doubt, includes premiums paid on a periodic basis), no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies on its property in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business (in the good faith judgment of the Borrower).
4.25    [Reserved].
4.26    [Reserved].
4.27    [Reserved].
4.28    Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. None the Borrower or any of its Subsidiaries, or any of the respective officers or directors or, to the knowledge of the Borrower and each Group Member, employees or agents of the Borrower or any of its Subsidiaries is a Sanctioned Person. None of the Borrower or any of its Subsidiaries:
(a)    has knowingly engaged, in the past five (5) years, or is engaging presently, in any dealings in, with or involving any Sanctioned Jurisdiction or with or involving any Sanctioned Person in violation of Sanctions;

(b)    has violated, at any time during the past five (5) years, any applicable Anti-Money Laundering Laws, Anti-Corruption Laws, or Sanctions;
(c)    has been, in the past five (5) years, or is presently, the subject of any action, proceeding, litigation, claim or, to the knowledge of the Borrower and each Group Member, investigation by any Governmental Authority with regard to any actual or alleged violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions; or
(d)    has used, contributed or otherwise made available any part of the proceeds of any Loan or extension of credit hereunder, whether directly or knowingly indirectly, (i) for the purpose of funding or facilitating any dealings or activities of or with any Sanctioned Person or in or involving any Sanctioned Jurisdiction, (ii) in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, or (iii) in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto.
Subject in all respects to Section 5.3, each of the Borrower and its Subsidiaries has implemented and maintained, or been subject to, policies and procedures designed to promote and achieve compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
SECTION 5
CONDITIONS PRECEDENT
5.1    Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder (the “Initial Credit Extension”) shall be subject to the satisfaction (or waiver by the Lenders), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:
(i)    this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Guarantor and each Lender;
(ii)    the Intercompany Loan Subordination Agreement;
(iii)    if required by any Lender, a Note executed by the Borrower in favor of such Lender to the extent requested by such Lender in writing at least three (3) Business Days prior to the Closing Date;
(iv)    the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor;
(v)    each applicable Intellectual Property Security Agreement, executed by the applicable Grantor related thereto; and
(vi)    a Notice of Borrowing, executed by the Borrower.
(b)    No Indebtedness. On the Closing Date, immediately after giving effect to the Closing Date Transactions, none of the Borrower or its Subsidiaries shall have any Indebtedness for borrowed money other than the Initial Loans, the Existing Convertible Notes and other Indebtedness permitted under Section 7.2.
(c)    Material Actions. From June 25, 2024 until the Closing Date, none of the Borrower nor any of its Subsidiaries shall have (i) sold, transferred, abandoned or otherwise Disposed of (including by way of dividend) (x) any material Intellectual Property or (y) any assets with a value in excess of $10,000,000 in the aggregate, in each case other than intercompany transfers among the Borrower and its Subsidiaries, or (ii) acquired, by merger or consolidation or otherwise, or merged or consolidated with, or purchased all or a substantial portion of, any Person or any equity interests thereof, in each case, in an amount in excess of $10,000,000, in any single transaction or series of related transactions.
(d)    [Reserved]
(e)    Lien and Judgment Searches. The Administrative Agent shall have received:
(i)    the results of a customary U.S. Lien search (including a search as to judgments, pending litigation, bankruptcy and Tax matters) made against the Loan Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in all assets of such Loan Party, in each case to the extent requested in writing by the Administrative Agent to the Borrower at least fifteen (15) Business Days prior to the Closing Date; and
(ii)    searches of ownership of Intellectual Property with respect to each Loan Party in the United States Patent and Trademark Office and United States Copyright Office.
(f)    Director’s, Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a Responsible Officer of such Loan Party, attaching (A) the Operating Documents of such Loan Party, (B) the relevant board resolutions, shareholder resolutions (if required) or written consents of such Loan Party adopted by the applicable governing body of such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party who will execute a Loan Document on behalf of such Loan Party on the Closing Date and (ii) a good standing certificate or equivalent for each Loan Party from its respective jurisdiction of organization or incorporation.
(g)    Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying that the conditions specified in Sections 5.1(l) and (q) have been satisfied (including backup calculations for the financial tests outlined in Section 5.1(q)).
(h)    Patriot Act, etc. The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date (A) all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Lenders (through the Administrative Agent) that they reasonably determine is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering

Laws, including the PATRIOT Act (but excluding any beneficial ownership information, which is covered solely by clause (B) below) and (B) if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. §1010.230 and the Administrative Agent has requested in writing such certification at least ten (10) business days prior to the Closing Date, a beneficial ownership certification in relation to the Borrower (which certification shall be in the form of the LSTA form beneficial ownership certification (the “LSTA UBO Form”)).
(i)    [Reserved].
(j)    [Reserved].
(k)    Collateral Matters.
(i)    Filings, Registrations, Recordings, Agreements, Etc. Except as expressly set forth in Section 5.3, and subject to the Perfection Exceptions and the thresholds, carveouts, limitations, deadlines and exceptions set forth in the Security Documents, each document (including any UCC financing statements and Intellectual Property Security Agreements) required by the Security Documents or under applicable law to be filed, registered or recorded on the Closing Date to create in favor of the Administrative Agent (for the benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation, or satisfactory arrangements shall have been made or agreed for such execution, delivery, filing or registration; provided that no Intellectual Property filings or searches shall be required outside of the United States.
(ii)    Except as expressly set forth in Section 5.3, in connection with the pledge of the Capital Stock of each Guarantor and each Subsidiary thereof, and the pledge of Indebtedness owing to the Loan Parties, in each case to the extent required under the Security Documents, the Borrower and each applicable Guarantor and each Subsidiary thereof will deliver, or cause to be delivered, to the Administrative Agent, to the extent required under the Security Documents, an original stock certificate or other instruments representing such pledged Capital Stock or Indebtedness, together with customary blank stock or other equity transfer powers and instruments of transfer and irrevocable powers duly executed in blank.
Notwithstanding anything in this Section 5.1 to the contrary, to the extent any liens on the Collateral have not attached or are not perfected on the Closing Date (other than to the extent that a lien on such Collateral may be perfected by (A) the filing of a general “all assets” financing statement under the Uniform Commercial Code, (B) the delivery of Certificated Securities representing Capital Stock of the wholly-owned material domestic Subsidiaries of the Borrower or (C) the delivery of Intellectual Property Security Agreements) after the Borrower’s use of commercially reasonable efforts to do so, such attachment or perfection will not constitute a condition precedent to the Initial Credit Extension on the Closing Date, but will be required in accordance with Section 5.3.
(l)    Specified Representations. The Specified Representations shall be true and correct in all material respects on the Closing Date (unless any such representations and warranties relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date).

(m)    Fees. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (and the Reimbursement Letter referred to therein) entered into between the Borrower and Silver Point on June 25, 2024, to the extent invoiced at least two (2) Business Days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Initial Loans), and the Administrative Agent shall have received a customary closing funds flow memorandum with respect to the Closing Date Transactions.
(n)    Legal Opinions. The Administrative Agent shall have received an executed customary legal opinion of Latham & Watkins LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
(o)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer (or other officer with equivalent duties) of the Borrower.
(p)    Material Adverse Effect. Since June 25, 2024, no Material Adverse Effect shall have occurred and be continuing.
(q)    Closing Leverage. Immediately after giving effect to the Closing Date Transactions, (i) the ARR Total Leverage Ratio does not exceed 0.67:1.00, calculated on a Pro Forma Basis as of the end of the most recent Test Period, (ii) the ARR Net Leverage Ratio does not exceed 0.00:1.00, calculated on a Pro Forma Basis as of the end of the most recent Test Period and (iii) Liquidity is not less than $175,000,000.
For purposes of determining compliance with the conditions specified in this Section 5.1, (i) each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Term Percentage of such requested extension of credit and (ii) the Closing Date Transactions and the other transactions occurring (or to occur) on the Closing Date in accordance with, and as expressly set forth in, the funds flow memorandum delivered to (and approved by) the Administrative Agent shall be deemed to occur and have occurred substantially simultaneously with the Initial Credit Extension.
5.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date after the Closing Date (not including the Initial Credit Extension, and as otherwise may be limited in respect of certain conditions precedent as set forth in Section 1.5 with respect to any extension of credit in connection with a Limited Condition Acquisition) is subject to the satisfaction (or waiver by the Required Lenders) of the following conditions precedent:

(a)    Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct in all respects, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date (or all respects to the extent such representation and warranty is qualified by materiality).
(b)    Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit.
(c)    No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or immediately after giving effect to the extensions of credit requested to be made on such date.
5.3    Post-Closing Conditions Subsequent. The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified on Schedule 5.3 by no later than the date specified therein for such condition (or such later date as the Administrative Agent shall agree in its sole discretion).
5.4    Conditions to Each Delayed Draw Loans. In addition to the satisfaction of the conditions precedent set forth in Section 5.2, the agreement of each Delayed Draw Lender to make a Delayed Draw Loan requested to be made by it on any Borrowing Date is subject to the satisfaction (or waiver by the Required Lenders) of the following conditions precedent:
(a)    Liquidity. Immediately after giving effect to the making of the Delayed Draw Loans and the related Delayed Draw Funded Acquisition or other application of proceeds, Liquidity shall not be less than the sum of (i) $100,000,000 plus (ii) the Existing Convertible Notes Redemption Amount as of such date.
(b)    ARR Leverage. Immediately after giving effect to the making of Delayed Draw Loans and the related Delayed Draw Funded Acquisition or other application of proceeds, the Borrower shall be in compliance on a Pro Forma Basis with the ARR Leverage Covenant.
(c)    EBITDA. In the case of a Delayed Draw Funded Acquisition involving the acquisition of Capital Stock of the target of such Delayed Draw Funded Acquisition (an “Applicable Target”), the Consolidated Adjusted EBITDA of the Applicable Target shall be positive for the four quarter period most recently ended prior to the date of such Delayed Draw Funded Acquisition (it being understood, in case of this Section 5.4(c), that Consolidated Adjusted EBITDA of the applicable target shall be calculated (i) based on reasonably identified synergies and (ii) without giving effect to the Shared Cap for purposes of clause (a)(xix) of the definition of Consolidated Adjusted EBITDA).
(d)    Delayed Draw Funded Acquisition Purchase Price. (i) With respect to any Delayed Draw Funded Acquisition involving an Applicable Target with an enterprise value of greater than $25,000,000 (other than the Specified Acquisition) (x) the purchase price of such Delayed Draw Funded Acquisition shall not exceed an amount equal to [***] times Recurring Revenue for the Test Period ending on or most recently prior to such date or (y) the prior written consent of the Required Lenders to such Delayed Draw Funded Acquisition shall have been obtained.

(e)    Delayed Draw Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower demonstrating compliance with each of the conditions in clauses (a) through (d) of this Section 5.4.
SECTION 6
AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall, and, where applicable, shall cause each of its Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent for distribution to each Lender:
(a)    commencing with the fiscal year ending December 31, 2024, as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or if later, by the date such financial statements are required to be delivered pursuant to SEC reporting requirements, after giving effect to any extensions granted by the SEC, but in any event no later than 120 days after the end of any fiscal year), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations (or income) and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year and the figures from the Projections for such fiscal year, together with related notes thereto and customary management’s discussion and analysis and segment level detailed financial information and accompanied by an unqualified audit opinion as to the scope of the audit and reported on without a “going concern” or like qualification or exception (other than as a result of (i) the upcoming maturity of any Indebtedness of any Loan Party (including the Obligations) and (ii) any actual or potential inability to satisfy any financial covenants under any Indebtedness of any Loan Party (including the financial covenant set forth in Section 7.1)), by a “big-four” accounting firm or another nationally or regionally recognized accounting firm or other accounting firm reasonably acceptable to the Administrative Agent;
(b)    commencing with the month ending August 31, 2024, within fifteen (15) days after the end of each month, a report setting forth the Liquidity of the Loan Parties evidencing in reasonable detail compliance with Section 7.1(c) and the composition of Unrestricted Cash and Cash Equivalents contributing thereto (such certificate, the “Liquidity Certificate”); and
(c)    commencing with the fiscal quarter ending September 30, 2024, (i) in the case of each of the first three fiscal quarters occurring during each fiscal year of the Borrower, as soon as available, but in any event not later than 60 days after the end of such fiscal quarter (or if later, by the date such financial statements are required to be delivered pursuant to SEC reporting requirements, after giving effect to any extensions granted by the SEC, but in any event no later than 90 days after the end of any fiscal quarter) and (ii) in the case of the last fiscal quarter occurring during each fiscal year of the Borrower, as soon as available, but in any event not later than 90 days after the end of such fiscal quarter, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of operations (or income) and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the applicable period of the previous year and the figures for the applicable period from the Projections for such fiscal year, together with related notes thereto and customary management’s discussion and analysis (other than for the fourth fiscal quarter occurring each fiscal year) and segment level detailed financial information, certified by a Responsible

Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be prepared in accordance with GAAP applied (except (i) in the case of interim financial statements, for year-end adjustments and the absence of footnotes, or (ii) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
     The obligations referred to in Sections 6.1(a) and 6.1(c) may be satisfied by the public filing by the Borrower of a Form 10-K or Form 10-Q, as applicable, filed with the SEC (or any successor thereto) (and no separate delivery thereof to the Administrative Agent shall be required; provided that, for the avoidance of doubt, a Compliance Certificate shall be required to be delivered to the Administrative Agent in connection therewith as set forth in Section 6.2(b)).
6.2    Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender within the time periods set forth below:
(a)    [reserved];
(b)    concurrently with the delivery of any financial statements pursuant to each of Section 6.1(a) and Section 6.1(c) (other than for the last fiscal quarter of a fiscal year of the Borrower to the extent the ARR Leverage Covenant is not in effect for such quarter (it being understood that any Compliance Certificate covering the last fiscal quarter of a fiscal year may be delivered as part of the Compliance Certificate delivered with financial statements under Section 6.1(a)), a Compliance Certificate containing (x) all information and calculations necessary for determining compliance by the Borrower and each of its Subsidiaries with the applicable Financial Leverage Covenants as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in legal name or the jurisdiction of organization of any Loan Party and a list of each Material Foreign Subsidiary;
(c)    concurrently with the delivery of financial statements pursuant to Section 6.1(a) for a particular fiscal year (after giving effect to any extensions of the deadline therefor), (x) consolidated projections and a model for the following fiscal year set forth on a quarterly basis in a form (and containing detail) consistent with the projections and model delivered to the Administrative Agent and distributed to the Lenders prior to the Closing Date (the “Projections”) and (y) supplemental schedules to the Guarantee and Collateral Agreement (if any) updating the matters set forth in the schedules to the Guarantee and Collateral Agreement so they are true and correct as of the end of the most recent fiscal year;
(d)    within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof (or such later date as the Administrative Agent may agree in its sole discretion), copies of each notice received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to any Group Members’ filings with the SEC or information that would violate confidentiality obligations to a Governmental Authority);
(e)    within five (5) Business Days after the same are sent (or such later date as the Administrative Agent may agree in its sole discretion), without duplication of any information already provided or otherwise required to be provided to the Administrative Agent, copies of each annual report, proxy or financial statement or other material report that the Borrower sends to the holders of any class of their respective Indebtedness with a principal amount in excess of $5,000,000 or public equity securities and, within five (5) Business Days after the same are filed (or such later date as the Administrative Agent may agree in its sole discretion), copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(f)    within five (5) Business Days after the same are sent or received (or such later date as the Administrative Agent may agree in its sole discretion), copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of material Governmental Approvals or material Requirements of Law, in each case that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals on the operations of the Group Members;
(g)    on or prior to the fifteenth (15th) day after the end of the month in which such amendment was executed, copies of any material amendments to Junior Indebtedness;
(h)    to the extent requested by the Administrative Agent (which may not be requested more than once per year so long as an Event of Default is not continuing), a report of a reputable insurance broker (which may be in the form of customary insurance certificates) with respect to the insurance coverage required to be maintained pursuant to Section 6.6;
(i)    to the extent requested by the Administrative Agent, an up-to-date copy of the LSTA UBO Form; and
(j)    promptly such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary thereof as the Administrative Agent may from time to time reasonably request.
6.3    Payment of Taxes. Pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision have been made therefor in conformity with GAAP, and (b) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.
6.4    [Reserved].
6.5    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence (other than in the reasonable discretion of the Borrower with respect to Subsidiaries that are Immaterial Subsidiaries that are not Loan Parties) and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 or Section 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law, including all applicable Health Care Laws, HIPAA, and Data Privacy Laws except, in each case, to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a

Material Adverse Effect; (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its ERISA Affiliates to, except as could not reasonably be expected to have a Material Adverse Effect: (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other federal or state law; (2) cause each Pension Plan to maintain its qualified status in all material respects under Section 401(a) of the Code; (3) cause the representation in Section 4.13(f) to be true on each date that a Loan is outstanding; (4) ensure that all liabilities under each Pension Plan are either (w) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan; (x) insured with a reputable insurance company; or (y) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; or (z) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (5) ensure that the contributions or premium payments to or in respect of each Pension Plan are and continue to be promptly paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and applicable law.
6.6    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business (in the good faith judgment of the Borrower).
Subject to Section 5.3, the Borrower shall at all times ensure that the Administrative Agent shall be named as (1) an additional insured with respect to U.S. general liability policies (which, for the avoidance of doubt, shall not include any directors and officers policies, workers compensation, business interruption policies, cyber policies, automobile insurance policies or employers liability insurance policies) maintained by the Borrower or any Loan Party that is a Domestic Subsidiary and (2) lender loss payee with respect to U.S. general property insurance maintained by the Borrower or any Loan Party that is a Domestic Subsidiary; provided that (I) in the case of (x) any Domestic Subsidiary that becomes a Loan Party after the Closing Date or (y) any insurance policy of the type described in this paragraph that is obtained by the Borrower or any Loan Party that is a Domestic Subsidiary after the Closing Date, such certificates and endorsements required by this Section 6.6 shall be delivered as soon as reasonably practicable thereafter (and in any event within 60 days, but, in the case of clause (x), solely to the extent such new Loan Party is not already covered by the certificates and endorsements previously delivered to the Administrative Agent); and (II) unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have elected to exercise its rights pursuant to Section 8.2 of this Agreement, (A) all proceeds from insurance policies shall be paid to the applicable Loan Party (it being understood that the Loan Party shall be required to comply with Section 2.12(c) to the extent applicable pursuant to the terms thereof), (B) to the extent the Administrative Agent receives any proceeds, the Administrative Agent shall as soon as reasonably practicable turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance or liability insurance, as applicable, maintained by the Borrower and its Subsidiaries and (C) the Administrative Agent agrees that the Borrower and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.
6.7    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) at reasonable times on five (5) Business Days’ prior written notice to the Borrower (provided that no notice is required if an Event of Default has occurred and is continuing), permit representatives and independent contractors of the Administrative Agent (or any Lender electing to accompany the Administrative Agent) to visit and inspect any of its properties, perform field examinations and audits, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that such inspections, field examinations and audits shall not be undertaken more frequently once every twelve (12) months unless an Event of Default has occurred and is continuing, in which case such inspections, field examinations and audits shall occur as often as the Administrative Agent shall reasonably determine. Notwithstanding anything to the contrary contained herein or any other provision of the Loan Documents, no Loan Party nor any of its Subsidiaries shall be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any Lender (or their respective representatives or independent contractors) is prohibited by any Requirements of Law or any binding agreement with a third party (so long as such agreement is not entered into in contemplation of this Agreement) or (iii) that is subject to attorney-client or similar privilege, which could reasonably be expected to be lost or forfeited if disclosed to the Administrative Agent or any Lender
6.8    Notices. Give written notice to the Administrative Agent, for distribution by the Administrative Agent to each Lender, within three (3) Business Days, of:
(a)    the occurrence of any Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) it becoming aware of any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case of clauses (i) and (ii), would reasonably be expected to have a Material Adverse Effect;
(c)    the institution of any litigation, arbitration, governmental investigation, audit, inquiry or proceeding affecting any Group Member which could reasonably be expected to have a Material Adverse Effect;
(d)    (i)    promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such event), the occurrence of any of the following ERISA Events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event, in each case except as could not reasonably be expected to result in a Material Adverse Effect: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code;
(ii)    promptly after the giving, sending or filing thereof, or the receipt thereof, except as could not reasonably be expected to result in a Material Adverse Effect, copies of (1) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event, and (2) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;
    (e)    any of the Borrower or its Subsidiaries, or to the knowledge of any Loan Party or its Subsidiaries any owner, officer, manager or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Borrower or any Subsidiary thereof, officer, manager or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201): (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a or is the subject of a formal proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Government Program or is the subject of a formal proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347, 1518 or is the subject of a formal proceeding seeking to assess such penalty; or (iv) has been named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§ 3729-3731 or qui tam action brought pursuant to 31 U.S.C. §§ 3729 et seq.;
(f)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.9    Environmental Laws.
(a)    Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)    Conduct and complete all material investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.10    Quarterly Lender Calls. To the extent requested by the Administrative Agent and the Lenders, the Borrower will participate in a quarterly conference call (including question and answer) of the Administrative Agent and Lenders (limited to one such call for all such Persons) in connection with the delivery of the financial statements of the Borrower and its Subsidiaries pursuant to Sections 6.1(a) and (c) at such time as may be agreed to by the Borrower and the Administrative Agent.
6.11    [Reserved].
6.12    Additional Guarantors; Collateral, Etc.
(a)    With respect to any property to the extent included in the definition of “Collateral” (including, for the avoidance of doubt, Capital Stock) acquired after the Closing Date by any Foreign Subsidiary that is a Loan Party (other than (x) any property described in paragraph (b) or

(c)  below, (y) any property subject to a Lien expressly permitted by Section 7.3(g), and (z) any other Excluded Assets) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within 60 days (or such later date as the Administrative Agent may agree in its sole discretion)), subject to the Agreed Security Principles and any thresholds, deadlines and exceptions set forth in any applicable Security Document, (i) execute and deliver to the Administrative Agent such amendments to the applicable Security Documents or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property as credit support for the Obligations and (ii) take all actions as may be reasonably necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, a perfected first priority (except as permitted by Section 7.3) security interest and Lien in such property, including, but not limited to, (A) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, (B) the filing of any other Security Document or by law or as may be reasonably requested by the Administrative Agent and (C) the delivery of the certificates (if any) representing acquired Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party.
(b)    With respect to Material Real Property acquired after the Closing Date by any Loan Party, within 120 days after such acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), subject to the Agreed Security Principles, as applicable, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, covering such real property (provided that to the extent any Material Real Property to be subject to a Mortgage is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of 115% of the fair market value of such property subject thereto), (ii) provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent but not to exceed the fair market value thereof) with endorsements as the Administrative Agent may reasonably request, as well as a current ALTA survey thereof (or existing survey, ExpressMap, or similar documentation together with a no change affidavit of such Mortgaged Property) sufficient for the title insurance company to remove the standard survey exception and issue survey related endorsements, and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage to obtain customary title insurance coverage with respect to the matters related thereto, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions addressed solely to the Administrative Agent for the benefit of the Secured Parties relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. The parties acknowledge that there are no Mortgages or Mortgaged Properties as of the Closing Date.
(c)    With respect to any Excluded Subsidiary that ceases to qualify as an Excluded Subsidiary or any new Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), within 60 days thereof (or, with respect to any Foreign Subsidiary, 90 days) (or, in each case, such longer period as the Administrative Agent may agree in its sole discretion), subject in the case of Foreign Subsidiaries to the Agreed Security Principles, as applicable:

(i)     in the case of a Domestic Subsidiary, execute and deliver to the Administrative Agent a Joinder Agreement (as defined in the Guarantee and Collateral Agreement) to the Guarantee and Collateral Agreement in order to become a U.S. Grantor and Guarantor thereunder, and, if applicable and required by the Agreed Security Principles, a Foreign Security Document to pledge the Capital Stock of any Foreign Guarantor (as defined in the Agreed Security Principles) owned by such Domestic Subsidiary, in each case together with all other documents, certificates, instruments and filings required to grant a perfected security interest in its assets (to the extent not constituting Excluded Assets) to substantially the same extent (as applicable) as created and perfected by the Loan Parties on the Closing Date (and subject to the thresholds, exceptions and other terms of the applicable Security Documents);
(ii) in the case of a Foreign Subsidiary, execute and deliver to the Administrative Agent (x) a Joinder Agreement (as defined in the Guarantee and Collateral Agreement) to the Guarantee and Collateral Agreement in order to become a Non-U.S. Grantor and Guarantor thereunder and (y) each applicable Foreign Security Document, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, a perfected first priority security interest in the applicable assets of such Foreign Subsidiary (to the extent not constituting Excluded Assets), in each case of clauses (x) and (y), together with all other documents, certificates, instruments and filings required to grant a perfected security interest in its assets to the extent required by the Agreed Security Principles and subject to the thresholds, exceptions and other terms of the applicable Security Documents;
(iii) execute and deliver to the Administrative Agent each applicable Security Document (in form and substance reasonably satisfactory to the Administrative Agent) as the Administrative Agent may reasonably deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties as credit support for the Obligations, a perfected first priority security interest in the Capital Stock (to the extent not constituting Excluded Assets) of such Subsidiary, together with such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, which may include but is not limited to, the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party; and
(iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent; it being agreed that if such Subsidiary is formed by a Division, the foregoing requirements shall be required to be satisfied following the formation of such Subsidiary within the time periods set forth in this Section 6.12(c).
(d)    For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, in no event shall (i) notices be required to be sent to account debtors or other contractual third-parties unless an Event of Default has occurred and is continuing, (ii) creation or perfection (except to the extent perfected through the filing of general “all asset” Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims, (iii) landlord lien waivers, estoppels or collateral access letters be required, or (iv) security documents governed by the law of the jurisdiction in which assets are located (unless, in the case of assets held by a Foreign Subsidiary that is a

Loan Party, assets are located in the jurisdiction of incorporation or organization of the applicable Loan Party), or, in the case of the Borrower or a Loan Party that is a Domestic Subsidiary, any actions in any non-U.S. jurisdiction (including Intellectual Property filings) be required to be taken in order to create or perfect any security interest in any assets other than (A) the granting of a Mortgage over Material Real Property that is located outside of the U.S. or (B) a local law pledge of the equity interests of a Material Foreign Subsidiary that is a Loan Party (this clause (d), the “Perfection Exceptions”).
6.13    Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.
6.14    [Reserved].
6.15    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. Subject in all respects to Section 5.3, maintain and enforce, or be subject to, policies and procedures designed to promote and achieve compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
6.16    Further Assurances. Subject to the Perfection Exceptions and the Security Documents, execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.
6.17    Cash Management. Cause each Loan Party to maintain all cash and Cash Equivalents at Deposit Accounts or Securities Accounts with any financial institution that has entered into a Control Agreement (other than cash or Cash Equivalents held in Excluded Accounts); provided that (x) with respect to any Deposit Accounts or Securities Accounts held by a Loan Party as of the Closing Date, the Loan Parties shall have sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) to comply with this Section 6.17 (the “Initial DACA Deadline”), (y) with respect to any Person that becomes a Loan Party after the Closing Date, such Loan Party shall have sixty (60) days after the date such Person becomes a Loan Party (or such later date as the Administrative Agent may agree in its sole discretion) to comply with this Section 6.17 with respect to Deposit Accounts or Securities Accounts held by such Person on the date it becomes a Loan Party, and (z) with respect to any Deposit Accounts or Securities Accounts that are opened or acquired by a Loan Party after the Closing Date, such Loan Party shall have sixty (60) days after the opening or acquisition of such Deposit Account or Securities Account (or such later date as the Administrative Agent may agree in its sole discretion) to comply with this Section 6.17.
SECTION 7
NEGATIVE COVENANTS
The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall not, nor shall the Borrower permit any of its Subsidiaries, to, directly or indirectly:
7.1    Financial Condition Covenants.
(a)    ARR Leverage Covenant. Commencing with the fiscal quarter ending September 30, 2024, permit the ARR Total Leverage Ratio as of the last day of and for any Test Period set forth below to be greater than the ratio set forth below opposite such Test Period below:

Test Period Ending	ARR Total Leverage Ratio
September 30, 2024	[***]:[***]
December 31, 2024	[***]:[***]
March 31, 2025	[***]:[***]
June 30, 2025	[***]:[***]
September 30, 2025	[***]:[***]
December 31, 2025	[***]:[***]
March 31, 2026	[***]:[***]
June 30, 2026	[***]:[***]

(b)    EBITDA Based Leverage Covenant. Commencing with the fiscal quarter ending September 30, 2026, permit the Consolidated Net Leverage Ratio as of the last day of and for any Test Period set forth below to be greater than the ratio set forth below opposite such Test Period below:

Test Period Ending	Consolidated Net Leverage Ratio
September 30, 2026	[***]:[***]
December 31, 2026	[***]:[***]
March 31, 2027	[***]:[***]
June 30, 2027 and for each Test Period ending thereafter	[***]:[***]

(c)    Liquidity Covenant. Permit the Liquidity, as of the end of each Business Day, to be less than the Minimum Liquidity Threshold.
(d)    Equity Cure. Notwithstanding anything to the contrary in Section 7.1(a) or Section 7.1(b), in the event the Borrower fails to comply with the ARR Leverage Covenant or the EBITDA Based Leverage Covenant as of the last day of any Test Period, any cash common equity contribution to the Borrower after the first day of the applicable fiscal quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such fiscal quarter (the “Equity Cure Expiration Date”) and not otherwise applied will, at the irrevocable election of the Borrower, be included in the calculation of Recurring Revenue or Consolidated Adjusted EBITDA, as applicable, solely for the purposes of determining compliance with the ARR Leverage Covenant or the EBITDA Based Leverage Covenant, as applicable, as of such date and as of any subsequent date that includes such fiscal quarter in the applicable Test Period for purposes of determining compliance with ARR Leverage Covenant or the EBITDA Based Leverage Covenant, as applicable (any such equity contribution so included in the calculation of Recurring Revenue or Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (i) if the Borrower has failed to comply with ARR Leverage Covenant or the EBITDA Based Leverage Covenant, as applicable, as of the last day of any Test Period, no Lender will be required to fund any Loans during the ten (10) Business Day period commencing on the day on which financial statements are required to be delivered for such fiscal quarter and ending on the Equity Cure Expiration Date, (ii) in each consecutive four fiscal quarter period there will be at least two fiscal quarters in which no Specified Equity Contribution is made (and no Specified Equity Contribution may be made in consecutive Fiscal Quarters), (iii) there will be no more than five Specified Equity Contributions made in the aggregate after the Closing Date, (iv) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with ARR Leverage Covenant or the EBITDA Based Leverage Covenant, as applicable, (v) all Specified Equity Contributions will be disregarded in the calculation of Recurring Revenue or Consolidated Adjusted EBITDA for all purposes (other than compliance with the ARR Leverage Covenant or the EBITDA Based Leverage Covenant, as applicable (including for subsequent fiscal quarters that include such fiscal quarter in the applicable period of four consecutive trailing fiscal quarters)), including calculating basket levels and other items governed by reference to Recurring Revenue or Consolidated Adjusted EBITDA, (vi) the proceeds to the Borrower of any Specified Equity Contribution will not be given pro forma effect in any cash netting under any ratio, or be deemed applied to reduce any debt under any ratio, for the fiscal quarter with respect to which such Specified Equity Contribution is made (but to the extent the Borrower and the Subsidiaries have applied such cash proceeds to repay Indebtedness (including pursuant to Section 2.12(e)), then such use thereof shall be recognized in any such subsequent fiscal quarter) and (vii) 100% of the proceeds of the Specified Equity Contribution shall be applied to prepay the Term Loans in accordance with Section 2.12.
7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    (i) Indebtedness of any Loan Party owing to any other Loan Party, (ii) Indebtedness of any Group Member (which is not a Loan Party) owing to any other Group Member (which is not a Loan Party), (iii) Indebtedness of any Group Member that is not a Loan Party owing to any Loan Party to the extent constituting an Investment permitted by Section 7.8(f)(iii), and (iv) Indebtedness of any Loan Party owing to any Group Member that is not a Loan Party that is Subordinated Indebtedness;
(c)    Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party and (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member, provided that in any case of clauses (i) or (ii), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d)    Indebtedness outstanding on the date hereof and, to the extent in an individual principal amount in excess of $500,000, listed on Schedule 7.2(d) and any Permitted Refinancings thereof;
(e)    Indebtedness with respect to Capital Lease Obligations and purchase money Obligations, in each case secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed the greater of (x) $1,500,000 and (y) 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);
(f)    Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances, discounted bills of exchange, warehouse receipts or similar facilities or similar arrangements in each case, incurred in the ordinary course of business; provided the aggregate principal amount of Indebtedness permitted under this Section 7.2(f) shall not exceed the greater of (x) $2,500,000 and (y) 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding;
(g)    (i) solely after the Conversion Date, Permitted Ratio Debt, and (ii) Credit Agreement Refinancing Indebtedness;
(h)    solely after the Delayed Draw Termination Date, Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed the greater of (x) $3,000,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any one time outstanding;
(i)    Indebtedness in respect of Cash Management Services, cash pooling arrangements and other ordinary banking arrangements or ordinary activities to manage cash balances (including Indebtedness arising from netting services overdraft protection or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business), in each case in the ordinary course of business and consistent with past practice; provided that this Section 7.1(i) shall (A) not permit any revolving credit facility, asset-based loan, receivables facility, factoring arrangement, supply chain financing or other similar facility, (B) not permit any Indebtedness for borrowed money (it being understood, for the avoidance of doubt, that credit card facilities shall not constitute Indebtedness for borrowed money), (C) only permit any cash pooling or similar arrangement among Loan Parties and (D) only consist of arrangements with commercial banks;
(j)    Indebtedness of a Person (other than a Group Member) existing at the time such Person is merged with or into the Borrower or a Subsidiary or becomes a Subsidiary in an aggregate principal amount not to exceed the greater of $5,000,000 at any time outstanding, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness;
(k)    Indebtedness in the form of purchase price adjustments, earn-outs, seller notes, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature (collectively, “Deferred Payment Obligations”) incurred in connection with any Permitted Acquisition or other Investments permitted by Section 7.8 in an aggregate principal amount not to exceed the sum of (i) the Carevive Earnout plus (ii) the Specified Acquisition Earnout, plus (iii) the greater of (x) $[***] and (y) [***]% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any one time outstanding;
(l)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business and consistent with past practices, and customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(m)    unsecured Indebtedness of the Borrower under the Existing Convertible Notes;
(n)    solely after the Delayed Draw Termination Date, any Permitted Convertible Indebtedness of the Borrower; provided that (i) the aggregate principal amount of Indebtedness at any time outstanding under this Section 7.2(n) shall not exceed the applicable Permitted Convertible Indebtedness Debt Cap then in effect and (ii) not less than 50% of the Net Cash Proceeds of each issuance of Permitted Convertible Indebtedness shall be applied to prepay the Term Loans in accordance with Section 2.12(a);
(o)    Indebtedness to the extent constituting Investments permitted under Section 7.8(d) and (e);
    (p)    Indebtedness consisting of local working capital credit facilities incurred by Non-Loan Parties for working capital purposes in an aggregate principal amount not to exceed the greater of (x) $3,000,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any time outstanding;
    (q)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and consistent with past practice;
    (r)    guarantees incurred in the ordinary course of business in respect to obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners; and
    (s)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law.
    For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant on the date such Indebtedness is incurred or such later time, as applicable; provided that all Indebtedness created pursuant to the Loan Documents will be deemed to have been incurred in reliance on the exception in Section 7.2(a) above, and will not be permitted to be reclassified pursuant to this paragraph and all Indebtedness constituting Credit Agreement Refinancing Indebtedness will be deemed to have been incurred in reliance on the exception in Section 7.2(g)(ii) and will not be permitted to be reclassified pursuant to this paragraph.
Notwithstanding anything to the contrary contained herein, (i) any intercompany Indebtedness by and among the Borrower and its Subsidiaries may not be secured on a senior basis to the Obligations or on a pari passu basis with the Obligations and (ii) the aggregate amount of Indebtedness under any dollar basket or ratio basket hereunder incurred by Non-Loan Parties shall not exceed the greater of (x)

$4,500,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at any time outstanding.
7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes not delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;
(b)    carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, performance bonds and other obligations of a like nature (but specifically excluding Indebtedness described in Section 7.2(f)) incurred in the ordinary course of business (other than for Indebtedness or any Liens arising under ERISA);
(e)    easements, rights-of-way, restrictions, encumbrances, survey exceptions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members as a whole and any other exceptions to title on the title insurance policies provided in accordance with Section 6.12(b) of this Agreement;
(f)    Liens in existence on the date hereof and, to the extent securing obligations in an individual principal amount in excess of $500,000, listed on Schedule 7.3(f), and any Liens granted as a replacement or substitute therefor; provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);
(g)    Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition, improvement or construction of fixed or capital assets, or any refinancings thereof; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;
(h)    Liens created pursuant to the Security Documents;
(i)    any interest or title of a lessor or sublessor or licensor or sublicensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;
(j)    judgment, attachment, order or decree Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;

(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;
(l)    (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f) and (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit;
(m)    Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2(j);
(n)    the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;
(o)    the filing of UCC financing statements solely as precautionary measures in connection with operating leases or consignment of goods;
(p)    Liens on insurance policies or the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect to such insurance policies;
(q)    Liens granted by a Group Member that is not a Loan Party in favor of any Loan Party;
(r)    Liens constituting deposits to secure real property lease obligations as a lessee incurred by any Loan Party in the ordinary course of business;
(s)    non-exclusive licenses or sublicenses of Intellectual Property granted by or in favor of any Group Member in the ordinary course of business or otherwise not interfering in any material respect with the ordinary course of business;
(t)    other than with respect to Intellectual Property, leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Group Members taken as a whole;
(u)    other Liens so long the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to all Group Members) (x) prior to the Conversion Date, $5,000,000 and (y) on and after the Conversion Date the greater of (x) $5,000,000 and (y) 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any one time;

(v)    Liens in connection with any Intellectual Property escrow agreement in the ordinary course of business;
(w)    Liens on assets of Non-Loan Parties securing Indebtedness of Non-Loan Parties permitted to be incurred under Section 7.2 and that is non-recourse to any Loan Party; and
(x)    Liens on Collateral securing Credit Agreement Refinancing Indebtedness; provided that such Liens shall rank junior in lien priority to the Liens securing the Obligations subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent.
For purposes of determining compliance with this Section 7.3, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens created pursuant to the Loan Documents on the Closing Date will be deemed to have been incurred in reliance on the exception in Section 7.3(h) above and shall not be permitted to be reclassified pursuant to this paragraph.
7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except:
(a)    (i) any Group Member that is not a Loan Party may be merged, amalgamated or consolidated with or into (A) any Loan Party (provided that a Loan Party shall be the continuing or surviving Person, or the continuing or surviving Person shall become a Loan Party substantially contemporaneous with such merger, amalgamation or consolidation) or (B) any Group Member that is not a Loan Party, and (ii) any Loan Party (other than the Borrower) may be merged, amalgamated or consolidated with or into any other Loan Party (provided that if such merger, amalgamation or consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person);
(b)    (i) any Group Member that is not a Loan Party may Dispose of any or all of its assets (at any time upon voluntary liquidation, dissolution or otherwise) (A) to any other Group Member or (B) pursuant to a Disposition permitted by Section 7.5; and (ii) any Loan Party (other than the Borrower) may Dispose of any or all of its assets (at any time upon voluntary liquidation, dissolution or otherwise) (A) to any other Loan Party or (B) pursuant to a Disposition permitted by Section 7.5;
(c)    any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and
(d)    any transaction undertaken in good faith and in consultation with the Administrative Agent to improve the tax efficiency of the Group Members may be undertaken so long as such transaction will not have any adverse effect (other than de minimis adverse effects) on the Secured Parties.
7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    Dispositions of obsolete or worn out property in the ordinary course of business;

(b)    Dispositions of Inventory in the ordinary course of business;
(c)    Dispositions permitted by Sections 7.4(b)(i)(A), 7.4(b)(ii)(A), Section 7.6, and Section 7.8;
(d)    the sale or issuance of the Capital Stock of the Borrower in connection with any transaction that does not result in a Change of Control;
(e)    the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(f)    the non-exclusive licensing of Intellectual Property in the ordinary course of business;
(g)    Dispositions of property subject to a Casualty Event;
(h)    leases or subleases of real property;
(i)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof (other than factoring or early pay discount arrangements);
(j)    any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;
(k)    to the extent constituting Dispositions, (i) the issuance or sale of any Permitted Convertible Indebtedness by the Borrower, (ii) the sale of any Permitted Warrant Transaction by the Borrower, (iii) the purchase of any Permitted Bond Hedge Transaction by the Borrower and any exercise or unwind thereof, (iv) the performance by the Borrower of its obligations, or exercise of its rights, under any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction to the extent permitted under Section 7.6 and to the extent the incurrence of such Permitted Convertible Indebtedness, Permitted Warrant Transaction or Permitted Bond Hedge Transaction was permitted under Section 7.2 or (v) the early unwind, settlement or termination of any Existing Capped Call Transactions;
(l)    Dispositions of property by any Loan Party to any other Loan Party;
(m)    Dispositions of other property having a fair market value not to exceed in the aggregate the greater of (x) $2,500,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(n)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(o)    Dispositions of non-core assets acquired in a Permitted Acquisition that the Borrower determines (in good faith) will not be used or useful in the business of the Borrower and its Subsidiaries;

(p)    (i) the issuance and sale of Permitted Convertible Notes Indebtedness permitted under Section 7.2(n) and (ii) the sale or purchase any related Permitted Bond Hedge Transaction (and the performance by the Borrower of its obligations thereunder);
(q)    to the extent constituting Dispositions, transactions described in Section 7.8(p);
(r)    other Dispositions, in an aggregate amount for any fiscal year not to exceed the greater of (x) $2,000,000 and (y) 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided that:
(i)    the consideration received for such assets is in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), and
(ii)    no less than 75% of such consideration of which will be paid in cash or Cash Equivalents.
provided, that notwithstanding anything to the contrary herein, (i) no Loan Party shall make a Disposition or other transfer of Intellectual Property, in any case to a Non-Loan Party, that, individually or in the aggregate, is material to the business of the Borrower and its Subsidiaries and (ii) the Borrower and its Subsidiaries shall not enter into any factoring arrangements or receivables facilities.
7.6    Restricted Payments. Make any payment with respect to any Deferred Payment Obligation, make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Junior Indebtedness, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
(a)    (i) any Subsidiary may make Restricted Payments to any Loan Party, and (ii) any Subsidiary that is not a Loan Party may make Restricted Payments to any other Group Member or, to any other holder of its Capital Stock on a pro rata basis or a basis more favorable to the Loan Parties;
(b)    each Loan Party may purchase Capital Stock or Capital Stock options from present or former directors, officers or employees of any Group Member, including upon the death, disability or termination of employment of such director, officer or employee, or on the open market; provided that the aggregate amount of payments made under this clause (b) shall not exceed, in any fiscal year of the Borrower, the greater of (x) $[***] and (y)[***] of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(c)    [reserved];
(d)    any Subsidiary of the Borrower may make Restricted Payments to permit the Borrower or any parent entity of which the Borrower is a Subsidiary to pay any Taxes that are due and payable by the Borrower or any such parent entity (but such payments shall be permitted (i) only to the extent the applicable Taxes of the Borrower or such parent entity are attributable to the Borrower; or such parent entity’s, as applicable, ownership of the Loan Parties and (ii) for the avoidance of doubt, without duplication of any such Taxes actually paid or withheld and paid by the Borrower or its Subsidiaries);
(e)    each Group Member may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));
(f)    each Group Member may make (i) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants granted or awarded to a current or former officer, director, employee or consultant, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);
(g)    so long as no Default or Event of Default has occurred and is continuing or would immediately result therefrom, the Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (g) shall not exceed 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(h)    the Group Members may make scheduled payments of interest and agency or trustee fees on Junior Indebtedness, to the extent required by the terms of the documents governing such Junior Indebtedness;
(i)    the Borrower and its Subsidiaries may make Restricted Payments in respect of required Deferred Payment Obligations permitted under Section 7.2(k); provided that immediately before and immediately after giving effect to such Restricted Payment, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower and its Subsidiaries shall be in compliance with the Financial Leverage Covenants calculated on a Pro Forma Basis as of the end of the most recent Test Period and (C) Liquidity shall be no less than (x) with respect to any earn-outs, and other payments the terms of which are in any respect contingent upon revenues, income, cash flow, profits, performance (or the like) of any person or business, the Minimum Liquidity Threshold, and (y) with respect to any deferred or delayed purchase price obligations, the sum of (1) $100,000,000 plus (2) the Existing Convertible Notes Redemption Amount as of such date;
(j)    [reserved];
(k)    [reserved];
(l)    the Group Members may make Restricted Payments (including, for the avoidance of doubt, with respect to Junior Indebtedness) in an aggregate amount not to exceed the Available Amount as in effect immediately before such Restricted Payment; provided that (i) no Event of Default has occurred and is continuing or would immediately result therefrom and (ii) other than in the case of utilizing clauses (b), (c) or (e) of the definition of “Available Amount”, the Consolidated Net Leverage Ratio at the time of making such Restricted Payment shall be less than or equal to 4.00:1.00 calculated on a Pro Forma Basis as of the end of the most recent Test Period;

(m)    (i) the Borrower may make Permitted Convertible Note Payments and (ii) the Borrower may perform its obligations under the Existing Capped Call Transactions including making payments and/or deliveries due upon any unwind settlement or termination thereof;
(n)    the Borrower may enter into (and make premiums in connection therewith) or make any required payment and/or delivery with respect to, or in connection with, any early unwind, settlement or termination of any Permitted Bond Hedge Transactions or any Permitted Warrant Transaction; and
(o)    with respect to Junior Indebtedness (including the Existing Convertible Notes and any Permitted Convertible Indebtedness), (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may make payments with respect to Junior Indebtedness in an aggregate principal amount not to exceed the greater of (x) $3,000,000 and (y) 10% of Consolidated Adjusted EBITDA for the most recently ended Test Period, (ii) the Borrower and its Subsidiaries may make payments in connection with a Permitted Refinancing of such Indebtedness and (iii) the Borrower and its Subsidiaries may convert or exchange such Indebtedness into common stock of the Borrower.
Notwithstanding anything to the contrary herein, no Loan Party shall make a Restricted Payment or any other transfer of Intellectual Property in any case to a Non-Loan Party, that, individually or in the aggregate, is material to the business of the Borrower and its Subsidiaries.
7.7    [Reserved].
7.8    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;
(b)    Investments in cash and Cash Equivalents;
(c)    (i) Guarantee Obligations permitted by Section 7.2 and (ii) Investments listed on Schedule 7.8 and any refinancings, refundings, renewals or extensions thereof which do not increase the principal amount thereof;
(d)    loans and advances to employees, officers and directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed the greater of (i) $5,000,000 and (ii) 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period at any one time outstanding;
(e)    Investments in joint ventures or a minority or non-controlling interest in the Capital Stock of any Person (other than an Affiliate of the Borrower), in the same or similar business to that of the Group Members, in an aggregate amount not to exceed at any time outstanding the greater of (x) $1,500,000 and (y) 5% of Consolidated Adjusted EBITDA for the most recently ended Test Period;
(f)    intercompany Investments by (i) any Loan Party in any other Loan Party, (ii) any Non-Loan Party in any other Group Member, or (iii) any Loan Party in any Non-Loan Party in an aggregate amount not to exceed at any time outstanding $10,000,000; provided that with respect to this clause (iii) (the “Non-Loan Party Dedicated Investments Basket”), (A) no Default or Event of Default exists or would immediately result therefrom and (B) any such Investments by Loan Parties in Non-Loan Parties shall be subject to the Non-Loan Party Investments Cap;
(g)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(h)    Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;
(i)    Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;
(j)    in addition to Investments otherwise expressly permitted by this Section, so long as no Default or Event of Defaults exists or would result therefrom, Investments by the Group Members the aggregate outstanding amount of all of which Investments (valued at cost) does not exceed (x) prior to the Conversion Date, $10,000,000, and (y) on or after the Conversion Date, the greater of (x) $6,000,000 and (y) 20% of Consolidated Adjusted EBITDA for the most recently ended Test Period; provided that (A) no Default or Event of Default exists or would result therefrom and (B) any such Investments by Loan Parties in Non-Loan Parties shall be subject to the Non-Loan Party Investments Cap;
(k)    deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;
(l)    the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(m)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;
(n)    purchases or other acquisitions by the Borrower or any of its Subsidiaries of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that with respect to each such purchase or other acquisition:
(i)    the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Group Members on the date hereof;

(ii)    all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;
(iii)    no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;
(iv)    [reserved];
(v)    the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days (or such later date as the Administrative Agent may agree in its sole discretion) after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;
(vi)    any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.12 (within the time periods specified therein), except to the extent compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;
(vii)    [Reserved];
(viii)    subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to such Permitted Acquisition, (A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, (B) except with respect to a Delayed Draw Funded Acquisition, immediately after giving effect to such purchase or other acquisition, the Consolidated Secured Net Leverage Ratio for the Test Period most recently ended, calculated on a Pro Forma Basis after giving effect to the applicable Permitted Acquisition, such use of proceeds and any related transactions, shall not exceed the Consolidated Secured Net Leverage Ratio for such Test Period as in effect immediately prior to such purchase or other acquisition, (C) Liquidity shall be no less than the sum of (x) $100,000,000 plus (ii) the Existing Convertible Notes Redemption Amount as of such date, and (D) immediately after giving effect to the Permitted Acquisition, the Borrower and its Subsidiaries shall be in compliance with the applicable Financial Leverage Covenants calculated on a Pro Forma Basis as of the end of the most recent Test Period;
(ix)    [reserved];
(x)    no Indebtedness for borrowed money of the Person or assets being purchased or acquired is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(j);
(xi)    such purchase or acquisition shall not constitute an Unfriendly Acquisition;
(xii)    the aggregate amount of the cash consideration (including Deferred Payment Obligations) paid by all Group Members in connection with Permitted Acquisitions of Persons that do not become Loan Parties (or of assets which do not become directly owned by Loan Parties) consummated from and after the Closing Date shall not exceed 7.5% of Consolidated Adjusted EBITDA as of the most recently ended Test Period (the “Non-Loan Party Permitted Acquisitions Cap”); provided that (x) for the avoidance of doubt, Permitted Acquisitions that reduce available capacity under, and are subject to, the Non-Loan Party Permitted Acquisitions Cap will also reduce available capacity under, and be subject to, the Non-Loan Party Investments Cap; and (y) the Non-Loan Party Permitted Acquisitions Cap will not apply to Permitted Acquisitions funded entirely with the proceeds of a substantially concurrent equity issuance or cash capital contribution (other than the proceeds of any Specified Equity Contribution or Disqualified Stock); and
(xiii)    the target whose stock is being acquired did not have pro forma Consolidated Adjusted EBITDA that is negative during the most recent consecutive 12 month period, for which financial statements are available pursuant to the applicable acquisition agreement, most recently concluded prior to the date such acquisition or other purchase is consummated (it being understood, in case of this clause (xiii), that Consolidated Adjusted EBITDA of the applicable target shall be calculated without giving effect to the Shared Cap with respect to clause (a)(xix) of the definition of Consolidated Adjusted EBITDA);
provided further that, notwithstanding the foregoing, the Specified Acquisition shall only be required to satisfy clauses (v), (vi) and (xii) above to constitute a Permitted Acquisition and be permitted under this clause (n);
(o)    to the extent constituting Investments, (x) the issuance, or repurchase, of any Permitted Convertible Indebtedness, (y) the performance of obligations under (including for the avoidance of doubt, the entry into, payment of any premium with respect to, and the settlement of) any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction and/or (z) any early unwind, settlement or termination of the Existing Capped Call Transactions, in the case of each of clauses (x) through (z), to the extent to permitted under Section 7.6
(p)    intercompany cost-plus or transfer pricing transactions in connection with the ongoing business operations of Subsidiaries of the Borrower, consistent with past practices;
(q)    Investments consisting of Restricted Payments permitted under Section 7.6(g);
(r)    Investments made after the Conversion Date, so long as (A) no Event of Default will have occurred and be continuing or would result therefrom and (B) after giving effect to such Investment, the Consolidated Net Leverage Ratio does not exceed 4.00:1.00 calculated on a Pro Forma Basis as of the end of the most recent Test Period (this clause (r), the “Ratio Investments Basket”); and
(s)    Investments in an aggregate amount not to exceed the Available Amount as in effect immediately before such Investment; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) other than in the case of utilizing clauses (b), (c) or (e) of the definition of “Available Amount”, the Consolidated Net Leverage Ratio at the time of making such Investment shall be less than or equal to 4.50:1.00 calculated on a Pro Forma Basis as of the end of the most recent Test Period.
For purposes of determining compliance with this Section 7.8, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant on the date such Investment is made or such later time, as applicable. The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), and shall be net of any subsequent return with respect to such Investment (whether in the form of a return of capital, interest, dividend or otherwise) up to the aggregate original amount of such Investment. Notwithstanding anything to the contrary herein, (a) the Loan Parties shall cause all Intellectual Property that, individually or in the aggregate, is material to the business of the Borrower and its Subsidiaries to be owned by the Borrower or another Loan Party, (b) any intercompany Indebtedness by and among the Borrower and its Subsidiaries may not be secured on a pari passu basis. and (c) Investments in non-Loan Parties shall be subject to, and not exceed, the Non-Loan Party Investments Cap.
7.9    [Reserved].
7.10    [Reserved].
7.11    Transactions with Affiliates. Enter into any transaction (other than a transaction scheduled on Schedule 7.11, a transaction permitted under Section 7.2, 7.4, 7.6 or 7.8, or any agreement for the sharing of Taxes in the ordinary course of business or otherwise reasonable and customary for similar businesses), including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions solely between Group Members that are not Loan Parties, transactions solely between Group Members that are Loan Parties and Dispositions permitted by Section 7.5 where the vendor thereunder is a Group Member that is not a Loan Party and the purchaser thereunder is a Group Member that is a Loan Party so long as the purchase price therefor does not exceed fair market value (as reasonably determined by the Borrower in good faith)) unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member, and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
7.12    Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless (a) the Disposition of the applicable property subject to such Sale Leaseback Transaction is permitted under Section 7.5, (b) any Liens in the property of any Group Member incurred in connection with any such Sale Leaseback Transaction are permitted under Section 7.3 and (c) such Sale Leaseback Transaction is not with an Affiliate of any Loan Party.
7.13    Swap Agreements. Enter into any Swap Agreement, other than (a) any Swap Agreement in respect of interest rates that is entered into to hedge or mitigate risks, and not for speculative purposes, in the ordinary course of the Borrower or such Guarantor’s business or in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of the Borrower or such Guarantor, (b) any Swap Agreement in respect of currency exchange rates that is not entered into for speculative purposes, (c) Existing Capped Call Transactions, (d) any Permitted Bond Hedge Transaction and (e) any Permitted Warrant Transaction.
7.14    Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP or permitted by GAAP, or (b) fiscal year, in each case, except as agreed to by the Administrative Agent.
7.15    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its

Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (d), (f), (g), (i), (k), (l), (m), (n), (r), (s), (t) and (v), or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), (f) any restriction set forth on Schedule 7.15(f) and (g) restrictions set forth in any document governing Permitted Ratio Debt or Credit Agreement Refinancing Indebtedness, in each case, so long as such restrictions contemplated by this clause (g) do not restrict or otherwise impair the rights of the Administrative Agent, the Lenders or any other Secured Party under this Agreement or any other Loan Document.
7.16    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.3(c), (d), (f), (g), (i), (l) (m), (n), (r), (s), (t) and (v) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), or (vii) any restriction set forth on Schedule 7.16(vii).
7.17    Lines of Business. Enter into any business, either directly or through any Subsidiary or pursuant to an acquisition, except as permitted by Section 7.8 (n)(i) and those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.
7.18    Amendments to Organizational Agreements and Junior Debt Documents. (a) Amend or permit any amendments to any Loan Party’s organizational documents if such amendment would be adverse to Administrative Agent or the Lenders in any material respect or (b) amend or permit any amendments to any Junior Debt Documents if such amendment would be adverse to Administrative Agent or the Lenders in any material respect, in each case without the prior written consent of the Required Lenders.
7.19    Use of Proceeds. Use the proceeds of any Loan or extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board.
7.20    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.
(a)    Use, contribute or otherwise make available any part of the proceeds of any Loan or extension of credit hereunder, whether directly or knowingly indirectly: (i) for the purpose of funding or facilitating any dealings or activities with or involving any Sanctioned Person or in or involving any Sanctioned Jurisdiction; (ii) in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; or (iii) in any other manner that would constitute or give rise to a violation of Sanctions by any party hereto.
SECTION 8
EVENTS OF DEFAULT
8.1    Events of Default. The occurrence of any of the following shall constitute an Event of Default:
(a)    (i) the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any amount of interest or premium (including the Prepayment Premium) on any Loan, or any other amount payable hereunder or under any other Loan Document, in the case of clause (ii), within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or pursuant to this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in, Section 5.3, Section 6.5(a) (solely with respect to the Borrower), Section 6.8(a), Section 6.13 or Section 7 of this Agreement; provided that, to the extent provided in Section 7.1(d), an Event of Default under Section 7.1(a) or (b) shall not occur until the Equity Cure Expiration Date; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document applicable to it (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e)    any Group Member shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation and the Existing Convertible Notes, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (B) default in making any payment of any interest, fees, costs or expenses on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (C) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (D) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated; provided that a default, event or condition described in clauses (A), (B), (C), or (D) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in any of clauses (A), (B), (C), or (D) of this Section 8.1(e) shall have occurred with respect to Indebtedness, the outstanding principal amount (and, in the case of Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate for all such Indebtedness, exceeds $15,000,000; provided, further that this Section 8.1(e) shall not apply to (i) any redemption, exchange, repurchase, conversion or settlement with respect to the Existing Convertible Notes or any Permitted Convertible Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, exchange, repurchase, conversion or settlement results from a default or non-compliance thereunder or an event of the type that constitutes an Event of Default or (ii) early payment requirement or unwinding or termination with respect to the Existing Capped Call Transactions, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof, except an early payment, unwinding or termination that results from a default or non-compliance thereunder by the Borrower or any Subsidiary, or another event of the type that would constitute an Event of Default; or
(f)    (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, administration, examinership, rescue process or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, examiner, process adviser, administrator, or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding, or other procedure, step or action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days (provided that during such 60 day period, no Loan shall be advanced hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (provided that during such 60 day period, no Loan shall be advanced hereunder); or (iv)  any Group Member shall admit in writing its inability to, pay its debts as they become due; or

(g)    there shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which could reasonably be expected to result in a Material Adverse Effect; or
(h)    there is entered against any Group Member one or more final, non-appealable judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant third party insurance company has not denied or contested coverage or by indemnity) of $[***] or more and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or
(i)    the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral having a value in excess of $2,000,000 purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case, for any reason other than (x) a release of Collateral in accordance with the terms of the Loan Documents, (y) the Discharge of Obligations or (z) the failure of the Collateral Agent or any Secured Party to file UCC continuation statements or amendments, maintain possession of possessory Collateral, or otherwise take any action within its control (to the extent not caused by an act or omission by any Loan Party), or
(j)    any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or
(k)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect (subject, in the case of the guaranty by any Foreign Subsidiary that is a Loan Party, to the Legal Reservations) or any Loan Party shall so assert (other than in connection with a transaction permitted by this Agreement or a Discharge of Obligations); or
(l)    a Change of Control shall occur; or
(m)    any Loan Document at any time after its execution and delivery ceases to be in full force and effect; or any Loan Party or any Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document, in each case other, than as a result of a release of Collateral to the extent permitted under the Loan Documents, a release of a Guarantor the extent permitted under the Loan Documents, the operation of the terms of the relevant Loan Document or the Discharge of Obligations.
8.2    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    if such event is an Event of Default specified in Section 8.1(f) with respect to the Borrower or any Guarantor, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)    if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon), Prepayment Premium (if any) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.
8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, premiums (including the Prepayment Premium (if any)) indemnities and other amounts (other than principal and interest) payable to the Lenders (and the reasonable documented out-of-pocket fees, charges and disbursements of counsel to the respective Lenders, and amounts payable under Sections 2.19, 2.20 and 2.21), in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among the Lenders;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;
Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Fourth payable to them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof), to the Loan Parties or as otherwise required by Requirement of Law.
SECTION 9
THE ADMINISTRATIVE AGENT
9.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints Silver Point to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)    The provisions of Section 9 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)    The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any customary subordination agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.
9.2    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to the activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
9.3    Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:
(a)    be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(b)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative

Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any

Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
9.7    Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed the Borrower or any other Loan Party and without limiting the obligation of the Borrower, or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.9    Successor Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with an office in the United States and, so long as no Event of Default has occurred and is continuing, that is reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.
9.10    Collateral and Guaranty Matters.
(a)    The Lenders, the Administrative Agent and each other Security Party irrevocably:
(i)     agree that the Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall be immediately and automatically released, in each case, without any further action by any Person:
(A)upon the Discharge of Obligations,
(B)upon the sale, disposition, distribution or other transfer of such Collateral, as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party,
(C)subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders,

(D)that constitutes an Excluded Asset (or is otherwise not required to be a part of the Collateral pursuant to the terms of the Loan Documents) as a result of an occurrence not prohibited under this Agreement, or
(E)to the extent such Collateral is owned by a Guarantor, upon release of such Guarantor from its obligations under its guaranty pursuant to clause (c) below;
(ii)    authorize the Administrative Agent to (and the Administrative Agent shall be required to if requested by the Borrower) (A) subordinate any Lien on any Collateral or other property (including to enter into any intercreditor agreement, subordination agreement or similar agreement) granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(f), (g), (i), (m) and (n) of this Agreement and (B) to enter into any Intercreditor Agreement with the collateral agent or other representative of the holders of Indebtedness that is, contractually, secured on a junior lien basis by a Lien on Collateral, which Indebtedness is permitted by this Agreement to be secured on a junior lien basis; and
(iii)    agree that a Guarantor shall be immediately and automatically released from any and all obligations under the Guarantee and Collateral Agreement and the other Loan Documents if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted under the Loan Documents; provided that (i) no Guarantor which becomes an Excluded Subsidiary shall be released pursuant to this Section 9.10(a)(iii) if there is no bona fide business purpose for the transaction which would result in such release and (ii) no Loan Party will dispose of a minority interest in any Guarantor for the primary purpose of releasing the Guaranty made by such Guarantor under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10; provided that absent such confirmation in writing from the Required Lenders, the act of the Administrative Agent making such request shall not prohibit the Administrative Agent from releasing or subordinating its interests (and it shall be required to do so) if it otherwise conclusively relies on a certificate of the Borrower.
In each case as specified in this Section 9.10(a), the Administrative Agent will promptly (and each Lender and other Secured Party irrevocably authorizes the Administrative Agent to), at the Borrower’s expense to the extent provided in Section 10.5, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee and Collateral Agreement and the other Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.10(a). Additionally, upon reasonable request of the Borrower, the Administrative Agent will promptly return possessory Collateral held by it that is released from the security interests created by the Security Documents pursuant to this Section 9.10(a); provided that in each case of this Section 9.10(a), upon the Administrative Agent’s reasonable written request, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents and that such release is permitted hereby, and each of the Secured Parties hereby authorizes the Administrative Agent to rely on such certificate in performing its obligations under this Section 9.10(a)); provided that in the event that the Administrative Agent loses or misplaces any possessory collateral delivered to the Administrative Agent by the Borrower, upon reasonable request of the Borrower, the Administrative Agent shall provide a loss affidavit to the Borrower, including an indemnity with respect thereto, in a form reasonably satisfactory to the Borrower.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c)    Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions.
9.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.12    No Other Duties, etc. Anything herein to the contrary notwithstanding, the “Lead Arranger” listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.13    [Reserved].
9.14    Survival. This Section 9 shall survive the Discharge of Obligations.
9.15    Certain ERISA Matters.
(a)    Each Lender (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (1) represents and warrants, as of the date such Person became a Lender party hereto, to, and (2) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 10
MISCELLANEOUS
10.1    Amendments and Waivers.
(a)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenant in this Agreement or waiver of any Default or Event of Default or the right to receive interest at the Default Rate shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case, without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C)(y) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees (taken as a whole) provided by the Guarantors under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders or (z) [reserved]; (D)  amend, modify or waive the pro rata requirements or order of application of payments in Section 2.12(g), Section 2.18, Section 8.3 or any other provision of the Loan Documents requiring pro rata application of proceeds to the Lenders or setting forth the order of application of amounts to the Obligations held by the Lenders without the written consent of each Lender, in each case, directly adversely affected thereby; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (F) [reserved]; (G) [reserved]; (H) without limitation of Section 9.10(a), subordinate the right of payment of the Loans to any other Indebtedness for borrowed money, or subordinate the Lien on all or substantially all of the Collateral granted in favor of the Administrative Agent to Liens securing any other Indebtedness for borrowed money, without the written consent of all of the Lenders directly adversely affected thereby (except pursuant to a transaction in which participation in such other Indebtedness is offered to the Lenders on a pro rata basis or in connection with a “debtor in possession” financing, on the same terms (including fees) as are offered to all other providers of such financing). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary contained in this Section 10.1(a), no amendment, waiver or consent to this Agreement or any other Loan Document shall waive any condition precedent set forth in Section 5.2 with respect to extensions of credit under the Delayed Draw Commitments without the written consent of the Required Lenders (other than any Defaulting Lender); provided that the amendments, modifications, waivers and consents described in this paragraph shall not require the consent of any Lenders other than the Required Lenders.
(b)    Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:
(i)    the termination of the Commitment of each such Minority Lender;
(ii)    the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii)    the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.
(c)    [Reserved].
(d)    [Reserved].
(e)    [Reserved].
(f)    Notwithstanding any other provision, no consent of any Lender (or other Secured Party other than the Administrative Agent) shall be required to effectuate any amendment to implement any Incremental Facility permitted by Section 2.27, to effect an Extension Amendment permitted by Section 10.1(i), to effect a Refinancing Amendment permitted by Section 2.28 or to effect an alternate interest rate in a manner consistent with Section 2.17.
(g)    Notwithstanding anything to the contrary contained herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to (i) cure any obvious omission, mistake or defect or (ii) make amendments to any outstanding tranche of Loans to permit any Incremental Facility and Incremental Loans to be “fungible” (including for purposes of the Code) with such tranche of Loans, including by amending the schedule of amortization payments relating to any existing tranche of Loans; provided that any such amendments or modifications to such Facility tranche of Loans shall not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender immediately prior to the effectiveness of the applicable Incremental Amendment.
(h)    The Fee Letter may be amended by the parties thereto with the consent of any other Person from which consent is required under Section 10.
(i)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of such respective Loans at such time) and on the same terms to each such Lender, the Borrower may consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans, and, subject to the terms hereof, otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension;” and each group of Commitments, as so extended, as well as the original Loans (not so extended), being a separate “tranche”), so long as the following terms are satisfied:
(1)    no Default or Event of Default will have occurred and be continuing at the time the Extension Offer is delivered to the Lenders or at the time of such Extension;
(2)    [reserved];
(3)    except as to interest rates, fees, amortization, final maturity date, and participation in prepayments (which will, subject to the immediately succeeding clauses (4) and (5), be determined by the Borrower and set forth in the relevant Extension Amendment), the Loans of any Lender that agrees to an Extension with respect to such Loans owed to it (an “Extended Lender”) extended pursuant to any Extension (“Extended Loans”) will have the same terms as the tranche of Loans subject to such Extension Offer (except for covenants or other provisions contained therein or other provisions contained therein, in each case applicable only to periods after the maturity date of the non-extending Loans);
(4)    the weighted average life to maturity of any Extended Loans will be no shorter than the weighted average life to maturity of the Loans extended thereby;
(5)    any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis except for prepayments with the proceeds of Credit Agreement Refinancing Indebtedness and in respect of an earlier maturing tranche) with non-extending tranches of Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Amendment;
(6)    there will be no more than three (3) Extended Loan tranches at any time during the term of this Agreement; and
(ii)    if the aggregate principal amount of Loans in respect of which a Lender or Lenders will have accepted the relevant Extension Offer will exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lender or Lenders will be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Lender or Lenders have accepted such Extension Offer. With respect to all Extensions consummated by the Borrower pursuant to this Section 10.1(i), (i) such Extensions will not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.11 or 2.12 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 10.1(i) (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section 10.1(i).
(iii)    With respect to any Extension Amendment, no consent by any Lender will be required other than the consent of the Administrative Agent and each Lender agreeing to such Extension with respect to one or more of its Loans (or a portion thereof). All Extended Loans and all obligations in respect thereof will be Obligations under this Agreement and the other Loan Documents and secured by the same Liens on the Collateral that secure all other applicable Obligations. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower and the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended, on terms consistent with this Section 10.1(i) (any such amendment, an “Extension Amendment”).

(iv)    In connection with any Extension, the Borrower will provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof. This Section 10.1(i) will supersede any provisions of this Section 10.1 or Section 2.18 or 10.7 to the contrary.
10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Health Catalyst, Inc. 10897 South River Front Parkway #300 South Jordan, UT 84095 Attention: Jason Alger E-Mail: [***] and [***]
with a copy (which shall not constitute notice) to: Latham & Watkins LLP 555 11th Street NW, Suite 1000 Washington, DC 20004 Attention: Haim Zaltzman and Jennifer Kent E-Mail: [***]and [***]
Administrative Agent:
Silver Point Finance, LLC
2 Greenwich Plaza
Greenwich, CT 06830
Attn: John Schumacher, Matt Curulla
E-Mail:
[***]

[***]

with a copy to

Milbank LLP
55 Hudson Yards
New York, NY 10001-2164
Attention: John Britton
E-Mail: [***]

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(a)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(b)    Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.
(c)    (i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, Silver Point and its Affiliates (including the reasonable and documented fees, charges and disbursements of one primary outside counsel for the Administrative Agent and the Lenders, one regulatory counsel and one local counsel in each applicable jurisdiction), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including all reasonable and documented fees, charges and disbursements of one primary outside counsel for the Administrative Agent and the Lenders, one regulatory counsel and one local counsel in each applicable jurisdiction) (and solely in the case of a conflict of interest notified to the Borrower, one additional counsel in each relevant jurisdiction to the affected parties similarly situated, taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party, (y) arise solely from disputes between or among Indemnitees to the extent that any such dispute did not arise due to an act or omission by the Borrower or any of its Subsidiaries (other than the Administrative Agent acting in its capacity as such) or (z) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the

Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. Absent the gross negligence or willful misconduct of an Indemnitee, as determined by a court of competent jurisdiction by a final and non-appealable judgment, no Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the Discharge of Obligations.
10.6    Successors and Assigns; Participations and Assignments.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.6, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, except that:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment (other than any assignment to a Person described in Section 10.6(b)(v) or Section 10.6(b)(vi)) unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitments with respect to the Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) except as set forth in Section 10.6(h) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) an Excluded Lender except solely with the regard to this clause 10.6(b)(v)(C) if the Borrower shall agree in writing in its sole discretion.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or, an Excluded Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Section 9.7 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19 (other than Section 2.19(a)), 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.22 and 2.23 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5 of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.
(g)    Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).
(h)    Any Lender may, so long as no Event of Default has occurred and is continuing or would result therefrom, assign all or a portion of its rights and obligations with respect to the Loans under this Agreement to the Borrower or any Subsidiary through (x) Dutch auctions open to all Lenders in accordance with procedures of the type described in Section 2.29 or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations; provided that (x) if the assignee is the Borrower or any of its Subsidiaries, upon such assignment, transfer or contribution, the applicable assignee will automatically be deemed to have contributed or transferred the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower will be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Loans of the remaining Lenders will reflect such cancellation and extinguishing of the Loans then held by the Borrower and (c) the Borrower will promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, will reflect the cancellation of the applicable Loans in the Register.

10.7    Adjustments; Set-off.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.
10.8    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.
10.9    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Electronic Execution of Assignments.
(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of an original executed counterpart hereof. An electronic set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.11    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.12    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.13    GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY, DISPUTE, CAUSE OF ACTION, OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) BASED UPON, ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.
10.14    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    agrees that all disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement, any other Loan Document, any contemplated transactions related hereto or thereto, or the relationship between any Loan Party, on the one hand, and the Administrative Agent or any Lender or any other Secured Party, on the other hand, and any and all other claims of any of the Borrower against the Administrative Agent or any Lender or any other Secured Party of any kind, shall be brought only in state courts in New York county and federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender or any other Secured Party from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender or any other Secured Party. The Borrower, on behalf of itself and each other Loan Party, (i) expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, (ii) hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court, and (iii) agrees that it shall not file any motion or other application seeking to change the venue of any such suit or other action. The Borrower, on behalf of itself and each other Loan Party, hereby waives personal service of any summons, complaints, and other process issued in any such action or suit and agrees that service of any such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;
(b)    WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
This Section 10.14 shall survive the Discharge of Obligations.
10.15    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
10.16    Releases of Guarantees and Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.
(b)    Upon the Discharge of Obligations, the Collateral shall be released from the Liens created by the Security Documents, and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
10.17    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties and financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (other than, to an Excluded Lender), or (ii) any actual or prospective party (or its Related Parties) (other than, an Excluded Lender) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.
Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Without limiting the foregoing, the list of Excluded Lenders may be made available to prospective Lenders and participants on a confidential basis in connection with any bona fide assignment or participation of the Obligations or any portion thereof.
10.18    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral:
(a)    at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject; or

(b)    at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.
In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).
In connection with any such bid:
(i)    the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles;
(ii)     each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale;
(iii)    the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.18 of this Agreement);
(iv)    the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action; and
(v)    to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which shall receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
10.19    Judgment Currency; Exchange Rates.
(a)    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower or any other Loan Party in the Agreement Currency, the Borrower and each other such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).
(b)    Currency Conversion. All payments under this Agreement or any other Loan Document shall be made in Dollars. If any payment by the Borrower or the proceeds of any Collateral shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate reasonably determined by the Administrative Agent as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, any Affiliate) at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent does not then have a spot rate for the required currency.
10.20    Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and Anti-Money Laundering Laws, including the Patriot Act and 31 C.F.R. § 1010.230, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party and certain Related Parties thereto, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower, each other Loan Party and certain of their beneficial owners and other officers in accordance with the Patriot Act and 31 C.F.R. § 1010.230. The Borrower and each other Loan Party will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and documents and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with “know your customer” requirements under the PATRIOT Act, 31 C.F.R. § 1010.230 or other applicable Anti-Money Laundering Laws.
10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution;
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.22    Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and

the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Remainder of page left blank intentionally]

HEALTH CATALYST, INC.
as the Borrower

                By:     /s/ Benjamin Landry
                    Name: Benjamin Landry
                    Title: Secretary and General Counsel

[Health Catalyst – Signature Page to Credit Agreement]

SILVER POINT FINANCE, LLC,
as the Administrative Agent

                By:     /s/ Jesse Dorigo
                    Name: Jesse Dorigo
                    Title: Authorized Signatory

[Health Catalyst – Signature Page to Credit Agreement]

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory
[Health Catalyst – Signature Page to Credit Agreement]

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory
[Health Catalyst – Signature Page to Credit Agreement]

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory

[***],
as a Lender

                By:     /s/ [***]
                    Name: [***]
                    Title: Authorized Signatory

[Health Catalyst – Signature Page to Credit Agreement]